UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Quest Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock par value $0.001 per share of Quest Software, Inc.

(2)	Aggregate number of securities to which transaction applies:

85,102,835 shares of Company common stock (including vested and unvested unreleased restricted stock units) (as of July 6, 2012) and 13,907,440 shares of Company common stock underlying outstanding stock options with exercise prices of less than $28.00 (as of July 6, 2012).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $2,531,967,136.80. The maximum aggregate value of the transaction was calculated based on the sum of (a) 85,102,835 shares of Company common stock (including unvested and vested unreleased restricted stock units) multiplied by $28.00 per share; (b) 5,693,407 shares of Company common stock underlying outstanding vested stock options with exercise prices less than $28.00 per share multiplied by $12.56 (which is the difference between $28.00 and the weighted average exercise price per share of the outstanding vested stock options); and (c) 18,501,562 shares of Parent common stock, which would be subject to the 8,214,033 shares of Company common stock underlying outstanding unvested stock options with exercise prices less than $28.00 per share based on the Option Exchange Ratio as of July 6, 2012 multiplied by $4.19 (which is the difference between (x) $28.00 divided by the Option Exchange Ratio as of July 6, 2012 and (y) the weighted average exercise price per share of the outstanding unvested Company stock options divided by the Option Exchange Ratio as of July 6, 2012). The filing fee was determined by multiplying the maximum aggregate value of the transaction by .00011460.

(4)	Proposed maximum aggregate value of transaction:

$2,531,967,136.80

(5)	Total fee paid:

$290,163.43

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$233,346.63

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

Quest Software, Inc.

(4)	Date Filed:

April 12, 2012

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

, 2012

To the Stockholders of Quest Software, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Quest Software, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) to be held at          a.m., local time, on                 , 2012, at                 .

On June 30, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dell Inc., a Delaware corporation (“Parent”) and Diamond Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the Special Meeting, we will ask you to adopt the Merger Agreement.

If the Merger is completed, the Company will become a wholly owned subsidiary of Parent and each share of Company common stock, other than as provided below, will be converted into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the “Per Share Merger Consideration.” The following shares of Company common stock will not be converted into the right to receive the Per Share Merger Consideration in connection with the Merger: (1) treasury shares, (2) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (3) shares owned by stockholders who have perfected, and not withdrawn a demand for, or lost the right to, appraisal rights under Delaware law.

Our board of directors, after careful consideration and acting on the unanimous recommendation of a special committee of our board of directors, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company and its stockholders, and recommended that our stockholders adopt the Merger Agreement at the Special Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

In connection with the execution of the Merger Agreement, Vincent C. Smith, who holds voting power over approximately 35% of the total number of outstanding shares of Company common stock as of July 6, 2012, has entered into a voting agreement with the Company and Parent which provides, among other things, that Mr. Smith will vote in favor of adoption of the Merger Agreement and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. A copy of the voting agreement is attached as Annex B to the accompanying proxy statement.

The Merger cannot be completed unless the holders of at least a majority of the outstanding shares of Company common stock on the record date vote to adopt the Merger Agreement. More information about the Merger is contained in the accompanying proxy statement and a copy of the Merger Agreement is attached as Annex A thereto. We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed Merger, the documents related to the Merger and other related matters.

Your vote is important, regardless of the number of shares of Company common stock you own. The failure to vote will have the same effect as a vote against the proposal to adopt the Merger Agreement. Whether or not you plan to attend the Special Meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Thank you for your cooperation and continued support.

Very truly yours,

Douglas F. Garn

Vice Chairman

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger or the Merger Agreement, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated                 , 2012 and is first being mailed to stockholders on or about                 , 2012.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                 , 2012

TO THE STOCKHOLDERS OF QUEST SOFTWARE, INC.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders (the “Special Meeting”) of Quest Software, Inc. (the “Company,” “we,” “us” or “our”) will be held at          a.m., local time, on                 , 2012, at                 , for the following purposes:

1.	To adopt the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Dell Inc., a Delaware corporation (“Parent”) and Diamond Merger Sub Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

2.	To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

3.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

After careful consideration, our board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the non-binding compensation proposal, and “FOR” the adjournment of the Special Meeting, if necessary or appropriate.

Our board of directors, after careful consideration and acting on the unanimous recommendation of a special committee of our board of directors, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company and its stockholders and recommended that our stockholders adopt the Merger Agreement at the Special Meeting.

In connection with the execution of the Merger Agreement, Vincent C. Smith, who holds voting power over approximately 35% of the total number of outstanding shares of Company common stock as of July 6, 2012, has entered into a voting agreement with the Company and Parent which provides, among other things, that Mr. Smith will vote in favor of adoption of the Merger Agreement and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock. The approvals of the non-binding compensation proposal and the proposal to adjourn the Special Meeting require the affirmative vote of the holders of a majority of the outstanding shares of Company common stock present and entitled to vote at the Special Meeting as of the record date.

Stockholders of the Company who do not vote in favor of adoption of the Merger Agreement are entitled to demand appraisal rights in connection with the Merger if they meet certain conditions and comply with certain procedures under Section 262 of the General Corporation Law of the State of Delaware, which is attached to this proxy statement as Annex D.

By Order of the Board of Directors,

David P. Cramer

Vice President, General Counsel and Secretary

                , 2012

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders to be Held On                 , 2012

i

ii

QUEST SOFTWARE, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                         , 2012

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders (the “Special Meeting”) of Quest Software, Inc. (the “Company,” “we,” “us” or “our”) which will be held at          a.m., local time, on                     , 2012, and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of the Company as part of the solicitation of proxies by the Company’s board of directors (the “Board”) for use at the Special Meeting. This proxy statement is dated                     , 2012 and is first being mailed to stockholders on or about                     , 2012.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the transaction that is important to you. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Special Meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 96.

The Parties

Quest Software, Inc. designs, develops, markets, distributes, and supports enterprise systems management software products. Our goal is to provide our customers with systems management products that improve the performance, productivity and reliability of their software applications and associated software infrastructure components such as databases, application servers, operating systems, and virtual environments. The Company is an independent software vendor, a company whose products are designed to support or to interact or interoperate with other vendors’ software or hardware platforms. As such, we continually strive to innovate and evolve our product portfolio to support the dynamic nature of our markets, as well as those of our customers’ information technology environments.

Dell Inc. (“Parent” or “Dell”) is a global information technology company that offers its customers a broad range of solutions and services delivered directly by Dell and through other distribution channels. Dell is focused on providing technology solutions that are more efficient, more accessible, and easier to manage.

Diamond Merger Sub Inc. (“Merger Sub”) was formed for the sole purpose of entering into an Agreement and Plan of Merger with Dell and the Company dated June 30, 2012 (the “Merger Agreement”) and consummating the transactions contemplated by the Merger Agreement. Merger Sub is wholly owned by Parent.

Overview of the Transaction

On June 30, 2012, the Company entered into the Merger Agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Merger Sub is wholly owned by Parent. The following will occur in connection with the Merger:

•	each share of Company common stock issued and outstanding immediately prior to the Closing will convert into the right to receive $28.00 per share in cash (the “Per Share Merger Consideration”),

without interest and less any applicable withholding taxes, other than (i) treasury shares, (ii) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (iii) shares owned by stockholders who have perfected, and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law (the “DGCL”); and

•

all shares of Company common stock so converted will, at the Closing, be cancelled, and each holder of a certificate representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon surrender of such certificate (if such shares are certificated).

Following and as a result of the Merger:

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company;

•

shares of Company common stock will no longer be listed on The Nasdaq Global Select Market (“Nasdaq”), and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated.

See “Special Factors—Overview of the Transaction” beginning on page 14 for additional information.

The Special Meeting

The Special Meeting will be held on                     , 2012 at                     . At the Special Meeting, you will be asked to, among other things, adopt the Merger Agreement. Please see the sections of this proxy statement captioned “Questions and Answers About the Special Meeting and the Merger” and “The Special Meeting” beginning on pages 9 and 60, respectively, for additional information on the Special Meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote

You may vote at the Special Meeting if you owned any shares of Company common stock at the close of business on                     , 2012, the record date for the Special Meeting. On that date, there were                      shares of Company common stock outstanding and entitled to vote at the Special Meeting. You may cast one vote for each share of Company common stock that you owned on that date. See “The Special Meeting—Voting Procedures” beginning on page 62 for additional information.

Vote Required to Adopt the Merger Agreement

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the Special Meeting. See “The Special Meeting—Vote Required” beginning on page 61 for additional information.

Merger Consideration

If the Merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive the Per Share Merger Consideration in cash, without interest and less any applicable withholding taxes. Shares of Company common stock owned by the Company as treasury shares or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will be cancelled without payment of the Per Share Merger Consideration. Shares of Company common stock owned by any of the Company’s wholly owned subsidiaries will, at the election of Parent, either convert into stock of the surviving corporation or be cancelled without payment of the Per Merger Share Consideration. Shares of Company common stock owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of the Per Share Merger Consideration and such stockholders will instead be entitled to appraisal rights under the DGCL.

Prior to the effective time of the Merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Per Share Merger Consideration (the “Paying Agent”). The Paying Agent will send written instructions for surrendering your certificates representing shares of Company common stock (if your shares of Company common stock are certificated) and obtaining the Per Share Merger Consideration after we have completed the Merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the Paying Agent prior to receipt of the written instructions. If you hold uncertificated shares of Company common stock (i.e., you hold your shares in book-entry), you will automatically receive your Per Share Merger Consideration as soon as practicable after the effective time of the Merger without any further action required on your part. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units—Exchange and Payment Procedures” beginning on page 67 for additional information.

Treatment of Company Stock Options and Restricted Stock Units

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding and unexercised vested stock option (“Vested Option”) shall cease to exist and will be cancelled, retired and converted into the right to receive, as soon as reasonably practicable (but in any event no later than five business days following the effective time of the Merger), an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Vested Option, and (ii) the excess, if any, of the Per Share Merger Consideration ($28.00) over the exercise price per share of such Vested Option, without interest and less any required withholding taxes.

The Merger Agreement provides that, at the effective time of the Merger, each outstanding unvested stock option (“Unvested Option”) will be assumed by Parent and, subject to the same terms and conditions applicable to each such Unvested Option, will be exercisable for that number of whole shares of Parent common stock equal to the product (rounded down to the nearest whole share of Parent common stock) of (i) the number of shares of Company common stock that would have been issuable upon exercise of such Unvested Option immediately prior to the effective time of the Merger and (ii) the quotient obtained by dividing (a) the Per Share Merger Consideration ($28.00) by (b) the average of the closing sales prices for a share of Parent common stock on Nasdaq for the five consecutive trading days ending on and including the trading day that is the trading day prior to the Closing (such quotient, the “Option Exchange Ratio”). The per share exercise price of each such Unvested Option will equal the quotient (rounded up to the nearest cent) obtained by dividing (i) the exercise price per share of Company common stock applicable to such Unvested Option immediately prior to the effective time of the Merger by (ii) the Option Exchange Ratio.

The Merger Agreement provides that each unvested restricted stock unit (“Unvested RSU”) that is outstanding at the effective time of the Merger will be converted into the right to receive, on the same terms and conditions as were applicable to such Unvested RSU prior to the Merger, on each date on which shares of Company common stock subject to such Unvested RSU would have become vested and exercisable (subject to continued employment through such date), a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Unvested RSU that would have otherwise vested on such vesting date, without interest and less any withholding taxes. At the effective time of the Merger, the Unvested RSUs will no longer represent the right to acquire shares of Company common stock and will represent the right to receive the Per Share Merger Consideration subject to the terms described in this paragraph. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 66 for additional information.

The Merger Agreement provides that each Company restricted stock unit that has vested but remains unreleased (“Vested RSU”) at the effective time of the Merger will be converted into the right to receive, on the same terms and conditions as were applicable to such Vested RSU prior to the Merger, a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Vested RSU, without interest and less any withholding taxes. Each Vested RSU, when so converted, will automatically be cancelled and the holder of such Vested RSU shall cease to have any rights with respect to such Vested RSU other than the right to receive the Per Share Merger Consideration. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 66 for additional information.

Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement

The Board, after careful consideration and acting on the unanimous recommendation of a special committee of the Board (the “Special Committee”) composed entirely of independent and disinterested directors, unanimously recommends that our stockholders vote:

•	“FOR” the proposal to adopt the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

The Board and the Special Committee believe that the Merger is fair (both substantively and procedurally) to the Company and its stockholders. For a discussion of the material factors considered by the Board and the Special Committee in determining to recommend the adoption of the Merger Agreement and in determining that the Merger is fair (both substantively and procedurally) to the Company and its stockholders, see “Special Factors—Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 31 for additional information.

Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee

The Special Committee received a financial opinion on June 29, 2012, from Morgan Stanley & Co. LLC (“Morgan Stanley”), the financial advisor to the Special Committee, to the effect that, as of that date and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was fair from a financial point of view to such holders. See “Special Factors—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee” beginning on page 34. A copy of Morgan Stanley’s opinion is attached as Annex C to this proxy statement.

Financing of the Merger

There is no financing condition to the Merger. Parent intends to use existing cash to pay for the acquisition.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board, you should be aware that certain of our executive officers and directors have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. These interests include, among others:

•	the cancellation of in-the-money Vested Options for cash payable at the effective time of the Merger;

•	the conversion of in-the-money Unvested Options into options with respect to shares of Parent common stock;

•	the conversion of vested RSUs into rights to receive cash;

•	change in control payments pursuant to the Quest Software, Inc. Change in Control Severance Plan;

•	a retention arrangement with Mr. Davidson; and

•	continued indemnification and liability insurance for directors and officers following completion of the Merger.

See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 51 for additional information.

Conditions to the Merger

The respective obligations of each of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “The Merger Agreement—Conditions to the Merger” beginning on page 77.

Regulatory Approvals

The Merger cannot be completed until the Company and Parent each file a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the applicable waiting period has expired or been terminated. The Company and Parent have filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice on July 11, 2012 and July 9, 2012, respectively. See “The Merger Agreement—Conditions to the Merger” beginning on page 77. Approvals or notification filings are also necessary in connection with the Merger under the applicable antitrust laws in Austria, Germany, Ireland, Norway, Canada, Colombia, Turkey and Ukraine. The Merger cannot be completed until approvals in these jurisdictions (other than Colombia) are obtained.

No Solicitation of Takeover Proposals

Until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and its representatives may not:

•	solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any Takeover Proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any Takeover Proposal;

•	provide any non-public information to any person in connection with or to encourage or facilitate a Takeover Proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal.

At any time prior to the time the Company’s stockholders adopt the Merger Agreement, if the Company receives an unsolicited written Takeover Proposal from any person making or renewing a Takeover Proposal after such date, the Company may:

•	contact such person to clarify the terms and conditions of such proposal; and

•

upon notice to Parent and Merger Sub, engage in discussions or negotiations with such person, and furnish to such third-party information (including non-public information) pursuant to an acceptable confidentiality agreement (provided that the Company promptly makes such information available to Parent and Merger Sub if not previously made available to Parent or Merger Sub), if the Board determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal either constitutes a Superior Proposal (defined below) or could reasonably be expected to lead to a Superior Proposal.

During this time, the Company must provide to Parent a redacted copy of such Takeover Proposal, which must include disclosure of the identity of the person that submitted such Takeover Proposal, as well as the proposed price and material conditions. The Company is obligated to keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal. See “The Merger Agreement—No Solicitation of Takeover Proposals” beginning on page 73.

Termination of the Merger Agreement

The Company and Parent may, by mutual written consent duly authorized by each of their respective boards of directors, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by the Company’s stockholders. The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

by either Parent or the Company, if:

•	the Merger has not been consummated by December 30, 2012 (the “Outside Date”), which date may be extended under certain circumstances;

•	the Merger is permanently enjoined or it becomes illegal to consummate the Merger; or

•	the required stockholder approval shall not have been obtained at the Special Meeting;

by Parent, if:

•

the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition of Parent or Merger Sub’s obligation to effect the Merger;

•	the Company shall have breached in any material respect its obligations described under “The Merger Agreement—No Solicitation of Takeover Proposals”; or

•

the Board changes its recommendation, the Company enters into an agreement regarding an alternative transaction or the Board fails to recommend against a publicly announced Takeover Proposal and fails to reaffirm its recommendation within ten business days following the public announcement of such Takeover Proposal;

by the Company, if:

•

Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition to the Company’s obligation to effect the Merger; or

•

prior to the adoption of the Merger Agreement by the Company’s stockholders, in order to concurrently enter into an agreement with respect to a Takeover Proposal that constitutes a Superior Proposal and the Company pays the termination fee described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses.”

See “The Merger Agreement—Termination” beginning on page 78.

Termination Fees and Reimbursement of Expenses

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the termination fee becomes payable as a result of the Company or Parent terminating the Merger Agreement because the required stockholder approval shall not have been obtained at the Special Meeting, the amount of the termination fee will be a cash reimbursement of up to $5.0 million for documented out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement. If the termination fee becomes payable in any other circumstance, the amount of the termination fee will be $59,205,761.

See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 79 for a description of such additional requirements.

Remedies

Parent’s right to receive payment from the Company of the applicable termination fee will be, subject to certain exceptions described below, the sole and exclusive remedy of Parent, Merger Sub or any of their respective affiliates against the Company and its subsidiaries and any of their respective former, current or future executive officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered in connection with the Merger Agreement or the transactions contemplated thereby, and upon payment of such amounts, no such related party will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the Merger Agreement. See “The Merger Agreement—Remedies” beginning on page 80.

Voting Agreement

On June 30, 2012, Vincent C. Smith, our President, Chief Executive Officer and Chairman of the Board, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2, the Vincent C. Smith Annuity Trust 2011-1 and the Teach A Man To Fish Foundation (collectively, the “VS Parties”) entered into a voting agreement (the “Voting Agreement”) with the Company and Parent, whereby the VS Parties agreed, among other things and subject to certain conditions, to vote all of their shares of Company common stock in favor of the adoption of the Merger Agreement and against any competing Takeover Proposal (other than a Superior Proposal) that may be submitted by the Company for a vote of its stockholders, unless the Voting Agreement is terminated pursuant to its terms. See “The Voting Agreement” beginning on page 83 for additional information. A copy of the Voting Agreement is attached as Annex B to this proxy statement.

Appraisal Rights

If the Merger is consummated, persons who are stockholders of the Company will have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of Company common stock. Any shares of Company common stock held by a person who does not vote in favor of adoption of the Merger Agreement, who properly demands appraisal of such shares of Company common stock and who complies precisely with the applicable provisions of the DGCL will not be converted into the right to receive the Per Share Merger Consideration. Such appraisal rights, if the stockholder complies with the procedures set forth in Section 262 of the DGCL for exercising and perfecting appraisal rights, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their shares of Company common stock. The value so determined could be more or less than, or the same as, the Per Share Merger Consideration.

You should read “Appraisal Rights” beginning on page 88 for a more complete discussion of the appraisal rights in relation to the Merger as well as Annex D which contains a full text of Section 262 of the DGCL.

Litigation Relating to the Merger

To the Company’s knowledge, there is no pending litigation against the Merger. Putative class action lawsuits were brought by stockholders in Delaware and California regarding the proposed transaction announced on March 9, 2012, whereby Insight Venture Management, LLC (“Insight”) and its affiliates would acquire the Company (the “Insight Merger Agreement”). These lawsuits allege, among other things, that the members of the Board breached their fiduciary duties owed to the Company’s public stockholders in considering, negotiating and approving the Insight Merger Agreement and seek, among other things, to enjoin or rescind the Insight Merger Agreement. The Insight Merger Agreement has been terminated, and neither Parent nor its affiliates are named as defendants in any of the foregoing lawsuits. We believe that the claims asserted in these lawsuits have no merit and intend to defend vigorously against them. See “Special Factors—Litigation Relating to the Merger” beginning on page 58.

Material United States Federal Income Tax Consequences

The exchange of shares of Company common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash for shares of Company common stock pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock. You should read “Special Factors—Material United States Federal Income Tax Consequences” beginning on page 56 for more information regarding the United States federal income tax consequences of the Merger to stockholders. Because individual circumstances may differ, we urge stockholders to consult their tax advisors for a complete analysis of the effect of the Merger on their U.S. federal, state and local and/or non-U.S. taxes.

Additional Information

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 96.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	Why am I receiving this proxy statement?

A:	On June 30, 2012, we entered into the Merger Agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. Merger Sub is wholly owned by Parent. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the adoption of the Merger Agreement.

Q:	What matters will be voted on at the Special Meeting?

A:	You will be asked to consider and vote on the following proposals:

•	adoption of the Merger Agreement;

•	a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•	a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Q:	What will happen in the Merger?

A:	In the Merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent. As a result of the Merger, the Company’s common stock will no longer be publicly traded. In addition, Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file reports with the SEC.

Q:	As a stockholder, what will I receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive the Per Share Merger Consideration of $28.00 in cash, without interest thereon and less any required withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the Merger as described in the Merger Agreement.

See “Special Factors—Material United States Federal Income Tax Consequences” beginning on page 56 for a more detailed description of the United States federal tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	When and where is the Special Meeting of our stockholders?

A:	The Special Meeting of stockholders will be held at a.m., local time, on , 2012, at .

Q:	What vote of our stockholders is required to adopt the Merger Agreement?

A:	For us to complete the Merger, the holders of at least a majority of the outstanding shares of Company common stock on the record date must vote such shares “FOR” the proposal to adopt the Merger. The VS Parties, who hold voting power over approximately 35% of the total number of outstanding shares of Company common stock as of July 6, 2012, have entered into the Voting Agreement that provides, among other things, that the VS Parties will vote in favor of adoption of the Merger Agreement. See “The Voting Agreement” beginning on page 83 for additional information. A copy of the Voting Agreement is attached as Annex B to this proxy statement.

At the close of business on                     , 2012, the record date for the Special Meeting,                      shares of Company common stock were outstanding and entitled to vote at the Special Meeting.

Q:	What vote is required to approve the non-binding compensation proposal and the proposal to adjourn the Special Meeting, if necessary or appropriate?

A:	The approval of the non-binding compensation proposal and the proposal to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock present and entitled to vote at the Special Meeting as of the record date.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve “golden parachute compensation” payable to the Company’s named executive officers under existing agreements with the Company in connection with the Merger?

A:	In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will or may be payable to the Company’s named executive officers in connection with the Merger.

Q:	What is the “golden parachute compensation”?

A:	The “golden parachute compensation” is certain compensation that is tied to or based on the consummation of the Merger and payable to the Company’s named executive officers under existing agreements with the Company. See “Golden Parachute Compensation” beginning on page 84.

Q:	What will happen if stockholders do not approve the “golden parachute compensation” at the Special Meeting?

A:	Approval of the “golden parachute compensation” is not a condition to the completion of the Merger. The vote with respect to the “golden parachute compensation” is an advisory vote and will not be binding on the Company or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the Merger Agreement is adopted by the stockholders and completed, our named executive officers will receive the “golden parachute compensation.”

Q:	Who can attend and vote at the Special Meeting?

A:	All stockholders of record as of the close of business on , 2012, the record date for the Special Meeting, are entitled to receive notice of and to attend and vote at the Special Meeting, or any postponement or adjournment thereof. If you wish to attend the Special Meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To obtain a signed proxy prior to the Special Meeting, you should contact your nominee. Admission to the Special Meeting will be on a first-come, first-served basis.

Q:	How does the Board recommend that I vote?

A:	The Board, after careful consideration and acting on the unanimous recommendation of the Special Committee composed entirely of independent and disinterested directors, unanimously recommends that our stockholders vote:

•	“FOR” the proposal to adopt the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

You should read “Special Factors—Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 31 for a discussion of the factors that our Special Committee and the Board considered in deciding to recommend the adoption of the Merger Agreement.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	In considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page 51.

Q:	How will our directors and executive officers vote on the proposal to adopt the Merger Agreement?

A:	Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the adoption of the Merger Agreement. As of , 2012, the record date for the Special Meeting, our directors and current executive officers beneficially owned, in the aggregate, shares of Company common stock, or collectively approximately % of the outstanding shares of Company common stock. The VS Parties hold voting power over approximately 35% of the total number of outstanding shares of Company common stock as of July 6, 2012 and have entered into the Voting Agreement which provides, among other things, that the VS Parties will vote in favor of adoption of the Merger Agreement. See “The Voting Agreement” beginning on page 83 for additional information. A copy of the Voting Agreement is attached as Annex B to this proxy statement.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Per Share Merger Consideration for my shares of Company common stock?

A:	Holders of Company common stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal and receive the fair value of their shares of Company common stock in lieu of receiving the Per Share Merger Consideration in cash if the Merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under the DGCL. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See “Appraisal Rights” beginning on page 88. For the full text of Section 262 of the DGCL, please see Annex D attached hereto.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record on , 2012, you may vote in person at the Special Meeting or by submitting a proxy for the Special Meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold shares in “street name” through a broker, dealer, commercial bank, trust company or other nominee, then you received this proxy statement from the nominee, along with the nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposals presented at the Special Meeting?

A:	If you vote “ABSTAIN” by proxy or in person at the Special Meeting, or if you attend the Special Meeting in person and fail to vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the non-binding compensation proposal and the adjournment proposal. If you fail to submit a proxy and do not attend the Special Meeting, or if you fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your shares of Company common stock will not be voted, and will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement, and will have no effect in determining whether the non-binding compensation proposal or the adjournment proposal has received the affirmative vote of the holders of a majority the outstanding shares of the Company common stock present and entitled to vote at the Special Meeting as of the record date.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the Special Meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the Special Meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the Special Meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxies or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:	No. Promptly after the Merger is completed, each holder of record as of the time of the Merger will be sent written instructions for exchanging their stock certificates for the Per Share Merger Consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the Paying Agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Holders of uncertificated shares of Company common stock (i.e., holders whose shares are held in book-entry) will automatically receive their cash consideration as soon as practicable after the effective time of the Merger without any further action required on the part of such holders.

Q:	When will the Company hold its Annual Meeting of Stockholders to elect our board of directors?

A:	The Board has not established a record date or a meeting date for the Company’s 2012 Annual Meeting of Stockholders for the purpose of electing our board of directors. If the Merger is not completed and the Company does not consummate a merger transaction pursuant to a Superior Proposal, then the Board will establish a record date and meeting date for the Company’s 2012 Annual Meeting of Stockholders.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the Merger Agreement. Instead, we will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. Under circumstances specified in the Merger Agreement, we may be required to pay Parent a termination fee of $59,205,761 or up to $5.0 million of its out of pocket expenses (depending on the nature and timing of the termination). See “The Merger Agreement—Termination Fees and Reimbursement of Expenses,” beginning on page 79.

Q:	When is the Merger expected to be completed?

A:	The parties to the Merger Agreement are working to complete the Merger as quickly as possible. In order to complete the Merger, the Company must obtain the stockholder approval described in this proxy statement and the other closing conditions under the Merger Agreement must be satisfied or waived. The parties to the Merger Agreement currently expect to complete the Merger in Dell’s third fiscal quarter of 2012, although the Company cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

SPECIAL FACTORS

The following is a description of the material aspects of the Merger. You are encouraged to read carefully the full text of the Merger Agreement attached to this proxy statement as Annex A because it is the legal document that governs the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement.

The Parties

Quest Software, Inc.

Quest Software, Inc. (the “Company,” “we,” “us” or “our”) designs, develops, markets, distributes, and supports enterprise systems management software products. Our goal is to provide our customers with systems management products that improve the performance, productivity and reliability of their software applications and associated software infrastructure components such as databases, application servers, operating systems, and virtual environments. For more information about us, please visit our website at www.quest.com (the information available at our website address is not incorporated by reference into this report). See also, “Where You Can Find More Information.” Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “QSFT.” The Company’s principal executive offices are located at 5 Polaris Way, Aliso Viejo, California 92656, and our telephone number is (949) 754-8000.

Dell Inc.

Dell Inc. (“Parent” or “Dell”) is a global information technology company that offers its customers a broad range of solutions and services delivered directly by Dell and through other distribution channels. Dell is focused on providing technology solutions that are more efficient, more accessible, and easier to manage. For more information about Dell, please visit Dell’s website at www.dell.com (the information available at Dell’s website address is not incorporated by reference into this report). See also, “Where You Can Find More Information.” Dell’s common stock is listed on Nasdaq under the symbol “DELL.” Dell’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682 and Dell’s telephone number is (512) 338-4400.

Diamond Merger Sub Inc.

Diamond Merger Sub Inc., a Delaware corporation (“Merger Sub”) was formed by Parent solely for the purpose of completing the Merger. Merger Sub is wholly owned by Parent and has not engaged in any business except for activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist.

Overview of the Transaction

The Company, Parent and Merger Sub entered into an Agreement and Plan of Merger on June 30, 2012 (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Merger Sub is wholly owned by Parent. The following will occur in connection with the Merger:

•

each share of Company common stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) will convert into the right to receive $28.00 in cash per share, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”), other than (i) treasury shares, (ii) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (iii) shares owned by stockholders who have perfected and not withdrawn a demand for or lost the right to, appraisal rights under the Delaware General Corporation Law (the “DGCL”);

•	all shares of Company common stock so converted will, at the Closing, be cancelled, and each holder of a certificate representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon surrender of such certificate (if such shares are certificated);

•

each vested stock option (“Vested Option”) that is outstanding and unexercised at the effective time of the Merger will, at the Closing, be cancelled and converted into the right to receive, as soon as reasonably practicable (but in any event no later than five business days following the effective time of the Merger), an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Vested Option, and (ii) the excess, if any, of the Per Share Merger Consideration ($28.00) over the exercise price per share of such Vested Option, without interest and less any required withholding taxes (the “Designated Consideration”);

•

each unvested stock option (“Unvested Option”) that is outstanding at the effective time of the Merger will, at the Closing, be assumed by Parent and, subject to the same terms and conditions applicable to each such Unvested Option, shall be exercisable for that number of whole shares of Parent common stock equal to the product (rounded down to the nearest whole share of Parent common stock) of (i) the number of shares of Company common stock that would have been issuable upon exercise of such Unvested Option immediately prior to the effective time of the Merger and (ii) the quotient obtained by dividing (a) the Per Share Merger Consideration ($28.00) by (b) the average of the closing sales prices for a share of Parent common stock on Nasdaq for the five consecutive trading days ending on and including the trading day that is the trading day prior to the Closing (such quotient, the “Option Exchange Ratio”). The per share exercise price of each such Unvested Option will equal the quotient (rounded up to the nearest cent) obtained by dividing (i) the exercise price per share of Company common stock applicable to such Unvested Option immediately prior to the effective time of the Merger by (ii) the Option Exchange Ratio;

•

each unvested restricted stock unit (“Unvested RSU”) that is outstanding at the effective time of the Merger will, at the Closing, be converted into the right to receive, on the same terms and conditions as were applicable to such Unvested RSU prior to the Merger, on each date on which shares of Company common stock subject to such Unvested RSU would have become vested and exercisable (subject to continued employment through such date), a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Unvested RSU that would have otherwise vested on such vesting date, without interest and less any required withholding taxes; and

•

each Company restricted stock unit that has vested but remains unreleased (“Vested RSU”) at the effective time of the Merger will, at the Closing, be converted into the right to receive, on the same terms and conditions as were applicable to such Vested RSU prior to the Merger, a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Vested RSU without interest and less any required withholding taxes.

Following and as a result of the Merger:

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company;

•	shares of Company common stock will no longer be listed on Nasdaq, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the Merger, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

Events Leading Up To The Insight Merger Agreement

The Company’s board of directors (the “Board”) and management continually review the Company’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the Board and management of the Company have periodically evaluated potential strategic alternatives relating to the Company’s businesses and engaged in discussions with third parties.

From time to time, Vincent C. Smith, formerly Executive Chairman of the Board and currently Chairman of the Board, President and Chief Executive Officer of the Company, has engaged in informal discussions with representatives of Insight Venture Management, LLC (“Insight”), affiliated investment funds of which were early investors in Quest, regarding portfolio investments in the software industry and activity in the software industry generally. The Company and an affiliate of Mr. Smith are each a limited partner investor in certain investment funds affiliated with Insight, representing small minority interests in the funds.

Following a meeting between representatives of Insight and Mr. Smith on August 24, 2011 regarding Insight’s potential interest in acquiring the Company, the Board met on September 19, 2011 to discuss a potential acquisition of the Company by Insight and consider Insight’s request to meet with management. During the special meeting, representatives of Latham & Watkins LLP (“Latham & Watkins”), counsel to the Company, discussed the Board’s role in a potential going private transaction. Following the departure of employee directors from the meeting, including Mr. Smith, the remaining directors discussed the ramifications of a going private transaction and the possible advantages of establishing a committee of independent and disinterested directors (the “Special Committee”) to review, evaluate and negotiate the terms of a potential acquisition. The remaining directors observed that a special committee, due to its size, would be able to more easily manage the process of evaluating any potential acquisition proposals received by the Company and that a special committee was an effective way to address potential, actual or perceived conflicts of interest. Following this discussion, the remaining directors determined to establish a special committee to direct the evaluation of, and any negotiation relating to, any proposal, when and if made, for a going private transaction. Mr. Sallaberry explained his affiliation with certain entities affiliated with Insight. Following a discussion, the Board determined that the Special Committee would be comprised of Mr. Dirks, Mr. Klausmeyer and Mr. Nieto, with Mr. Dirks serving as Chairperson. The Board also requested that the Special Committee present enabling resolutions delineating its authority at the next meeting of the Board. Following the September 19th meeting, at the Board’s direction the Company executed a non-disclosure agreement (“NDA”) with Insight, permitting Insight to review non-public information pertaining to the Company.

At the direction of the Special Committee, Latham & Watkins, with the assistance of management of the Company, established a virtual data room (the “Dataroom”) that was populated with non-public information regarding the Company on a rolling basis for purposes of diligence in a potential strategic process. The Company granted Insight access to the Dataroom and between September 19 and September 30, 2011, Insight conducted its preliminary due diligence review of the Company, including a review of information in the Dataroom and discussions with management regarding the Company’s business. Insight thereafter delivered correspondence to the Company stating that, based upon the progress made in its due diligence, Insight was preparing an offer to acquire all of the outstanding shares of Company common stock, other than shares held by Mr. Smith and his affiliated trusts (the “Rollover Shares”), that it assumed would be reinvested in the acquiring entity.

Between September 30 and October 3, 2011, the Special Committee identified and contacted several law firms and investment banks that could potentially serve as independent legal and financial advisors to the Special Committee. After considering the background, independence and qualifications of each law firm and financial advisor interviewed by the Special Committee, the Special Committee retained Potter Anderson & Corroon LLP (“Potter Anderson”) as independent counsel and Morgan Stanley & Co. LLC (“Morgan Stanley”) as its financial advisor in connection with a potential sale transaction.

On October 18, 2011, the Special Committee met with representatives of Potter Anderson and Morgan Stanley to discuss a number of issues, including the possible ways to undertake a strategic process, and the likely timing for such a transaction. A discussion ensued regarding Mr. Smith’s current involvement in the Company’s operations. Mr. Dirks agreed to relay to Mr. Smith certain instructions regarding the strategic process for management. Following this discussion, the Special Committee directed Morgan Stanley to follow up with management of the Company to obtain financial projections for fiscal year 2012 in order to permit Morgan Stanley to provide the Special Committee with preliminary financial analyses before the commencement of any substantive discussions with Insight.

On October 19, 2011, representatives of Insight contacted Latham & Watkins to communicate that Insight was prepared to deliver a written proposal to the Special Committee to acquire all of the shares of Company common stock (other than the Rollover Shares) on the following terms: (i) an offer price of $20.00 per share; (ii) financing commitments consisting of both debt and equity financing; and (iii) a condition that certain stockholders, including Mr. Smith, roll over a significant portion of their outstanding shares (as subsequently amended with respect to the per share offer price, the “Proposed Insight Transaction”). Later that day, representatives of Latham & Watkins spoke with representatives of Potter Anderson and Morgan Stanley, Mr. Dirks and David Cramer, Vice President, General Counsel & Secretary of the Company, regarding Insight’s intention to deliver a proposal pertaining to the Proposed Insight Transaction. Following discussions between Potter Anderson and Mr. Dirks, Morgan Stanley was directed to communicate to Insight that (i) future communications pertaining to the Proposed Insight Transaction should proceed through Morgan Stanley, and (ii) the Special Committee would provide Insight with guidance concerning the Special Committee’s preferred timing for the delivery of a written proposal.

Between October 21, 2011 and October 28, 2011, advisors to the Special Committee engaged in communications with Willkie Farr & Gallagher LLP (“Willkie Farr”), counsel to Insight, regarding the timing of delivery of a written proposal regarding the Proposed Insight Transaction, and the Special Committee held meetings to discuss such a proposal and the terms and conditions thereof, including offer price, and Morgan Stanley’s ongoing financial analysis of the Company as well as the preparation of financial projections from Company management. On November 2, 2011, the Special Committee finalized its engagement of Morgan Stanley as its financial advisor.

Also on November 2, 2011, the Board met, with representatives of Potter Anderson and Latham & Watkins and Mr. Cramer and Scott Davidson, Senior Vice President, Chief Financial Officer of the Company, also participating in the meeting (the “November 2 Board Meeting”). The Board adopted the enabling resolutions proposed by the Special Committee delegating full power and authority to the Special Committee in connection with its evaluation and negotiation of strategic alternatives.

Following the November 2 Board Meeting, the Special Committee, together with representatives of Potter Anderson and Morgan Stanley, met with members of management to discuss the Company’s projected results for fourth quarter 2011 and fiscal year 2012 and the Company’s sales performance and projected growth rates. The Special Committee discussed Morgan Stanley’s preliminary financial analysis and the appropriate “base case” assumption for Morgan Stanley to utilize, the potential ways to structure a strategic process, the relative merits of a pre- and post-signing market check, and ways to structure the strategic process to encourage alternative bidders. At the conclusion of this discussion, the Special Committee authorized Morgan Stanley to invite Insight to deliver a written proposal.

On November 7, 2011, Morgan Stanley received a written proposal from Insight to acquire all of the outstanding shares of Company common stock, other than the Rollover Shares, for $20.50 per share (the

“November 7 Proposal”). The November 7 Proposal included draft equity and debt commitment letters and was conditioned upon the participation of the holders of the Rollover Shares (the “Rollover Investors”).

Between November 8, 2011 and February 1, 2012, negotiations and discussions continued between the parties, and Insight delivered further proposals (both written and oral) to acquire all outstanding shares of the Company’s common stock other than the Rollover Shares at prices ranging from $21.50 to $22.25 per share. During this time period, the Special Committee held numerous meetings with its advisors, including certain meetings involving Latham & Watkins and certain members of the Company’s management, as appropriate, to discuss each proposal in light of updated preliminary management projections and financial analyses regarding the Company’s projected growth levels, Morgan Stanley’s ongoing financial analysis, evolving conditions of the debt financing markets, and Insight’s ability to fund a transaction at a price acceptable to the Special Committee. Certain meetings also included discussion of a range of strategic alternatives available to the Company, including pursuing the Company’s standalone plan, a stock buyback or dividend, a strategic merger, a sale of the Company to a strategic acquirer or other financial sponsors, and the timing and effect of any potential management succession issues on the strategic process.

On December 18, 2011, Willkie Farr delivered a draft merger agreement, and over the next several weeks representatives of Potter Anderson, Latham & Watkins and Willkie Farr engaged in extensive negotiations. During these negotiations, it was agreed that (i) any definitive merger agreement would include a seller-friendly post-signing market check including a 60-day “go shop” period and bifurcated termination fee structure, (ii) the termination fee payable by the Company during the “go shop” period would be 2% of Insight’s equity commitment, and the termination fee payable by the Company following the commencement of the “no shop” period would be 3% of Insight’s equity commitment, (iii) the reverse termination fee would be $9 million, and (iv) the amount of damages payable by the parent entity to the Company under certain circumstances, inclusive of the reverse termination fee, would be $18 million.

On December 21, 2011, Mr. Smith engaged Cadwalader, Wickersham & Taft LLP (“Cadwalader”) as his counsel to negotiate the terms of his possible participation in the Proposed Insight Transaction, including a rollover of his shares in connection with such a transaction.

On February 1, 2012, the Board held a regularly scheduled in-person meeting in Aliso Viejo, California and, following that meeting, the Special Committee communicated to Insight and Mr. Smith that an offer price of $23.00 per share would be acceptable to the Special Committee based on a recent increase in the Company’s stock price, Morgan Stanley’s view of the improving debt markets and the Company’s better-than-anticipated fourth quarter 2011 financial results. The Special Committee communicated that the $22.25 price was no longer acceptable and the parties agreed to discontinue their discussions.

On February 8, 2012, the Special Committee met with Potter Anderson and Morgan Stanley. Morgan Stanley reviewed updated projections provided by management of the Company, and its preliminary financial analyses, as well as various execution risks facing the Company. The Special Committee determined to conduct a limited, confidential pre-signing market check. From February 9 to February 11, 2012, at the direction of the Special Committee, Morgan Stanley contacted representatives of Financial Sponsor A, Financial Sponsor B, and Dell Inc. (“Dell”), concerning a potential sale of the Company.

On February 12, 2012, the Special Committee executed an NDA with Financial Sponsor A, and Morgan Stanley provided Financial Sponsor A with certain non-public information previously approved by the Special Committee.

On February 14, 2012, the full Board met to discuss management succession and implementation. Mr. Garn announced his intention to resign from his position as President and Chief Executive Officer of the Company, effective immediately, for personal health reasons. Following discussion, it was determined that Mr. Garn would continue as an employee of the Company in a newly created role as Vice Chairman, and as a member of the

Board. Following further discussion and deliberation, the Board appointed Mr. Smith as the President and Chief Executive Officer of the Company, effective immediately. The Board selected Mr. Smith, who had served as the Company’s Chief Executive Officer from 1997 to 2008, to succeed Mr. Garn due to, among other reasons, Mr. Smith’s intimate knowledge of the Company’s businesses, his outstanding personal performance and efforts during his tenure with the Company, and his critical leadership role in strategic decisions that have shaped the Company’s success. In making its selection, the Board also acknowledged the ongoing negotiations of the Proposed Insight Transaction in which Mr. Smith would retain an equity interest in the surviving entity, as well as the fact that the roles of Chairman and Chief Executive Officer would be combined.

On February 14, 2012, the Company released its fourth quarter 2011 financial results, and announced the changes in senior management of the Company described above.

On February 16, 2012, Morgan Stanley updated the Special Committee on its recent discussions with Financial Sponsor A, Financial Sponsor B and Dell, including that representatives from Dell had communicated that Dell was not interested in pursuing an acquisition of the entire Company at that time. A discussion ensued regarding the status of Mr. Smith’s ongoing discussions with Insight, and the potential advantages of having Mr. Smith meet with representatives of Financial Sponsor A and Financial Sponsor B, together with Morgan Stanley. At the conclusion of this discussion, the Special Committee agreed to invite Mr. Smith to participate in meetings with Morgan Stanley and representatives of Financial Sponsor A and Financial Sponsor B.

Between February 16, 2012 and March 1, 2012, discussions and negotiations continued between the parties.

On March 1, 2012, the Special Committee met with Potter Anderson and Mr. Smith to discuss the status of negotiations. Mr. Smith confirmed that Insight met with representatives of Financial Sponsor A on February 29, 2012. Mr. Smith confirmed that he would discuss Financial Sponsor A’s potential participation in the Proposed Insight Transaction with representatives of Insight.

On March 2, 2012, on behalf of Insight, Willkie Farr provided a revised proposal to Potter Anderson, pursuant to which Insight offered to acquire all outstanding Company common stock, other than the Rollover Shares, for $22.50 per share. The revised proposal included draft debt and equity commitment letters (the “Financing Letters”), a draft transaction support agreement outlining the post-closing business relationship between Mr. Smith and Insight (the “Transaction Support Agreement”), and a draft rollover commitment letter (the “Rollover Letter”) to be entered into by the Rollover Investors (collectively, the “March 2 Insight Proposal”).

On March 3, 2012, Morgan Stanley received an unsolicited overture from a strategic party indicating intent in considering an acquisition of the Company during a “go shop” process. The strategic party subsequently decided not to enter into an NDA with the Company.

On March 4, 2012, the Special Committee met with Potter Anderson and Morgan Stanley to discuss the status of the March 2 Insight Proposal. Based upon management’s positive outlook at such time for the Company’s first quarter 2012 results, the continued interest of Financial Sponsor A in a potential transaction, and recent stability in the Company’s stock price following the release of the Company’s fourth quarter 2011 financial results, the Special Committee directed Morgan Stanley to communicate to Insight that it would be willing to continue negotiations promptly if Insight agreed to an offer price of $23.00 per share.

On March 5, 2012, following discussions among the Special Committee, Insight and Mr. Smith, Insight agreed to increase its offer to $23.00 per share.

On March 6, 2012, Financial Sponsor A submitted a preliminary, non-binding written proposal to the Special Committee to acquire up to 100% of the outstanding shares of the Company for $23.00 per share, subject to completion of due diligence, receipt of financing commitments and certain other terms and conditions. In the written proposal, Financial Sponsor A also expressed a willingness to partner with Mr. Smith and Insight (the “Alternative Going Private Proposal”). Also on March 6, 2012, a representative from Financial Sponsor A met with Mr. Smith to discuss Financial Sponsor A’s potential interest in a transaction involving the Company.

On March 7, 2012, the Special Committee met with representatives of Potter Anderson and Morgan Stanley to discuss the Alternative Going Private Proposal. At the invitation of the Special Committee, Mr. Smith, Mr. Cramer, a representative of Insight, representatives of Willkie Farr and representatives of Latham & Watkins also participated in portions of the meeting. Morgan Stanley reviewed the terms of the Alternative Going Private Proposal. The Special Committee discussed the benefits of moving forward with Insight to a prompt signing, rather than waiting for Financial Sponsor A to complete additional due diligence, which Financial Sponsor A indicated would take a minimum of two weeks. The Special Committee met with representatives of Financial Sponsor A, and confirmed their willingness to participate in a “go shop” process. Mr. Smith indicated to the Special Committee his willingness to engage in discussions with third-party bidders with respect to takeover proposals during the “go shop” period and, if requested by the Board or the Special Committee, participate in a due diligence process with any third-party with respect to a competing proposal.

On March 7 and 8, 2012, the Special Committee, Insight, Mr. Smith and their respective advisors, representatives from Latham & Watkins and Mr. Cramer negotiated the terms of a definitive merger agreement and the related transaction agreements (the “Insight Merger Agreement”). During these negotiations, it was agreed that (i) the amount of damages payable by the Company to the parent entity under certain circumstances would be $12,600,000, inclusive of the termination fee, in the event of an intentional or willful breach by the Company, and (ii) the maximum amount of reimbursement for expenses of the parent entity payable by the Company would be $7,000,000.

On March 8, 2012, at their request, the members of the Board who did not serve on the Special Committee met with representatives of Latham & Watkins to receive a summary of the strategic process to date leading up to the consideration of the proposed Insight Merger Agreement, to discuss the terms of the proposed Insight Merger Agreement, to discuss the fiduciary duties of such members in their consideration of the proposed Insight Merger Agreement and reliance upon the recommendation of the Special Committee, and to ask additional questions leading up to a proposed full Board meeting later that day.

Also on March 8, 2012, the Special Committee met, with representatives of Morgan Stanley and Potter Anderson participating in the meeting. Potter Anderson confirmed that members of the Special Committee had received and reviewed in advance of the meeting the final version of the transaction documents, as well as discussion materials prepared by the Special Committee’s advisors. Potter Anderson then reviewed the fiduciary duties of the Special Committee in connection with the sale of the Company. Representatives of Latham & Watkins and Mr. Cramer then joined the meeting and, together with representatives of Potter Anderson, summarized the principal terms and conditions of the definitive Insight Merger Agreement. Potter Anderson also summarized certain factors and risks that the Special Committee considered in connection with the proposed merger with Insight (the “Insight Merger”).

Representatives of Morgan Stanley then reviewed Morgan Stanley’s financial analyses of the Insight Merger, and delivered Morgan Stanley’s oral opinion that, as of the date of the opinion, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations to be set forth in the written opinion, that the merger consideration of $23.00 per share to be received by the applicable holders of shares of Company common stock pursuant to the Insight Merger Agreement was fair, from a financial point of view, to such holders. Morgan Stanley subsequently confirmed its oral opinion in writing, dated March 8, 2012.

Following a discussion of the Insight Merger Agreement, the Special Committee unanimously adopted resolutions approving and recommending the Insight Merger and related transaction documents and recommending that the Board submit the Insight Merger Agreement to the holders of Company common stock for adoption.

Following the meeting of the Special Committee, the full Board immediately convened a meeting, with all members of the Board present. At the invitation of the Board, Mr. Cramer, Mr. Davidson, as well as representatives of Potter Anderson, Latham & Watkins and Morgan Stanley, also participated in the meeting. Potter Anderson and Mr. Dirks reviewed the process engaged in by the Special Committee and discussed the alternatives considered by the Special Committee, including a potential debt offering, stock buyback and pursuit of the Company’s stand-alone plan. The Board also reviewed all information available to and considered by the Special Committee, including the Company’s fourth quarter 2011 financial results, management’s view on guidance for full year 2012 performance, and the Company’s long-term financial projections. The Board considered the Special Committee’s determination that remaining as a stand-alone company was less favorable to the Company’s unaffiliated stockholders than the Insight Merger. Representatives of Morgan Stanley confirmed that Morgan Stanley had delivered an oral opinion to the Special Committee and then provided a summary of the financial analyses performed by Morgan Stanley. Representatives of Latham & Watkins then reviewed with the Board its fiduciary duties with respect to the Insight Merger Agreement and the Insight Merger, and summarized the key terms and provisions contained in the transaction documents. Following Mr. Smith’s recusal from the meeting, the representatives from Latham & Watkins discussed with the Board the resolutions proposed to effectuate the Insight Merger Agreement and the related transactions and the Special Committee’s unanimous and unqualified recommendation regarding such matters, and, following such discussion, the Board, having received the recommendation of the Special Committee and having relied in substantial part on such recommendation, approved and declared advisable the Insight Merger Agreement, and resolved to recommend that the holders of Company common stock adopt the Insight Merger Agreement.

Later in the day on March 8, 2012, the parties executed the Insight Merger Agreement and the Financing Letters, the Transaction Support Agreement, the Rollover Letter, the Voting Agreement and the Limited Guaranty.

In the morning on March 9, 2012, the parties issued a joint press release announcing the execution of the Insight Merger Agreement.

The “Go Shop” Period

During the 60-day “go shop” period beginning on March 9, 2012, the Special Committee met on eight occasions with Potter Anderson and Morgan Stanley to discuss the status of the “go shop” process and to determine next steps and strategic options with respect to third party bidders participating in the “go shop.” At the direction of the Special Committee, representatives of Morgan Stanley engaged in broad solicitation of strategic and financial parties potentially interested in pursuing an alternative transaction with the Company. In total, Morgan Stanley contacted 55 parties, including 38 potential financial sponsors and 17 potential strategic buyers, and had circulated 23 NDAs, 17 of which were executed by potential third party buyers who had expressed interest in a potential transaction. Depending on the level of interest expressed, parties were permitted to undergo diligence efforts regarding the Company including by gaining access to the Dataroom and participating in introductory calls and in-person meetings with Company management.

Nine parties participating in the “go shop” process engaged in meetings with management of the Company. One such party was Dell, which ultimately executed an NDA with the Company on April 5, 2012. Over the next several weeks, Dell and its counsel submitted various diligence requests, reviewed documents in the Dataroom and held in-person meetings with select Company personnel. During the “go shop” period, the Company and its representatives also continued to work to consummate the transactions contemplated by the Insight Merger Agreement.

At a meeting of the Special Committee held on March 27, 2012, Morgan Stanley reported that, while there was considerable interest from financial sponsors and strategic parties in the Company, a number of potential bidders had expressed a reluctance to bid in light of Mr. Smith’s ownership interest in the Company and his expressed interest in acquiring the Company. The Special Committee discussed whether a strategic bidder would submit a bid for the Company without some assurances from Mr. Smith that he would support a Superior Proposal (as defined under the Insight Merger Agreement). The Special Committee noted it had requested that

Insight permit Mr. Smith to enter into a voting agreement supporting any transaction deemed by the Board to constitute a Superior Proposal, but this request was denied. Mr. Smith had instead provided assurances that he would keep an open mind during discussions with potential third party bidders participating in the “go shop” process. The Special Committee then discussed mechanisms that the Special Committee could consider offering to potential bidders, including the issuance of an option to acquire newly issued shares constituting up to 19.9 percent of the Company’s issued and outstanding shares of common stock as of the date of execution of an agreement payable with a promissory note due upon the closing of the purchase of the shares subject to the option (the “19.9% Option”), in order to incent potential bidders to submit a Superior Proposal. A discussion ensued regarding the limited circumstances under which the Special Committee would contemplate the issuance by the Company of the 19.9% Option, including a situation where Mr. Smith had refused to agree to support a Superior Proposal from a bidder.

As part of the process, the Special Committee, in consultation with its independent advisors, also considered whether to permit certain of the bidders to partner in submitting a potential topping bid. Further to these discussions and considerations, on March 27, 2012, the Special Committee granted its consent for Financial Sponsor A and Dell to enter into a non-exclusive partnering arrangement, and on April 3, 2012, the Special Committee granted its consent for Financial Sponsor D and Financial Sponsor E (together, “Financial Sponsor D/E”) to enter into a partnering arrangement. Following several weeks of additional discussion, Financial Sponsor A decided to remove itself from the bidding process.

On April 12, 2012, at the direction of the Special Committee, Morgan Stanley circulated a letter to potential “go shop” bidders specifying that preliminary written bids should be submitted to Morgan Stanley by April 23, 2012. On April 23, 2012, the Special Committee received a written proposal from Vector Capital (the “Vector Proposal”) and a joint written proposal from Financial Sponsor D/E (the “D/E Proposal”).

On April 24, 2012, the Special Committee met, with Potter Anderson and Morgan Stanley participating in the meeting, to discuss the written proposals. Representatives of Latham & Watkins participated in a portion of the meeting at the invitation of the Special Committee. Morgan Stanley then reviewed each of the written proposals, as well as two verbal indications of interest from potential “go shop” bidders. Morgan Stanley reported that the D/E Proposal reflected: (i) an offer price range of $25.00 - $26.00 per share; (ii) “highly confident” debt financing letters reflecting total debt of $1.5 billion; (iii) a mark-up of the Insight Merger Agreement reflecting Financial Sponsor D/E’s proposed revisions thereto; and (iv) the willingness to cash out all stockholders, including Mr. Smith, or to permit Mr. Smith to rollover sufficient equity to allow him to own up to 33% of the surviving post-merger entity. In addition, Morgan Stanley noted that the D/E Proposal remained subject to further diligence and a minimum Company cash closing condition.

Morgan Stanley then reviewed the terms reflected in the Vector Proposal, which offered to provide up to $200 million of additional equity financing to Insight, resulting in a projected increase in the offer price from $23.00 to $24.00 per share. Morgan Stanley noted that the Vector Proposal remained subject to confirmatory due diligence, Insight’s willingness to permit Vector Capital to serve as an equal partner in the transaction, and Mr. Smith’s agreement to support the improved transaction. The Special Committee determined that the Vector Proposal did not represent a Takeover Proposal as defined under the Insight Merger Agreement, and directed Morgan Stanley to communicate to Vector Capital that the offer price reflected in the Vector Proposal was not compelling in light of other proposals received by the Special Committee.

Morgan Stanley reported it had also received a verbal expression of interest from Financial Sponsor B, offering to provide additional equity financing support for the current transaction, and requesting an in-person meeting with Mr. Smith. The Special Committee directed Morgan Stanley to schedule the in-person meeting with Mr. Smith requested by Financial Sponsor B. Morgan Stanley also indicated it had received a verbal expression of interest from Dell, indicating that Dell was actively engaged in due diligence and anticipated submitting an all-cash bid for 100% of the Company common stock prior to the end of the “go shop” period. The Special Committee directed Morgan Stanley to encourage Dell to submit a bid. Potter Anderson also updated the Special Committee on litigation pending against the Company in both the State of Delaware and the State of California.

The Special Committee and its advisors held additional meetings on April 27, 2012 and April 30, 2012 to discuss updates with respect to the ongoing discussions. The Special Committee provided an unredacted copy of the Vector Proposal to Insight with the goal of improving Insight’s access to additional equity financing.

On April 30, 2012, the Special Committee determined that the D/E Proposal reflected a Takeover Proposal that may reasonably be expected to lead to a Superior Proposal, and designated Financial Sponsor D/E as a Qualified Go-Shop Bidder, and provided the requisite notice to Insight pursuant to the terms of the Insight Merger Agreement.

On May 2, 2012, Mr. Smith informed Morgan Stanley of his interest in meeting with representatives of Dell at an industry meeting scheduled for May 6, 2012. The Special Committee directed Mr. Smith not to participate in that meeting since Dell had not submitted a written proposal and had not requested such a meeting.

On May 6, 2012, Dell submitted a written proposal (the “May 6 Dell Proposal”) to acquire all outstanding shares of Company common stock for a price of $25.00 per share in cash and delivered a proposed merger agreement (the “Dell Merger Agreement”).

On May 7, 2012, the Special Committee met with Potter Anderson and Morgan Stanley to discuss the terms of the May 6 Dell Proposal. Representatives of Latham & Watkins also participated in a portion of the meeting. Morgan Stanley reported that the May 6 Dell Proposal reflected an all-cash transaction with no financing contingency, and required Mr. Smith to enter into a voting agreement supporting the proposed transaction, as well as the entry by the Company into a 16 day period of exclusivity with Dell, and proposed a termination fee of 2.5% of the transaction value. In the event that Mr. Smith refused to enter into a voting agreement with the Company, the May 6 Dell Proposal alternatively provided for the issuance of the 19.9% Option and a termination fee of 3.5% of the transaction value. Morgan Stanley indicated that the May 6 Dell Proposal also requested additional source code quality assessments and source code reviews as part of Dell’s diligence, and contemplated certain members of Company management accepting employment offers prior to executing a definitive merger agreement (the effectiveness of which would be conditioned on closing). Representatives of Latham & Watkins discussed the terms of the Dell Merger Agreement, including (i) the 19.9% Option and the associated higher termination fee; (ii) the proposed timing of Dell’s compensation discussions with Company management; (iii) the proposed exclusivity period; and (iv) language proposed by Dell in the antitrust covenant.

A discussion ensued regarding the offer price reflected in the May 6 Dell Proposal, which was at the low end of the range of values of $25.00 to $26.00 per share reflected in the D/E Proposal, and the Special Committee’s view that any decision to enter into an exclusivity agreement with Dell should be accompanied by an increase in the offer price. The Special Committee also discussed concerns regarding Dell’s proposed source code quality assessments, which had previously been discussed with representatives of Latham & Watkins and Company management, and expressed the view that Dell should only engage in negotiations regarding terms of employment with management of the Company once the parties reached agreement on price.

The Special Committee determined that the May 6 Dell Proposal reflected a Takeover Proposal that may reasonably be expected to lead to a Superior Proposal, and designated Dell as a Qualified Go-Shop Bidder. The Special Committee subsequently delivered notice to Willkie Farr in accordance with the terms of the Insight Merger Agreement of the Special Committee’s determinations. On May 7, 2012, at 11:59 p.m. New York City time, the 60-day “go shop” period expired. Later that same day, in accordance with the requirements of the Insight Merger Agreement, the Company terminated discussions with each of the third parties, other than the Qualified Go-Shop Bidders.

Events Leading Up To The Dell Merger Agreement

On May 8, 2012, following a meeting of the Special Committee held earlier that day, Morgan Stanley communicated to Dell at the Special Committee’s direction a counter-proposal to the May 6 Dell Proposal that addressed, in summary, the following points: (i) the Special Committee would support an offer price of $27.00 per share; (ii) the Special Committee would grant the 19.9% Option and accept the proposed termination fee of

3.5% (if the parties entered into a merger agreement without a voting agreement from Mr. Smith) or a termination fee of 2.5% (if Mr. Smith entered into a voting agreement supporting the May 6 Dell Proposal); (iii) the Special Committee would agree to a limited seven-day exclusivity period, conditioned upon the improvement of Dell’s offer price from $25.00 to $27.00 per share, as well as certain carve outs to the agreement permitting Insight and Mr. Smith to continue their discussions with equity financing sources concerning the terms of the Merger Agreement; (iv) the diligence requests provided by Dell were acceptable to the Special Committee, with the exception of certain proposed source code quality assessments; (v) any discussions or negotiations between Dell and Company management would occur after the parties reached agreement on price; and (vi) the decision to enter into a voting agreement supporting the May 6 Dell Proposal resided with Mr. Smith.

On May 9, 2012, the Company issued a press release disclosing the expiration of the “go shop” period, the Special Committee’s receipt of multiple written proposals reasonably expected to lead to a Superior Proposal, and the Special Committee’s determination that the parties from whom the Special Committee received such written proposals had been designated as Qualified Go-Shop Bidders under the terms of the Insight Merger Agreement.

Also on May 9, 2012, the Board held a regularly scheduled in-person meeting, with representatives of Latham & Watkins and Company management participating in the meeting. The Special Committee invited representatives of Potter Anderson and Morgan Stanley to join for portions of the Board meeting. Mr. Smith expressed his willingness to facilitate a waiver of the restrictions placed upon the Special Committee during the “no shop” period under the terms of the Insight Merger Agreement in order to permit the Special Committee to engage in discussions and negotiations with potential strategic buyers and financial sponsors.

The Special Committee then met with Mr. Smith to discuss maximizing value for the Company’s unaffiliated stockholders, the desirability of Insight putting forth a topping bid, and Mr. Smith’s view that Insight would require the involvement of additional equity financing sources to deliver a written proposal at an offer price of $26.00 per share or higher. The Special Committee also discussed Dell’s request that the Company enter into an exclusivity agreement, which would likely preclude Mr. Smith from engaging in discussions with other potential buyers, noting the ability of other buyers to submit a topping bid under the Dell Merger Agreement. The Special Committee discussed the potential for Financial Sponsor D/E to re-engage in the bidding process and directed Morgan Stanley to discuss with Financial Sponsor D/E their interest in submitting an improved proposal for the Special Committee’s consideration. The Special Committee confirmed that Morgan Stanley would reach out to the equity financing sources previously approved by the Special Committee to inform each of them that Mr. Smith would consider supporting a transaction at a higher per share offer price.

On May 10, 2012, Dell submitted a revision to the May 6 Dell Proposal, withdrawing its request for additional source code quality assessments and the requirement that certain members of management accept employment offers prior to signing a transaction, and proposing a seven-day limited exclusivity period, but retaining the proposed purchase price of $25.00 per share in cash (the “May 10 Dell Proposal”).

Also on May 10, 2012, the Company reported its first quarter 2012 financial results for the quarter ended March 31, 2012. The Company also corrected a tax error related to the historical Australian income tax returns of its wholly owned subsidiary, Quest Software Pty. Ltd. Cadwalader also delivered a letter to Potter Anderson detailing Mr. Smith’s concerns with respect to the 19.9% Option reflected in the May 6 Dell Proposal.

On May 10, 2012, the Special Committee met with Potter Anderson and Morgan Stanley to discuss the status of the May 10 Dell Proposal. Morgan Stanley noted that Dell was unwilling to increase the per share offer price reflected in the May 6 Dell Proposal in exchange for the limited seven-day exclusivity period. A discussion ensued regarding conversations between Morgan Stanley and Mr. Smith, and Mr. Smith’s unwillingness to specify an offer price at which he would consider selling his shares of Company common stock to a third party buyer. The Special Committee then reviewed with its independent advisors the utility and expected judicial treatment of the 19.9% Option and the Special Committee discussed the letter provided by Cadwalader to Potter

Anderson expressing Cadwalader’s concerns regarding the 19.9% Option. At the conclusion of this discussion, the Special Committee directed Morgan Stanley to communicate to Dell that: (i) the Special Committee was not prepared to move forward with the May 10 Dell Proposal at an offer price of $25.00 per share; (ii) the Special Committee speculated that Mr. Smith may be willing to enter into a voting agreement supporting the May 10 Dell Proposal at an offer price of $27.00 per share; and (iii) the Special Committee had directed counsel to negotiate the terms of the proposed exclusivity agreement. The Special Committee also directed Morgan Stanley to inform Mr. Smith that the Special Committee had proposed an offer price of $27.00 per share to Dell. Morgan Stanley stated that representatives of Financial Sponsor D/E continued to engage in discussions with Mr. Smith, and Morgan Stanley would continue to encourage Financial Sponsor D/E to submit an improved proposal for the Committee’s consideration.

On May 11, 2012, Dell extended the term of expiration of the May 10 Dell Proposal in order to permit the parties to finalize negotiations of the exclusivity agreement (the “May 11 Dell Proposal”). Negotiations continued regarding the terms of the proposed exclusivity agreement with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Dell. The Special Committee met regarding the terms reflected in the exclusivity agreement, next steps pertaining to the May 11 Dell Proposal, and Dell’s potential interest in moving forward with in-person meetings scheduled to take place the following day in Southern California. Following additional discussions, Morgan Stanley reported to members of the Special Committee that Dell was unwilling to increase its $25.00 offer price in exchange for the Special Committee’s agreement to enter into the proposed exclusivity agreement.

On May 12, 2012, Dell and the Special Committee executed an exclusivity agreement (the “Exclusivity Agreement”) reflecting a five-day period of exclusive negotiations. With the authorization of Potter Anderson, Mr. Smith also engaged in in-person discussions with representatives of Dell’s business and legal teams in Southern California, with Mr. Dirks and a representative of Potter Anderson participating in the meeting. The participants discussed a business overview of Dell and the Company as well as the potential combination of the companies. Later in the day, representatives of Dell’s business team met with certain members of Company management.

On May 15, 2012, Potter Anderson provided notice to Willkie Farr of the Special Committee’s receipt of the May 11 Dell Proposal, and the Company’s entry into the Exclusivity Agreement. Latham & Watkins provided comments to the Dell Merger Agreement submitted in connection with the May 6 Dell Proposal.

Later in the day on May 15, 2012, with the authorization of Potter Anderson, Mr. Smith and his advisors met with representatives of Dell’s business and legal teams with a representative of Morgan Stanley participating in the meeting. The participants discussed business strategy and the potential combination of Dell and the Company. Through the evening of May 15, 2012, Latham & Watkins, Potter Anderson, Morgan Stanley and certain members of Company management participated in a video teleconference with representatives from Dell and Skadden to negotiate substantive provisions of the Dell Merger Agreement. At the end of the teleconference, Dell indicated that it would be willing to raise its offer price to $25.75 per share contingent upon promptly finalizing definitive documentation and granting to Dell certain information rights in response to a potential topping bid by Insight and a reasonable time to respond accordingly.

On May 16, 2012, the Special Committee met with Potter Anderson, Morgan Stanley and Latham & Watkins to receive an update on the overnight meetings held between the Company, Dell and each party’s respective representatives, and the deal terms that remained subject to further negotiation.

Later in the day on May 16, 2012, Dell submitted a revised proposal to acquire 100% of the issued and outstanding shares of Company common stock at a price of $25.75 per share, which enclosed a revised draft of the Dell Merger Agreement and related transaction documents (the “May 16 Dell Proposal”). The May 16 Dell Proposal continued to reflect a bifurcated structure depending on whether Mr. Smith would agree to support the proposed transaction and contained a condition that Dell be granted certain information rights in response to a potential topping bid by Insight and a reasonable time to respond accordingly. The parties exchanged drafts of the proposed transaction documents and continued to engage in negotiations for the next several days.

On May 17, 2012, the Special Committee and Dell executed an amendment to the Exclusivity Agreement, and the Special Committee advised Insight and Cadwalader that the limited exclusivity period with Dell had been extended to 11:59 New York City time on May 25, 2012.

On May 18, 2012, with the authorization of Potter Anderson, representatives of Dell, Mr. Smith and his advisors and Morgan Stanley engaged in discussions relating to Mr. Smith’s potential support of the May 16 Dell Proposal, during which Mr. Smith stated that he would enter into a voting agreement supporting the May 16 Dell Proposal if Dell would increase its offer price to $28.00 per share. Dell declined.

On May 19, 2012, the Special Committee consented to Insight (i) sharing the Company’s confidential information with four financial sponsors who would potentially provide additional equity financing support to Insight, and (ii) entering into partnering arrangements with such financial sponsors. The Special Committee also directed Morgan Stanley to continue its discussions with Insight and to encourage Insight to improve its offer price.

On May 20, 2012, Dell amended the May 16 Dell Proposal by removing the condition that Dell be granted certain information and response rights with respect to a potential topping bid by Insight, but retaining the proposed purchase price of $25.75 per share in cash (the “May 20 Dell Proposal”). The amendment provided that the proposal would automatically terminate unless, among other conditions, the Board had determined that the May 20 Dell Proposal constituted a Superior Proposal by 5:00 p.m. New York City time on May 22, 2012.

Later in the day on May 20, 2012, the Special Committee met with Potter Anderson and Morgan Stanley to discuss the status of the negotiations with Dell and the appropriate timing for the Special Committee to consider whether the May 20 Dell Proposal constituted a Superior Proposal. A discussion ensued regarding the benefits of providing time for Insight to improve its proposal. The Special Committee also considered the potential negative effect of a pre-emptive topping bid on Dell’s willingness to move forward in the sales process.

On May 22, 2012, the Special Committee met with Potter Anderson and Morgan Stanley to discuss the status of discussions with Dell. Potter Anderson reviewed with the Special Committee and shared its preliminary views with respect to a draft complaint prepared by Cadwalader that had been sent to Potter Anderson and Skadden earlier that day, which draft complaint challenged the legality of the issuance of the 19.9% Option and reiterated that Mr. Smith would be willing to support a transaction at $28.00 per share. Referencing discussion materials provided to members of the Special Committee in advance of the meeting, Morgan Stanley then compared key deal terms of the Insight Merger Agreement against the bifurcated merger agreements enclosed with the May 20 Dell Proposal, including price, financing contingencies, termination fees (both with and without Mr. Smith’s support), other deal protection measures and regulatory remedies. Morgan Stanley also reviewed the recent indexed price performance of the Company’s peers and an updated comparable companies analysis, which suggested an overall decline in peer valuation multiples. The Special Committee was prepared to recommend that the Board take action with respect to the May 20 Dell Proposal, but the members of the Board who did not serve on the Special Committee (with the exception of Mr. Smith, who did not participate in such discussions) determined that they needed time to consider the May 20 Dell Proposal in light of concerns regarding certain proposed deal protection terms, including the 19.9% Option. The Special Committee and other members of the Board and their respective advisors continued to discuss the May 20 Dell Proposal during this time. As of 5:00 p.m. New York City time on May 22, 2012, the May 20 Dell Proposal had not been extended and the Board had not met to determine that it constituted a Superior Proposal, and it therefore expired pursuant to its terms.

During the time periods referenced above, Insight had also delivered several letters to the Special Committee purporting to contain updated proposals. On May 19, 2012, counsel for Insight submitted a letter to the Special Committee providing that Insight was preparing an updated proposal to acquire all of the outstanding common stock of the Company for a price per share in the range of $26.00 to $27.00 (the “May 19 Insight Letter”). The proposal described in the May 19 Insight Letter was contingent, among other things, on Insight’s ability to arrange increased debt and equity financing during a period lasting through at least May 25, 2012, and amendment of the Insight Merger Agreement to provide for increased termination fees. The May 19 Insight Letter also claimed that Mr. Smith would be willing to sign a voting agreement in favor of any Superior Proposal in which stockholders of the Company, including Mr. Smith, would receive at least $28.00 per share and provided that such proposal includes the acceleration of all in-the-money options and assumption of all out-of-the-money options.

On May 23, 2012, counsel for Insight submitted a letter in furtherance of the May 19 Insight Letter, requesting an additional ten days from acceptance of the purported proposal in order to arrange the necessary financing to support a transaction at $26.00 to $27.00 per share. On May 24, 2012, the Special Committee responded to Insight’s purported proposal in a letter encouraging Insight to continue to work diligently with financing sources to be in position to submit an executable proposal in the proposed price range.

On June 1, 2012, the Special Committee sent to Insight a proposed letter agreement (the “June 1 Letter Agreement”), which provided that: (i) Insight would use its reasonable best efforts to submit an executable proposal by 5:00 p.m. New York City time on June 5, 2012; (ii) upon receipt of a proposal that satisfied all of the terms described in the June 1 Letter Agreement, the Company would agree to increase the termination fee payable by the Company under the Insight Merger Agreement to $12.6 million and to increase the expense reimbursement payable by the Company under the Insight Merger Agreement to $10 million; and (iii) in exchange for Mr. Smith’s execution of a proposed voting agreement that would require his support of a Superior Proposal, the Special Committee would agree to cause the Company not to issue the 19.9% Option. The executable proposal called for by the June 1 Letter Agreement would have to, among other things, (i) be executed by Insight and be counter-signable by the Company and remain open through June 11, 2012, (ii) include an offer price of at least $26.00 per share, and (iii) extend the Outside Date (as defined under the Insight Merger Agreement) to October 15, 2012. Insight did not countersign the June 1 Letter Agreement as proposed.

On Friday, June 8, 2012, representatives of Insight and Vector Capital communicated an oral proposal (the “June 8 Insight Proposal”) to Morgan Stanley on behalf of itself, Insight, and Mr. Smith, (i) offering $23.50 per share, (ii) purporting that Mr. Smith would support an alternative transaction at a price of $27.50 per share, (iii) requiring elimination of the 19.9% Option and 2.0% termination fee in the event of a “naked no vote” in any proposed alternative transaction, (iv) requiring an increase in the termination fee and expense reimbursement payable by the Company, and (v) extending the Outside Date (as defined in the Insight Merger Agreement). The Special Committee and its advisors continued discussions and negotiations with Insight and Dell to encourage both sides to improve their respective proposals.

On June 10, 2012, Dell submitted an amended written proposal (the “June 10 Dell Proposal”), reflecting an offer price of $25.50 per share and deal terms substantially similar to the expired May 20 Dell Proposal, as well as a requirement that the Company execute an amended exclusivity agreement (“June 10 Exclusivity Agreement”). Dell communicated that the lower per share offer price contained in the June 10 Dell Proposal reflected, in part, a deterioration of macro-economic conditions on a worldwide basis since the time of the May 20 Dell Proposal. On June 11, 2012, the Company provided notice to Insight of the receipt by the Special Committee of the June 10 Dell Proposal.

On June 12, 2012, the Special Committee met with Potter Anderson and Morgan Stanley to discuss the June 10 Dell Proposal, with representatives of Latham & Watkins participating in a portion of the meeting.

On June 12, 2012, Insight delivered a letter to the Special Committee (the “June 12 Insight Letter”) providing that Insight would agree to use its reasonable best efforts to deliver a proposal for an offer price of $26.00 per share no later than 5:00 p.m. New York City time on June 14, 2012. Further, as compared to the June 1 Letter Agreement, the June 12 Insight Letter contained an increase in the termination fee payable by the Company under certain circumstances to $15 million and an increase in the expense reimbursement payable by the Company to $11 million, and did not provide that Mr. Smith would be willing to execute a voting agreement. On that same day, the Special Committee communicated to Insight that it was not willing to agree to the terms in the June 12 Insight Letter.

On June 13, 2012, the Board met in executive session to discuss the status of the sales process. Following the Board meeting, the Special Committee met with Potter Anderson and Morgan Stanley, with Mr. Sallaberry,

Mr. Garn, and Latham & Watkins participating in a portion of the meeting. Morgan Stanley compared key deal terms contained in the Insight Merger Agreement against the bifurcated merger agreements enclosed with the June 10 Dell Proposal, including price, financing contingencies, termination fees (both with and without Mr. Smith’s support), other deal protection measures and regulatory remedies. Morgan Stanley also reviewed the recent indexed price performance of the Company’s peers. The Special Committee confirmed that Insight expected to be able to deliver an improved bid by June 20, 2012.

Following further discussion, the Special Committee unanimously adopted resolutions recommending that: (i) the Board deem the June 10 Dell Proposal a Superior Proposal; (ii) the Board notify Insight of the commencement of its match right period under the terms of the Insight Merger Agreement; and (iii) the Board negotiate with Insight in good faith during an extended match period (until 4:00 p.m. New York City time on June 20, 2012). Immediately following the Special Committee meeting, and in light of the Special Committee’s recommendations, the Board re-convened and determined that the June 10 Dell Proposal constituted a Superior Proposal. Later in the day on June 13, 2012, Potter Anderson provided notice to Dell of the Board’s determination that the June 10 Dell Proposal constituted a Superior Proposal, which notice included a fully executed copy of the June 10 Exclusivity Agreement. The Special Committee also provided notice to Insight of the Board’s determination, including the Special Committee’s agreement to extend the match right period available to Insight to 4:00 p.m. New York City time on June 20, 2012.

On June 14, 2012, the Company issued a press release announcing that the Board had certified the receipt of a Superior Proposal from an unnamed strategic buyer.

On June 17, 2012, Insight submitted a proposed amendment to the Insight Merger Agreement: (i) increasing Insight’s offer price from $23.00 per share in cash to $25.75 per share in cash; (ii) adding Vector Capital to Insight’s buyout group; (iii) providing for an increase in the termination fee payable by the Company to Insight from $6.2 million to 2.5% of total transaction value, or $56 million; (iv) increasing the total amount of reimbursable expenses payable to Insight from $7 million to $12 million; and (v) extending the Outside Date reflected in the Insight Merger Agreement to October 8, 2012 (the “June 17 Insight Proposal”). The June 17 Insight Proposal purported to expire after a certain period of time and subject to certain other conditions.

On June 18 and 19, 2012, the Special Committee held several meetings with its advisors to discuss the June 17 Insight Proposal, and engaged in negotiations with Insight, Mr. Smith and his advisors seeking to increase the per share offer price and decrease the termination fee payable by the Company under the terms of the June 17 Insight Proposal. In addition, Morgan Stanley engaged in certain limited discussions with Dell, and based on these discussions Morgan Stanley reported that it appeared unlikely that Dell would submit a pre-emptive bid prior to expiration of the June 17 Insight Proposal. Following additional meetings, discussions and negotiations, on June 19, 2012, Mr. Smith confirmed on behalf of Insight and Vector Capital that an offer price of $25.75 per share, a proposed increase in the termination fee payable by the Company from $6.3 million to $25 million, and an increase in the maximum amount of expense reimbursement payable by the Company from $7 million to $12 million (the “Amended June 17 Insight Proposal”) would be acceptable to Mr. Smith, Insight and Vector Capital. Mr. Smith communicated that he was not personally participating in any portion of the termination fee and had made certain economic concessions to Vector and Insight at the $25.75 per share price.

The Board held a meeting on June 19, 2012, with Mr. Cramer and Mr. Davidson, as well as representatives of Latham & Watkins, Potter Anderson, and Morgan Stanley participating, to receive an update from the Special Committee and to consider the terms of the Amended June 17 Insight Proposal. Following a discussion of the deal terms reflected in such proposal, the Board adjourned the meeting to permit the Special Committee to make certain findings requested by the Board. The Special Committee then met with Potter Anderson and Morgan Stanley and adopted resolutions (i) recommending that the Board cause the Company to enter into the proposed amendment to the Insight Merger Agreement and related transaction documents and (ii) recommending that the Board determine that the June 17 Insight Proposal has caused the June 10 Dell Proposal to no longer constitute a Superior Proposal. The Special Committee also notified Dell that the Company intended to enter into an amendment to the Insight Merger Agreement.

The Board then re-convened, with Mr. Cramer and Mr. Davidson, and representatives of Latham & Watkins, Potter Anderson, and Morgan Stanley participating in the meeting. In light of the Special Committee’s recommendation, the Board, with the exception of Mr. Smith who recused himself from the vote, adopted resolutions approving the Amended June 17 Insight Proposal, including the proposed amendment to the Insight Merger Agreement (the “Amended Insight Merger Agreement”), and determined that the previously announced proposal for $25.50 per share submitted by Dell no longer constituted a Superior Proposal. On June 20, 2012, the Company issued a press release disclosing the Company’s entry into the Amended Insight Merger Agreement.

On June 21, 2012, Dell submitted an amendment to the June 10 Dell Proposal (the “June 21 Dell Proposal”) reflecting an offer price of $27.50 per share and again including two versions of a proposed merger agreement, one of which included the 19.9% Option and higher termination fees and the other of which required Mr. Smith to enter into a voting agreement.

On June 22, 2012, the Special Committee met with Potter Anderson and Morgan Stanley to discuss the June 21 Dell Proposal. Following a discussion, the Special Committee adopted resolutions recommending that: (i) the Board determine that the June 21 Dell Proposal constitutes a Superior Proposal; (ii) the Board notify Insight of the commencement of its three-business day match right period under the terms of the Amended Insight Merger Agreement; and (iii) the Board negotiate with Insight in good faith during the match period. The Special Committee directed Morgan Stanley to confirm that the offer price reflected in the June 21 Dell Proposal reflected Dell’s “best and final” price, and to determine whether Dell was open to potential discussions with Mr. Smith pertaining to amendments to the June 21 Dell Proposal that would be necessary to secure Mr. Smith’s support of such proposal, prior to a meeting of the full Board scheduled for June 24, 2012.

Later in the day on June 22, 2012, Potter Anderson provided notice of the receipt of the June 21 Dell Proposal to Insight, in accordance with the terms of the Amended Insight Merger Agreement. Dell also communicated to Morgan Stanley that the $27.50 price reflected in the June 21 Dell Proposal reflected Dell’s best offer.

On June 24, 2012, the Board convened to consider the June 21 Dell Proposal. At the invitation of the Board, Mr. Cramer and Mr. Davidson, as well as representatives of Potter Anderson, Latham & Watkins and Morgan Stanley, also participated in the meeting. At the conclusion of a discussion regarding certain of the proposed deal terms, the Board voted unanimously to delegate to the Special Committee the determination required under the Amended Insight Merger Agreement that the June 21 Dell Proposal constituted a Superior Proposal.

On June 25, 2012, Potter Anderson provided notice to Insight of the receipt by the Company of a Superior Proposal and its match period rights, and the Company issued a press release disclosing that the Special Committee had certified a Superior Proposal from an unnamed strategic buyer at an offer price of $27.50 per share.

Later in the day on June 25, 2012, Mr. Smith’s advisors communicated to Dell that Mr. Smith would support a transaction with Dell at an offer price of $28.00 per share or higher. During June 26 and 27, 2012, negotiations continued between Mr. Smith, his advisors and Dell regarding amendments to the June 21 Dell Proposal that would be necessary to gain Mr. Smith’s support for such proposal.

On June 27, 2012, following further negotiations between the parties, Dell agreed to increase its offer price to $28.00 per share in exchange for securing Mr. Smith’s agreement to enter into a voting agreement with respect to the transaction. Insight agreed not to oppose the termination of the Amended Insight Merger Agreement. Dell, the Company and their respective counsel engaged in further discussions pertaining to the steps required to terminate the Amended Insight Merger Agreement and to adopt the June 21 Dell Proposal, including a proposed termination agreement (the “Termination Agreement”), a voting agreement to be executed between the Company and Mr. Smith (the “Dell Voting Agreement”), and the Dell Merger Agreement.

On June 29, 2012, the Special Committee met, with representatives of Potter Anderson and Morgan Stanley participating in the meeting. Potter Anderson confirmed that members of the Special Committee had received and reviewed in advance of the meeting the final version of the Dell Merger Agreement and other related transaction documents, as well as discussion materials provided by Morgan Stanley (the “Discussion Materials”). Potter Anderson then reviewed the fiduciary duties of the Special Committee. Representatives of Latham & Watkins and Mr. Cramer then joined the meeting and, together with representatives of Potter Anderson, summarized the principal terms and conditions of the Dell Merger Agreement. Referencing the Discussion Materials, representatives of Morgan Stanley then reviewed financial analyses pertaining to Dell’s $28.00 per share offer, and delivered Morgan Stanley’s oral opinion that, as of the date of the opinion, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations to be set forth in the written opinion, that the merger consideration of $28.00 per share to be received by the holders of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Dell Merger Agreement was fair, from a financial standpoint, to such holders. Morgan Stanley subsequently confirmed its oral opinion in writing, dated June 29, 2012.

Following a discussion of the Dell Merger Agreement and the related transaction agreements, the Special Committee unanimously adopted resolutions (i) concluding that a failure to enter into a Company Acquisition Agreement as defined in the Amended Insight Merger Agreement would be inconsistent with the directors’ fiduciary duties under applicable law, (ii) concluding that the June 21 Dell Proposal constitutes a Superior Proposal, (iii) determining that the termination of the Amended Insight Merger Agreement, the entry into the Dell Merger Agreement, and the transactions contemplated thereby, including the merger with Dell, and the payment of the Termination Fee and Parent Expenses (as such terms are defined in the Amended Insight Merger Agreement) are in the best interests of the Company and its stockholders, (iii) recommending that the Board cause the Company to terminate the Amended Insight Merger Agreement, to execute the Termination Agreement, and to pay the Termination Fee and Parent Expenses in accordance with the terms of the Amended Insight Merger Agreement, (iv) recommending that the Board approve and adopt the Dell Merger Agreement, the Dell Voting Agreement and the related transaction agreements, and the transactions contemplated thereby, including the merger with Dell, and (v) recommending that the Board advise the stockholders of the Company to vote their shares in favor of the transactions contemplated by the Dell Merger Agreement. Following the meeting of the Special Committee, Potter Anderson advised Latham & Watkins and Mr. Cramer of the Special Committee’s determination.

On June 30, 2012, the Board convened, with all members of the Board present. At the invitation of the Board, Mr. Cramer, Mr. Davidson, as well as representatives of Potter Anderson, Latham & Watkins and Morgan Stanley, also participated in the meeting. Mr. Dirks reviewed the process engaged in by the Special Committee in determining to recommend that the Board approve the Dell Merger Agreement. Representatives of Morgan Stanley confirmed that Morgan Stanley had delivered an oral fairness opinion to the Special Committee and reviewed a summary of the financial analyses performed by Morgan Stanley, which Mr. Cramer had provided to members of the Board in advance of the meeting. Representatives of Latham & Watkins then reviewed with the Board its fiduciary duties with respect to the merger with Dell, and summarized the key terms and provisions contained in the Dell transaction documents. After further discussion, the Board, having received the recommendation of the Special Committee and having relied in substantial part on such recommendation, unanimously approved and declared advisable the Dell Merger Agreement and resolved to recommend that the holders of Company common stock adopt the Dell Merger Agreement.

Later in the day on June 30, 2012, the Company executed the Termination Agreement, the Dell Merger Agreement, and the Dell Voting Agreement, and outside counsel to the Company, Dell, Insight and Mr. Smith released the signature pages held in escrow pertaining to the Termination Agreement, the Dell Merger Agreement, the Dell Voting Agreement and the related transaction documents.

On the morning of July 2, 2012, the parties issued a joint press release announcing the Company’s termination of the Amended Insight Merger Agreement and the parties’ entry into the Dell Merger Agreement.

Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement

Recommendation of the Company’s Board of Directors

The Board acting upon the unanimous recommendation of the Special Committee, at a meeting described above on June 30, 2012, unanimously:

•

deemed it advisable and in the best interests of the Company and its stockholders that the Company enter into the Merger Agreement, and that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair (both substantively and procedurally) to and in the best interests of the Company and its stockholders; and

•

directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and recommended to the stockholders of the Company that they vote for the adoption of the Merger Agreement and all other actions or matters necessary or appropriate to give effect to the foregoing pursuant to the DGCL.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE

“FOR”

ADOPTION OF THE MERGER AGREEMENT.

Reasons for Recommending the Adoption of the Merger Agreement

In reaching these determinations, the Board considered a number of factors, including the following material factors:

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the principal terms of the proposed Merger, including, among others, the Per Share Merger Consideration to be received by holders of Company common stock and the conditions to the parties’ obligations to consummate the Merger;

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the current and historical market price of the Company common stock, including the fact that the Per Share Merger Consideration represents a premium of approximately 44% over the closing price of the Company common stock on March 8, 2012, the day before the Company announced its entry into the Insight Merger Agreement, and 37% and 42% premiums over the 1-month and 2-month average trading price prior to such announcement, respectively;

•	the Board’s belief that the Merger should be undertaken at this time, based primarily on:

•

management’s views on guidance for full year 2012 performance, the Company’s long-term financial projections, as well as the Board’s knowledge and understanding of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•

the Board’s belief, based upon the Board’s current understanding of the Company’s operations, projected financial results and revenue forecasts, that it was unlikely that the trading price of the Company common stock would, in the foreseeable future, reach and sustain a trading price greater than $28.00 per share, adjusted for present value;

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the Company’s need to respond to rapid market, competitive and technological conditions in the software industry, to anticipate accurately new technology developments, customer requirements and industry standards, and to introduce new products or enhancements to existing products and services in a timely manner;

•	the risks associated with the Company’s international research and development operations in Canada, Australia, Russia, United Kingdom, China, Czech Republic, Hong Kong and Israel;

•	the Company’s vulnerability to direct competition from other platform vendors;

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consolidation within the software industry, and the timing of new products and services and enhancements to existing products and services by platform vendors of database application, Windows and virtualization products and by the Company’s competitors;

•	continued volatility in the foreign exchange markets; and

•	continued volatility in the European markets in which the Company does business.

•

the opinion of Morgan Stanley, delivered to the Special Committee on June 29, 2012, subsequently confirmed in writing, to the effect that, as of June 29, 2012, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Per Share Merger Consideration to be received by holders of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders;

•	the requirement that the Merger Agreement be adopted by the holders of a majority of the outstanding shares of Company common stock;

•	the risks of remaining independent, and pursuing the Company’s strategic business plan;

•	the uncertainties associated with the Company’s strategic business plan in light of the Company’s competitive position in its industry, potential for future growth, and current acquisition strategy;

•	that the form of consideration to be paid to holders of Company common stock is cash, which will provide certainty of value and immediate liquidity to the holders of such Company common stock;

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the Board’s belief that the immediate receipt of the Per Share Merger Consideration is more favorable to our stockholders than the possible alternatives to a sale, including pursuing the Company’s standalone plan or a stock buyback or dividend, which alternatives the Board determined were not likely to present superior opportunities for the Company to create greater value for our stockholders taking into account the associated potential risks, rewards and uncertainties described above;

•	the likelihood that the Merger would be completed based on, among other things:

•	the absence of a financing condition;

•	the likelihood and anticipated timing of completing the Merger in light of the scope of the closing conditions; and

•	the Company’s right, in certain circumstances, to specifically enforce Parent’s obligations;

•	the other terms of the Merger Agreement and the related agreements, including:

•

the Board’s ability to withhold, withdraw, qualify or modify its recommendation that the Company’s stockholders vote to adopt the Merger Agreement, in certain circumstances and subject to certain conditions in the Merger Agreement;

•	that the Merger Agreement provides for a termination fee of $59,205,761 or up to $5.0 million depending upon the circumstances under which the Merger Agreement is terminated pursuant to its terms; and

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the availability of appraisal rights under Section 262 of the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	the Special Committee’s analysis, conclusions and unanimous determination (which the Board has unanimously adopted) that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable and fair (both substantively and procedurally) to and in the best interests of the Company and its stockholders and the Special Committee’s unanimous recommendation that the Board adopt a resolution approving and declaring the advisability of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommending that the stockholders of the Company adopt the Merger Agreement.

Neither the Special Committee nor the Board considered the liquidation value in determining the fairness of the Merger to Company’s stockholders because of its belief, after consultation with its financial advisors, that liquidation value does not present a meaningful valuation for the Company and its business. The Company’s value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in liquidation. Accordingly, the valuation analyses presented by Morgan Stanley to the Special Committee as described in “—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee” was based on the operation of the Company as a continuing business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations. In addition, neither the Special Committee nor the Board considered the net book value in determining the fairness of the Merger to the Company’s stockholders because of its belief, after consultation with its financial advisor, that net book value does not present a meaningful valuation metric for the Company and its business as the Company’s value is derived from the cash flows generated from its continuing operations.

The Special Committee and the Board also considered a number of factors that are discussed below relating to the procedural safeguards that the Special Committee and the Board believe were and are present to ensure the fairness of the Merger. The Board believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Company and its stockholders:

•	the Merger Agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock;

•	our ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other Takeover Proposals (defined below);

•

our ability, under certain circumstances, to terminate the Merger Agreement in order to enter into a definitive agreement related to a Superior Proposal (defined below), subject to paying a termination fee;

•

the opinion of Morgan Stanley, delivered to the Special Committee on June 29, 2012, subsequently confirmed in writing, to the effect that, as of June 29, 2012, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Per Share Merger Consideration to be received by holders of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. See “—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee”; and

•

the availability of appraisal rights under Section 262 of the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

In the course of its deliberations, the Special Committee and the Board also considered a variety of uncertainties, risks and other countervailing factors concerning the Merger Agreement and the Merger, including:

•	the Company may be unable to obtain stockholder approval as required for the transactions contemplated by the Merger Agreement;

•	conditions to the Closing and the transactions contemplated by the Merger Agreement may not be satisfied;

•	recent changes in the Company’s senior management team;

•	the transactions contemplated by the Merger Agreement may involve unexpected costs, liabilities or delays;

•	the business of the Company may suffer as a result of uncertainty surrounding the Merger and the transactions contemplated by the Merger Agreement;

•	the Company may be adversely affected by other economic, business, and/or competitive factors;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the risk that the Merger and the transactions contemplated by the Merger Agreement disrupt current plans and operations;

•	the risk that the Merger and the transactions contemplated by the Merger Agreement create potential difficulties in employee retention;

•

other risks to consummation of the Merger and the transactions contemplated by the Merger Agreement, including the risk that the Merger and the transactions contemplated by the Merger Agreement will not be consummated within the expected time period;

•	the Company may be required, if the Merger is not completed, to pay its own expenses associated with the Merger Agreement, the Merger and the other transactions contemplated thereby;

•	that an all cash transaction will be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes; and

•

that restrictions in the Merger Agreement on the conduct of the Company’s business prior to the consummation of the Merger may delay or prevent the Company from undertaking business opportunities that could arise prior to the consummation of the Merger.

In addition, the Special Committee and the Board were aware of and considered the interests that certain of our directors and executive officers have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of the Company. See “—Interests of the Company’s Directors and Executive Officers in the Merger” and “Golden Parachute Compensation” beginning on pages 51 and 84.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but the Board believes it addresses the material factors considered by the Board in its consideration of the Merger, including factors that may support the Merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Board may have given different weights to the above factors.

Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee

The Special Committee retained Morgan Stanley to provide financial advisory services and a financial opinion in connection with a possible merger, sale, change of control, going-private or other similar transaction involving the Company. The Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of our business and affairs. At the meeting of the Special Committee on June 29, 2012, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of June 29, 2012, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Per Share Merger

Consideration to be received by the holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of June 29, 2012, is attached to this proxy statement as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Special Committee and addresses only the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation to any holder of Company common stock as to how to vote at any stockholders meeting held in connection with the Merger or whether to take any other action with respect to the Merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of the Company;

•	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	Reviewed certain financial projections made available to Morgan Stanley by the management of the Company;

•	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	Reviewed the reported prices and trading activity for the Company common stock;

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Compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other publicly traded companies comparable with the Company and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

•	Reviewed the Merger Agreement; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for its opinion. With respect to the Projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of June 29, 2012. Events occurring after June 29, 2012 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated June 29, 2012. The various analyses summarized below were based on the unaffected closing price of $19.40 per share of Company common stock as of March 8, 2012, the last full trading day prior to the announcement of the Insight Merger Agreement on March 9, 2012. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Trading Range Analysis

Morgan Stanley performed a trading range analysis with respect to the historical share prices of the Company common stock. Morgan Stanley reviewed the range of closing prices of the Company common stock for various periods ending on March 8, 2012. Morgan Stanley observed the following:

Period Ending March 8, 2012	Range of Closing Prices
Last 30 Days	$19.34 – 21.93
Since Issuing Revised Fiscal Year 2011 Guidance (July 12, 2011)	$15.02 – 21.93
Last 12 Months	$15.02 – 26.90

Morgan Stanley noted that the consideration of $28.00 per share to be received by holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement reflected a 44% premium to the unaffected closing price per share of Company common stock as of March 8, 2012, a 37% premium to the average closing price per share of Company common stock for the 30 trading days prior to and including March 8, 2012 and a 42% premium to the average closing price per share of Company common stock for the 60 trading days prior to and including March 8, 2012.

Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for Company common stock prepared and published by equity research analysts prior to March 8, 2012. These targets reflect each analyst’s estimate of the future public market trading price of the Company common stock and are not discounted to reflect present values. The range of undiscounted analyst price targets for Company common stock was $19.50 to $29.00 per share as of May 11, 2012 and Morgan Stanley noted that the median and mean undiscounted analyst price targets were $24.00 per share and $23.75 per share, respectively.

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was $28.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Company common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions. Morgan Stanley considered a number of factors in analyzing the Per Share Merger Consideration, including the range of undiscounted analyst price targets for the Company common stock as well as the median and mean of such range. The fact that points in the range of undiscounted analyst price targets for the Company common stock were below or above the Per Share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Per Share Merger Consideration, but one of many factors Morgan Stanley considered.

Comparable Companies Analysis

Morgan Stanley performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley compared certain financial information of the Company with equivalent publicly available consensus estimates for companies that share similar business characteristics, such as those that provide IT management software or those that have similar scale and operating characteristics (the “Comparable Companies”).

These companies included the following:

Selected Core Comparables

•	BMC Software, Inc.

•	CA, Inc.

•	Compuware Corporation

•	Symantec Corporation

Selected Large Cap Software Comparables

•	Hewlett-Packard Company

•	International Business Machines Corporation

•	Microsoft Corporation

•	Oracle Corporation

Selected Other/High-Growth Software Comparables

•	Citrix Systems, Inc.

•	Informatica Corporation

•	Qlik Technologies Inc.

•	SolarWinds, Inc.

•	TIBCO Software Inc.

•	VMware, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•

the ratio of aggregate value, defined as fully diluted market capitalization plus total debt plus minority interest less cash and cash equivalents, to estimated non-Generally Accepted Accounting Principles (“non-GAAP”) operating income, adjusted to exclude amortization of acquired intangibles, stock compensation expense and one-time items (“EBITA”) for calendar year 2012 based on publicly available street analyst estimates; and

•	the ratio of price per share to diluted non-GAAP earnings per share (“earnings per share”) based on publicly available street analyst estimates for calendar year 2012.

The ratio of aggregate value to estimated EBITA for calendar year 2012, as described above and as of June 28, 2012, for the Selected Core Comparables, Selected Large Cap Software Comparables and Selected Other/High-Growth Software Comparables was 7.4x, 8.0x and 21.9x, respectively. The ratio of price per share to estimated earnings per share for calendar year 2012, as described above and as of June 28, 2012, for the Selected Core Comparables, Selected Large Cap Software Comparables and Selected Other/High-Growth Software Comparables was 11.5x, 10.5x and 28.1x, respectively. Based on the analysis of the relevant metrics for each of the Comparable Companies, Morgan Stanley selected representative ranges of financial multiples and applied these ranges of multiples to the relevant Company financial statistic. For purposes of estimated EBITA and earnings per share, Morgan Stanley utilized the average of publicly available street analyst estimates for the Company, available as of May 11, 2012 (the “Street Case”). Morgan Stanley also utilized estimates made available to Morgan Stanley by the Company’s management, as more fully described in “—Prospective Financial Information” (the “Management Case A”).

Based on the number of outstanding shares of Company common stock on a fully diluted basis (including outstanding options and restricted stock units), Morgan Stanley calculated the estimated implied value per share of Company common stock as follows:

Calendar Year Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share of the Company Common Stock
Street Case
Aggregate Value to 2012 EBITA	7.0x – 9.0x	$18.23 – $22.26
Price to 2012 Earnings per Share	10.0x – 13.0x	$16.53 – $21.49
Management Case A
Aggregate Value to Estimated 2012 EBITA	7.0x – 9.0x	$18.49 – $22.59
Price to Estimated 2012 Earnings per Share	10.0x – 13.0x	$16.32 –$21.22

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was $28.00 per share.

No company utilized in the public trading comparables analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data. Morgan Stanley considered a number of factors in analyzing the Per Share Merger Consideration. That points in the range of implied present value per share of the Company implied by the comparable companies analysis were less than or greater than the Per Share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Per Share Merger Consideration, but one of many factors Morgan Stanley considered.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future value of a company’s common equity as a function of the company’s estimated future EBITA and future earnings per share and a potential range of aggregate value to EBITA multiples and price per share to earnings per share multiples. The resulting value is subsequently discounted to arrive at an estimated present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of estimated present equity values per share of Company common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley used calendar year 2013 EBITA and earnings per share estimates based on the Management Case A and the Management Case A+20. The Management Case A+20 was approved for use by Morgan Stanley as a basis for its opinion by the Company and was prepared by modifying the Management Case A to reflect $10 million of cost savings in calendar year 2012 and $20 million in cost savings in each subsequent year. Management Case A+20 was developed as a sensitivity case to reflect the potential impact of cost savings that might be achieved following the proposed transaction. Morgan Stanley applied a range of aggregate value to EBITA and price to earnings multiples to these estimates and applied a discount rate of 10%.

The following table summarizes Morgan Stanley’s analysis:

	Comparable Company Representative Multiple Range	Implied Present Value Per Share of the Company
Calendar Year 2013 Estimated EBITA
Management Case A	7.0x – 9.0x	$19.95 –$24.35
Management Case A + 20	7.0x – 9.0x	$21.31 – $26.07
Calendar Year 2013 Estimated Earnings per Share
Management Case A	10.0x – 13.0x	$17.47 – $22.71
Management Case A + 20	10.0x – 13.0x	$19.05 – $24.77

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was $28.00 per share.

Morgan Stanley considered a number of factors in analyzing the Per Share Merger Consideration. That points in the range of implied present value per share of the Company implied by the discounted equity value analysis were less than or greater than the Per Share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Per Share Merger Consideration, but one of many factors Morgan Stanley considered.

Discounted Cash Flow Analysis

Morgan Stanley calculated a range of equity values per share for the Company based on a discounted cash flow analysis to value the Company as a standalone entity. Morgan Stanley utilized projections from each of the Street Case, the Management Case A, and the Sensitivity Case. The Sensitivity Case was approved for use by

Morgan Stanley as a basis for its opinion by the Company and reflects a more cautious potential outlook for the Company than the Management Case A. Accordingly, the Sensitivity Case projects lower growth rates as compared to the Management Case A. For the analysis utilizing the Street Case, projections through 2013 were based on the average of publicly available estimates, prepared by equity research analysts available as of May 11, 2012, and estimates for 2014 through 2016 were developed by an extrapolation of 2013 estimates. For the analysis utilizing the Management Case A and the Sensitivity Case, management projections through 2015 were used, and estimates for 2016 were developed by an extrapolation of management’s 2015 projections. Morgan Stanley calculated the net present value of projected free cash flows for the Company for the period through 2016 and calculated terminal values in the year 2016 based on a range of terminal perpetual growth rates and a range of terminal tax rates ranging from 25% to 40%. Morgan Stanley utilized terminal perpetual growth rates between 1% to 3% for the Street Case, the Management Case A and the Management Case A + 20. For the Sensitivity Case, Morgan Stanley utilized terminal perpetual growth rates from 0% to 2%. These values were discounted to present values as of June 30, 2012 at a discount rate from 9% to 11%. The discount rate used by Morgan Stanley was primarily based on the Capital Asset Pricing Model (“CAPM”) methodology, which provided a weighted average cost of capital of the Company of 8.8% to 11.3%. In the CAPM methodology, Morgan Stanley used a risk free rate based on a 10 year average of the 10-year U.S. Treasury rate, a market risk free premium range of 4.0% to 6.0%, a predicted barra beta of 1.26, a pre-tax marginal cost of debt assumed at 6% and an assumed tax rate of 25%. As a sensitivity to the primary CAPM methodology, Morgan Stanley also estimated the Company’s weighted average cost of capital using two supplemental methodologies—an implied market value based approach and a CAPM methodology using betas of core comparable companies.

The following table summarizes Morgan Stanley’s analysis:

Implied Present Value Per Share of the Company
Street Case	$20.02 – $29.60
Management Case A	$22.07 – $32.51
Management Case A + 20	$23.36 – $34.53
Sensitivity Case	$19.37 – $27.52

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement is $28.00 per share.

Morgan Stanley considered a number of factors in analyzing the Per Share Merger Consideration. That points in the range of implied present value per share of the Company implied by the discounted cash flow analysis were less than or greater than the Per Share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Per Share Merger Consideration, but one of many factors Morgan Stanley considered.

Illustrative Leveraged Buyout (“LBO”) Analysis

Morgan Stanley performed a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of the Company. Morgan Stanley assumed a transaction date of June 30, 2012 and a range of total debt to last 12 months Adjusted EBITDA ratios of 5.5x to 6.0x. Adjusted EBITDA refers to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding stock compensation expense and one-time items. Morgan Stanley also assumed a subsequent exit transaction by the financial sponsor at December 31, 2016 with a valuation of the Company realized by the financial sponsor in such subsequent exit transaction calculated utilizing the same ratio of aggregate value to last twelve months Adjusted EBITDA as was implied by the initial purchase price for each hypothetical leveraged buyout scenario. In preparing this analysis, Morgan Stanley utilized projections from Management Case A. The implied acquisition price per share that could be paid by a financial sponsor for purposes of this analysis was based on a target range of annualized internal rates of return for the financial sponsor of 20% to 25%. The resulting present value per share of Company common stock implied by this analysis was between $25.39 and $30.81 per share.

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was $28.00 per share.

Morgan Stanley considered a number of factors in analyzing the Per Share Merger Consideration. That points in the range of present values per share of Company common stock implied by the LBO analysis were less than or greater than the Per Share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Per Share Merger Consideration, but one of many factors Morgan Stanley considered.

Analysis of Precedent Transactions

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with this transaction. In connection with its analysis, Morgan Stanley compared publicly available statistics for select all cash technology transactions with a value greater than $500 million occurring between January 1, 2010 and June 28, 2012, select software transactions with a value greater than $500 million occurring between January 1, 2008 and June 28, 2012 as well as select LBO transactions with a value greater than $1 billion occurring between January 1, 2010 and June 28, 2012. The following is a list of the transactions reviewed:

Selected Technology Transactions (Target / Acquiror)

3PAR Inc. / Hewlett-Packard Company

Actel Corporation / Microsemi Corporation

ADC Telecommunications, Inc. / Tyco Electronics, Ltd.

ArcSight, Inc. / Hewlett-Packard Company

Ariba, Inc. / SAP AG

Art Technology Group Inc. / Oracle Corporation

Atheros Communications, Inc. / QUALCOMM Incorporated

Autonomy Corporation PLC / Hewlett-Packard Company

Blackboard Inc. / Providence Equity Partners LLC *

Blue Coat Systems, Inc. / Thoma Bravo, LLC *

Cogent Communications Group, Inc. / 3M Company

Compellent Technologies, Inc. / Dell Inc.

CyberSource Corporation / Visa Inc.

DemandTec, Inc. / International Business Machines Corporation

Dimension Data Holdings PLC / Nippon Telegraph and Telephone Corporation

Dionex Corp. / Thermo Fisher Scientific, Inc.

Epicor Software Corporation / Apax Partners Holdings Ltd *

GSI Commerce, Inc. / eBay Inc.

Interactive Data Corporation / Investor Group *

Internet Brands, Inc. / Hellman & Friedman LLC *

Isilon Systems, Inc. / EMC Corporation

L-1 Identity Solutions, Inc / Safran SA

Lawson Software, Inc. / Infor Global Solutions, Inc. *

McAfee, Inc. / Intel Corporation

Misys PLC / Vista Equity Partners *

Motorola Solutions, Inc. / Google Inc.

National Semiconductor Corporation / Texas Instruments Inc.

Netezza Corporation / International Business Machines Corporation

NetLogic Microsystems, Inc. / Broadcom Corporation

Novell, Inc. / Attachmate Corporation *

Palm, Inc. / Hewlett-Packard Company

Phase Forward Inc. / Oracle Corporation

Radiant Systems, Inc. / NCR Corp.

RightNow Technologies Inc. / Oracle Corporation

Skillsoft PLC / Investor Group *

Smart Technologies Inc. / Silver Lake Partners *

SonicWALL, Inc. / Investor Group *

Stanley, Inc. / CGI Group, Inc.

SuccessFactors, Inc. / SAP AG

Sybase, Inc. / SAP AG Syniverse Technologies, Inc. / The Carlyle Group LP *

Taleo Corporation / Oracle Corporation

Terremark Worldwide, Inc. / Verizon Communications Inc.

Varian Semiconductor Equipment Associates, Inc. / Applied Materials Inc.

Verigy Ltd. / Advantest Corp.

Zarlink Semiconductor Inc. / Microsemi Corporation

*	Technology LBO Transactions

Selected Software Transactions (Target / Acquiror)

ArcSight, Inc. / Hewlett-Packard Company

Ariba, Inc. / SAP AG

Art Technology Group Inc. / Oracle Corporation

Autonomy Corporation PLC / Hewlett-Packard Company

Blackboard Inc. / Providence Equity Partners LLC

Blue Coat Systems, Inc. / Thoma Bravo, LLC

Buddy Media, Inc. / salesforce.com, inc.

DemandTec, Inc. / International Business Machines Corporation

Eclipsys Corporation / Allscripts Healthcare Solutions, Inc.

Epicor Software Corporation / Apax Partners Holdings Ltd

Fast Search & Transfer ASA / Microsoft Corporation

Interactive Data Corporation / Investor Group

Interwoven Inc. / Autonomy Corporation PLC

Lawson Software, Inc. / Infor Global Solutions, Inc.

McAfee, Inc. / Intel Corporation

Misys PLC / Vista Equity Partners

Novell, Inc. / Attachmate Corporation

Omniture, Inc. / Adobe Systems Inc.

Paradigm B.V. / Apax Partners Worldwide LLP

Phase Forward Inc. / Oracle Corporation

Radiant Systems, Inc. / NCR Corp.

Rightnow Technologies Inc. / Oracle Corporation

S1 Corporation / ACI Worldwide, Inc.

Satyam Computer Services Limited / Tech Mahindra Limited

SkillSoft PLC / Investor Group

Sonic Corp. / Rovi Corporation

SonicWALL, Inc. / Dell Inc.

SonicWALL, Inc. / Investor Group

SPSS Inc. / International Business Machines Corporation

SuccessFactors, Inc. / SAP AG

Sun Microsystems, Inc/ Oracle Corporation

Sybase, Inc. / SAP AG

Taleo Corporation / Oracle Corporation

Wind River Systems, Inc. / Intel Corporation

Selected LBO Transactions (Target / Acquiror)

99 Cents Only Stores / Leonard Green & Partners, L.P.

Academy, Ltd. / Kohlberg Kravis Roberts & Co.

Acosta, Inc. / Thomas H. Lee Partners, L.P.

Advantage Sales and Marketing Holdings LLC / Apax Partners Worldwide LLP

Air Medical Group Holdings, Inc. / Bain Capital, LLC

American Tire Distributors Holdings, Inc. / TPG Capital

Arizona Chemical Ltd. / American Private Equity Partners L.P.

Ashland Inc. / TPG Capital

BJ’s Wholesale Club Inc. / Leonard Green & Partners, L.P.

Blackboard Inc. / Providence Equity Partners LLC

Blue Coat Systems, Inc. / Thoma Bravo, LLC

Bumble Bee Foods, LLC / Liongate Capital Management

Burger King Holdings, Inc. / 3G Capital Management, LLC

Capsugel Holdings US Inc. / Kohlberg Kravis Roberts & Co.

CKE Restaurants, Inc. / Apollo Management, L.P.

CommScope Inc. / The Carlyle Group LP

Del Monte Foods Company / Kohlberg Kravis Roberts & Co.

DynCorp International Inc. / Cerberus Capital Management, L.P.

Dynegy Inc. / The Blackstone Group LP

Emdeon Inc. / The Blackstone Group LP

Emergency Medical Services Corporation / CD&R Investment Associates VI Inc.

Epicor Software Corporation / Apax Partners Worldwide LLP

Gymboree Corp. / Bain Capital, LLC

Husky Energy Inc. / Berkshire Hathaway Inc.

Immucor Inc. / TPG Capital

Interactive Data Corporation / Investor Group

inVentiv Health, Inc. / Thomas H. Lee Partners, L.P.

J. Crew Group, Inc. / TPG Capital

Jo-Ann Stores, Inc. / Leonard Green & Partners, L.P.

Kinetic Concepts, Inc. / Apax Partners Worldwide LLP

Lawson Software, Inc. / Golden Gate Capital

Michaels Stores Inc. / Goldman Sachs Private Equity Group

Misys PLC / Vista Equity Partners

MultiPlan Holdings, Inc. / Silver Lake Partners

NBTY, Inc. / The Carlyle Group LP

Novell, Inc. / Attachmate Corporation

Pharmaceutical Product Development, Inc. / The Carlyle Group LP

Radiant Communications Corp. / ABRY Partners, LLC

Sedgwick CMS Holdings, Inc. / Hellman & Friedman LLC

SRA International, Inc. / Providence Equity Partners LLC

SSI Investments II Limited / Berkshire Hathaway Inc.

Styron LLC / Bain Capital, LLC

Syniverse Holdings, Inc. / The Carlyle Group LP

The Go Daddy Group, Inc. / Kohlberg Kravis Roberts & Co.

Tomkins PLC / CPP Group PLC

TransUnion Corp. / Madison Dearborn Partners, LLC

Vertafore, Inc. / TPG Capital

For each transaction listed above, Morgan Stanley noted the following financial statistics where available: (1) implied premium to the acquired company’s closing share price on the last trading day prior to announcement; (2) implied premium to the acquired company’s 30 trading day average closing share price prior to announcement; (3) the ratio of aggregate value of the transaction to last twelve months EBITDA; (4) the ratio of aggregate value of the transaction to next twelve months estimated EBITDA; (5) the ratio of price per share to the last twelve months earnings per share; and (6) the ratio of price per share to the next twelve months estimated earnings per share. Morgan Stanley observed that, with respect to the Precedent Technology Transactions, the minimum, median and maximum implied premium to the acquired company’s closing share price were 7.5%, 33.5% and 242.0% with respect to the last trading day prior to announcement and were 7.0%, 38.0% and 236.0% with respect to the acquired company’s 30 trading day average closing share price prior to announcement. Morgan Stanley observed that, with respect to the Precedent Software Transactions, the minimum, median and maximum ratio of aggregate value of the transaction to EBITDA were 7.3x, 14.5x and 42.5x with respect to the last twelve months EBITDA and were 5.3x, 11.7x and 41.1x with respect to the next twelve months estimated EBITDA. Morgan Stanley observed that, with respect to the Precedent Software Transactions, the minimum, median and maximum ratio of price per share to earnings per share were 13.8x, 27.5x and 81.9x for the last twelve months and 8.9x, 22.4x and 63.8x for the next twelve months. Morgan Stanley observed that, with respect to the Precedent LBO Transactions, the minimum, median and maximum ratio of aggregate value of the transaction to EBITDA were 5.5x, 9.0x and 15.4x for the last twelve months and were 5.3x, 9.2x and 12.6x for the estimated next twelve months.

Based on the analysis of the relevant metrics and time frame for each transaction listed above, Morgan Stanley selected representative ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant Company financial statistic. Morgan Stanley utilized Street Case estimates for purposes of next twelve months EBITDA and earnings per share. The following table summarizes Morgan Stanley’s analysis:

Precedent Transactions Financial Statistic	Representative Range	Implied Value Per Share of the Company
Precedent Premia
Premium to 1-Day Prior Closing Share Price	20.0% –55.0%	$23.28 – $30.07
Premium to 30-Day Average Closing Share Price	20.0% –55.0%	$24.70 – $31.91
Technology LBO: Premium to 1-Day Prior Closing Share Price	10.0% –35.0%	$21.34 – $26.19
Precedent Software Transactions
Aggregate Value to Last Twelve Months EBITDA	9.0x – 15.0x	$21.62 – $33.63
Aggregate Value to Estimated Next Twelve Months EBITDA	8.0x – 13.0x	$22.78 – $34.71
Price to Last Twelve Months Earnings Per Share	14.0x – 24.0x	$21.47 – $36.81
Price to Estimated Next Twelve Months Earnings Per Share	14.0x – 20.0x	$26.22 – $37.46
LBO Transactions
Aggregate Value to Last Twelve Months Adjusted EBITDA	7.0x – 12.0x	$19.68 – $31.24
Aggregate Value to Last Twelve Months EBITDA	7.0x – 12.0x	$17.50 – $27.67
Aggregate Value to Next Twelve Months EBITDA	6.0x – 11.0x	$17.87 – $29.97

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was $28.00 per share.

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the Per Share Merger Consideration. That points in the range of implied present value per share of the Company derived from the valuation of precedent transactions were less than or greater than the Per Share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Per Share Merger Consideration, but one of many factors Morgan Stanley considered.

General

In connection with the review of the Merger by the Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the Company’s control. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement and in connection with the delivery of its opinion, dated June 29, 2012, to the Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company common stock might actually trade.

The consideration to be received by the holders of shares of Company common stock (other than shares owned by the Company as treasury stock or held by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law) pursuant to the Merger Agreement was determined through arm’s length negotiations between the Special Committee and Parent and was approved by the Company’s Board. Morgan Stanley provided advice to the Special Committee during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to the Company or the Special Committee or to the Board or that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion does not address the underlying business decision to engage in the transaction contemplated by the Merger Agreement, or the relative merits of such transaction as compared to any potential alternatives that may be available to the Company. In addition, Morgan Stanley expresses no opinion as to how the stockholders of the Company should vote at the Special Meeting.

Morgan Stanley’s opinion and its presentation to the Special Committee was one of many factors taken into consideration by the Special Committee in its recommendation to the Board to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee or the Board with respect to the consideration pursuant to the Merger Agreement or of whether the Special Committee or the Board would have been willing to agree to different consideration.

The Special Committee retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of customers, in the debt or equity securities or loans of the Company, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger Agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Special Committee financial advisory services and a financial opinion in connection with the Merger, and will receive a fee of approximately $30 million for its services, approximately 75% of which is contingent upon the closing of the Merger. Morgan Stanley will also be reimbursed for its expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, the Special Committee has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley has provided financing services for the Company and Parent and has received fees in connection with such services. The net revenue received by Morgan Stanley for financing services provided to Parent during such period was approximately $1.4 million. Morgan Stanley may also seek to provide such services to Parent and the Company in the future and expects to receive fees for the rendering of these services. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Prospective Financial Information

The Company’s management does not in the ordinary course prepare prospective financial information for multiple upcoming fiscal years and made available prospective financial information for use in connection with the financial analyses performed by Morgan Stanley in connection with delivering its written financial opinion to the Special Committee and to assist Dell with its due diligence review of the Company.

In February 2012, in connection with the evaluation of a possible transaction, the Company made available to Morgan Stanley, in its capacity as financial advisor to the Special Committee, certain prospective financial information concerning the Company, including projected revenues, Operating Income, Stock Compensation, Taxes, After-Tax EBIT, Depreciation and Amortization, Capital Expenditures and Unlevered Free Cash Flow. This prospective financial information was included in the Schedule 14A filed by the Company with the SEC on April 12, 2012. This prospective financial information was subsequently updated by management on June 15, 2012 (the “Projections”). The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. Further, the Projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate or continuing in that context.

The Projections reflect numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The key business and economic assumptions underlying the Projections were industry performance, the static economic conditions and the projected financial performance of the Company, including license bookings of approximately $485 million in fiscal year 2012. The Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Projections reflect assumptions as to certain business decisions that are subject to change. The Projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of the Projections should not be regarded as an indication that the Company, Dell, the Special Committee, any of their respective financial advisors or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, Dell, the Special Committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the Projections if they are or become inaccurate.

The summary of such information below is included solely to give stockholders access to the information that was made available and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The inclusion of the Projections herein should not be deemed an admission or representation by the Company, Dell or the Special Committee that they are viewed by the Company or Dell or the Special Committee as material information of the Company, and in fact the Company, Dell and the Special Committee view the Projections as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

Certain information set forth in the Projections are non-GAAP financial measures. These non-GAAP financial measures are not calculated in accordance with, or a substitute for financial measures calculated in accordance with, GAAP and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, GAAP basis financial measures.

Case A

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
Revenue	$958.9	$1,020.6	$1,073.6	$1,124.3	$1,158.0
Operating Income (1)	$196.7	$227.5	$251.6	$273.9	$279.9
Stock Compensation	($28.8)	($30.6)	($32.2)	($33.7)	($34.7)
Taxes	($42.0)	($49.2)	($54.8)	($60.1)	($61.3)
After Tax EBIT (1)	$125.9	$147.7	$164.5	$180.2	$183.9
Depreciation and Amortization	$19.6	$20.4	$21.5	$20.8	$21.4
Capital Expenditures	($32.0)	($19.0)	($20.0)	($20.8)	($21.4)
Unlevered Free Cash Flow(1)	$103.3(2)	$198.2	$208.0	$205.5	$200.7

(1)	Reconciliations of these non-GAAP financial measures to the GAAP basis financial measures most directly comparable are provided below.

(2)	Includes unlevered free cash flow from 6/30/2012 to 12/31/2012.

Set forth below are reconciliations of Case A Operating Income, After Tax EBIT and Unlevered Free Cash Flow to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company (totals may not add due to rounding):

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
GAAP Income from Operations	$136.8	$167.0	$192.1	$221.5	$235.0
Reconciling Items:
Amortization of Intangible Assets	31.1	29.9	27.3	18.7	10.2
Stock-Based Compensation Expense	28.8	30.6	32.2	33.7	34.7

Operating Income	$196.7	$227.5	$251.6	$273.9	$279.9

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
GAAP Income from Operations	$136.8	$167.0	$192.1	$221.5	$235.0
Reconciling Items:
Amortization of Intangible Assets	31.1	29.9	27.3	18.7	10.2
Taxes (a)	(42.0)	(49.2)	(54.8)	(60.1)	(61.3)

After Tax EBIT (b)	$125.9	$147.7	$164.5	$180.2	$183.9

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
GAAP Income from Operations	$136.8	$167.0	$192.1	$221.5	$235.0
Reconciling Items:
Amortization of Intangible Assets	31.1	29.9	27.3	18.7	10.2
Taxes (a)	(42.0)	(49.2)	(54.8)	(60.1)	(61.3)
Depreciation and Amortization	19.6	20.4	21.5	20.8	21.4
Capital Expenditures	(32.0)	(19.0)	(20.0)	(20.8)	(21.4)
Change in Networking Capital	64.3	49.2	42.0	25.4	16.9

Unlevered Free Cash Flow (b)	$103.3 (c)	$198.2	$208.0	$205.5	$200.7

(a)	Actual non-GAAP taxes for 2011 was $47.6 million after the correction of a tax error as reported in the Company’s Current Report on Form 8-K filed May 10, 2012.

(b)	Includes stock-based compensation.

(c)	Captures free cash flow from 6/30/2012 to 12/31/2012.

Street Case

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
Revenue	$935.8	$991.0	$1,040.6	$1,082.2	$1,114.7
Operating Income (1)	$193.2	$216.6	$236.2	$247.8	$256.4
Stock Compensation	($28.1)	($29.7)	($31.2)	($32.45)	($33.4)
Taxes	($44.5)	($49.6)	($51.2)	($53.8)	($55.7)
After Tax EBIT (1)	$120.6	$137.3	$153.7	$161.5	$167.2
Depreciation and Amortization	$16.8	$25.8	$23.9	$21.6	$22.5
Capital Expenditures	($18.9)	($20.0)	($20.8)	($21.8)	($22.5)
Unlevered Free Cash Flow	$68.8(2)	$170.7	$181.6	$182.1	$183.4

(1)	Reconciliations of these non-GAAP financial measures to the GAAP basis financial measures most directly comparable are provided below.

(2)	Captures free cash flow from 6/30/2012 to 12/31/2012.

Set forth below are reconciliations of Street Case Operating Income, After Tax EBIT and Unlevered Free Cash Flow to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company (totals may not add due to rounding):

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
GAAP Income from Operations	$134.0	$157.0	$177.7	$196.6	$212.8
Reconciling Items:
Amortization of Intangible Assets	31.1	29.9	27.3	18.7	10.2
Stock-Based Compensation Expense	28.1	29.7	31.2	32.5	33.4

Operating Income	$193.2	$216.6	$236.2	$247.8	$256.4

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
GAAP Income from Operations	$134.0	$157.0	$177.7	$196.6	$212.8
Reconciling Items:
Amortization of Intangible Assets	31.1	29.9	27.3	18.7	10.2
Taxes (a)	(44.5)	(49.6)	(51.2)	(53.8)	(55.7)

After Tax EBIT (b)	$120.6	$137.3	$153.7	$161.5	$167.2

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
GAAP Income from Operations	$134.0	$157.0	$177.7	$196.6	$212.8
Reconciling Items:
Amortization of Intangible Assets	31.1	29.9	27.3	18.7	10.2
Taxes (a)	(44.5)	(49.6)	(51.2)	(53.8)	(55.7)
Depreciation and Amortization	16.8	25.8	23.9	21.6	22.5
Capital Expenditures	(18.9)	(20.0)	(20.8)	(21.8)	(22.5)
Change in Networking Capital	19.1	27.6	24.8	20.8	16.2

Unlevered Free Cash Flow (b)	$68.8 (c)	$170.7	$181.6	$182.1	$183.4

(a)	Actual non-GAAP taxes for 2011 was $47.6 million after the correction of a tax error as reported in the Company’s Current Report on Form 8-K filed May 10, 2012.

(b)	Includes stock-based compensation.

(c)	Captures free cash flow from 6/30/3012 to 12/31/2012.

Sensitivity Case

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
Revenue	$951.0	$1,003.2	$1,038.8	$1,070.4	$1,091.8
Operating Income (1)	$195.1	$222.7	$241.3	$258.0	$263.2
Stock Compensation	($28.5)	($30.1)	($31.2)	($32.1)	($32.8)
Taxes	($41.6)	($48.2)	($52.5)	($56.5)	($57.6)
After Tax EBIT (1)	$124.9	$144.5	$157.6	$169.4	$172.8
Depreciation and Amortization	$19.6	$20.1	$20.8	$19.8	$20.2
Capital Expenditures	($32.0)	($19.0)	($20.0)	($19.8)	($20.2)
Unlevered Free Cash Flow	$85.9(2)	$187.1	$186.7	$185.2	$183.5

(1)	Reconciliations of these non-GAAP financial measures to the GAAP basis financial measures most directly comparable are provided below.

(2)	Captures free cash flow from 6/30/2012 to 12/31/2012.

Set forth below are reconciliations of Sensitivity Case Operating Income, After Tax EBIT and Unlevered Free Cash Flow to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company (totals may not add due to rounding):

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
GAAP Income from Operations	$135.5	$162.7	$182.8	$207.2	$220.2
Reconciling Items:
Amortization of Intangible Assets	31.1	29.9	27.3	18.7	10.2
Stock-Based Compensation Expense	28.5	30.1	31.2	32.1	32.8

Operating Income	$195.1	$222.7	$241.3	$258.0	$263.2

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
GAAP Income from Operations	$135.5	$162.7	$182.8	$207.2	$220.2
Reconciling Items:
Amortization of Intangible Assets	31.1	29.9	27.3	18.7	10.2
Taxes (a)	(41.6)	(48.2)	(52.5)	(56.5)	(57.6)

After Tax EBIT (b)	$124.9	$144.5	$157.6	$169.4	$172.8

	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
GAAP Income from Operations	$135.5	$162.7	$182.8	$207.2	$220.2
Reconciling Items:
Amortization of Intangible Assets	31.1	29.9	27.3	18.7	10.2
Taxes (a)	(41.6)	(48.2)	(52.5)	(56.5)	(57.6)
Depreciation and Amortization	19.6	20.1	20.8	19.8	20.2
Capital Expenditures	(32.0)	(19.0)	(20.0)	(19.8)	(20.2)
Change in Networking Capital	59.4	41.5	28.3	15.8	10.7

Unlevered Free Cash Flow (b)	$85.9 (c)	$187.1	$186.7	$185.2	$183.5

(a)	Actual non-GAAP taxes for 2011 was $47.6 million after the correction of a tax error as reported in the Company’s Current Report on Form 8-K filed May 10, 2012.

(b)	Includes stock-based compensation.

(c)	Captures free cash flow from 6/30/3012 to 12/31/2012.

See “—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee” beginning on page 34 of this proxy statement for additional information regarding the use of the above prospective financial information.

Financing of the Merger

There is no financing condition to the Merger. Parent intends to use existing cash to pay for the acquisition.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve the Merger Agreement and recommend that the Company’s stockholders vote in favor of adopting the Merger Agreement. See “—Background of the Merger” and “—Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement” for a further discussion of these matters.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating the Merger, including negotiating the terms and conditions of the Merger Agreement, the Board determined that the chairman of the Special Committee would receive a retainer of $40,000 and monthly fee of $30,000 and that each other member of the Special Committee would receive a retainer of $30,000 and a monthly fee of $25,000 for their service on the Special Committee. Such fees are payable whether or not the Merger is completed and were approved by the Board. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending Special Committee meetings) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Treatment of Outstanding Stock Options

As described in “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 66, the Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding and unexercised Vested Option will be cancelled as of the effective time of the Merger and converted into the right to receive, as soon as reasonably practicable (but in any event no later than five business days following the effective time of the Merger), an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Vested Option, and (ii) the Designated Consideration.

The Merger Agreement provides that, at the effective time of the Merger, each outstanding Unvested Option will be assumed by Parent and, subject to the same terms and conditions applicable to each such Unvested Option, shall be exercisable for that number of whole shares of Parent common stock equal to the product (rounded down to the nearest whole share of Parent common stock) of (i) the number of shares of Company common stock that would have been issuable upon exercise of such Unvested Option immediately prior to the effective time of the Merger and (ii) the Option Exchange Ratio. The per share exercise price of each such Unvested Option will equal the quotient (rounded up to the nearest cent) obtained by dividing (i) the exercise price per share of Company common stock applicable to such Unvested Option immediately prior to the effective time of the Merger by (ii) the Option Exchange Ratio.

The following table sets forth, for each of our directors and executive officers holding stock options as of July 6, 2012 the aggregate number of shares of Company common stock subject to Vested Options and Unvested Options that have a per share exercise price lower than the Per Share Merger Consideration, the value of such Vested Options, and the number of shares of Parent common stock that would be subject to such Unvested Options immediately following the Merger. The value of the Vested Options has been calculated on a pre-tax basis, by multiplying (i) the Designated Consideration by (ii) the number of shares of Company common stock subject to those stock options. The number of shares of Parent common stock that will be subject to the Unvested Options has been calculated assuming the Merger occurred on July 6, 2012, when the Option Exchange Ratio would have been approximately 2.252, based on the average closing price of Parent common stock on Nasdaq for the five consecutive trading days ending on and including July 5, 2012.

	Vested Stock Options		Unvested Stock Options
Name	Company Shares	Value	Company Shares	Exercise Price Per Company Share	Parent Shares	Exercise Price Per Parent Share
Executive Officers
Vincent C. Smith(1)	1,824,705	$28,105,266	1,594,600	$19.50	3,591,730	$8.66
Douglas F. Garn	244,260	$2,398,321	908,910	$19.33	2,047,259	$8.59
Scott J. Davidson	139,540	$1,464,955	337,810	$19.61	760,894	$8.71
Steve Dickson	99,400	$977,410	269,600	$19.31	607,256	$8.57
Alan Fudge	99,340	$879,461	315,010	$19.00	709,539	$8.44
Non-Employee Directors
Kevin M. Klausmeyer	125,000	$1,267,950	0	—	0	—
Augustine L. Nieto II	105,000	$965,750	0	—	0	—
Paul A. Sallaberry	160,000	$1,738,000	0	—	0	—
H. John Dirks	105,000	$947,900	0	—	0	—

(1)	Excludes 432,982 Vested Options the economic value of which have been transferred to Mr. Smith’s former spouse pursuant to a domestic relations order.

Treatment of Outstanding Restricted Stock Units

The Merger Agreement provides that each Vested RSU that is outstanding at the effective time of the Merger will be converted into the right to receive, on the same terms and conditions as were applicable to such Vested RSU prior to the Merger, a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Vested RSU, without interest and less any required withholding taxes. Each Vested RSU, when so converted, will automatically be cancelled and the holder of such Vested RSU shall cease to have any rights with respect to such Vested RSU other than the right to receive the Per Share Merger Consideration. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 66 for additional information.

Other than Mr. Smith, none of the Company’s directors or executive officers held Company restricted stock units as of July 6, 2012. The following table sets forth the aggregate number of Vested RSUs held by Mr. Smith as of July 6, 2012, and the value of such restricted stock units. The value of the restricted stock units has been calculated on a pre-tax basis, by multiplying (i) the Per Share Merger Consideration by (ii) the number of shares of Company common stock subject to those restricted stock units. Mr. Smith held no Unvested RSUs as of July 6, 2012.

	Vested Restricted Stock Units
Name	Company Shares	Value
Vincent C. Smith	202,956	$5,682,768

Severance Arrangements

On March 8, 2012, the Board adopted the Quest Software, Inc. Change in Control Severance Plan (the “Severance Plan”) in order to encourage certain management-level employees of the Company, including Scott Davidson, Steve Dickson and Alan Fudge, to continue to focus on the best interests of the Company’s stockholders and provide severance protections to such employees in the event their employment is terminated by the Company without cause or by the employee for good reason within the two years following a change in control. For purposes of the Severance Plan, a “change in control” of the Company includes the consummation of the Merger. “Good Reason” is defined generally as (i) the failure by the Company to pay any material compensation when due, (ii) a reduction in base compensation, (iii) relocation of principal place of employment by more than 50 miles, (iv) a reduction in target bonus or target long-term incentive opportunity from the target level in effect immediately prior to the change in control, (v) a material reduction in retirement or welfare benefits, other than a reduction that similarly affects substantially all executive officers of the Company, (vi) any material adverse change in positions, duties, responsibilities or reporting relationships or the assignment of duties and responsibilities that are materially inconsistent in an adverse respect with the participant’s position as in effect immediately prior to the change in control or (vii) the removal of the participant from, or any failure to re-elect the participant to, any of the offices the participant held immediately prior to the change in control. The plan also provides severance benefits in the event of certain anticipatory terminations in the six months prior to a change in control.

The severance protections provided consist of a lump-sum cash amount equal to the product of the participant’s severance multiple (18 for Mr. Davidson and 15 for Messrs. Dickson and Fudge) and the participant’s monthly base salary, as well as continued medical and welfare benefits substantially equivalent to the benefits provided by the Company to similarly situated active employees, for the number of months equal to the severance multiple. The plan provides for a limited cutback of payments in order to avoid excise taxes under Section 280G of the Internal Revenue Code. Participants must sign a release of claims against the Company in order to receive severance benefits. Pursuant to the terms of the Severance Plan, the maximum aggregate severance protection available to Messrs. Davidson, Dickson and Fudge is $654,451.32, $544,909.50 and $633,456.60, respectively.

See “Golden Parachute Compensation” beginning on page 84 for additional information, including the values of the potential severance benefits payable to each executive officer.

New Management Arrangements with Quest Executive Officers

As of the date of this proxy statement, none of the Company’s executive officers has entered into any amendments or modifications to his or her existing employment arrangements with the Company in connection with the Merger, nor has any executive officer entered into any employment or other agreement with Parent or its affiliates. Parent has indicated that it or its affiliates may pursue agreements, arrangements or understandings with the Company’s executive officers, which may include cash and stock.

Retention Arrangement with Mr. Davidson

With the desire to encourage Mr. Davidson to continue to focus on the best interests of the Company following the execution of the Insight Merger Agreement, on March 20, 2012, the Special Committee approved a one-time cash payment of $100,000 to Mr. Davidson, less applicable taxes, subject to his continued employment through, and payable following, the earlier of (i) the effective time of the merger pursuant to the Insight Merger Agreement and (ii) the date of the Company’s entry into an agreement with respect to a Superior Proposal (as defined by the Insight Merger Agreement). In connection with the Company’s entry into the Merger Agreement on June 30, 2012, the one-time cash payment of $100,000, less applicable taxes, became payable and subsequently was paid to Mr. Davidson.

Employee Benefits

The Merger Agreement requires Parent or the surviving corporation to continue to provide certain compensation and benefits for a period of one year from the consummation of the Merger, as well as take certain actions in respect of employee benefits provided to the Company’s employees, including its executive officers. For a more detailed description of these requirements, please see “The Merger Agreement—Employee Benefit Matters” beginning on page 76.

Indemnification of Directors and Officers

The Company is organized under the laws of the State of Delaware. Section 145 of the DGCL permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law. The Company’s Certificate of Incorporation provides for the indemnification of the Company’s directors to the fullest extent permissible under the DGCL. Consequently, no director will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

In addition, the Company’s bylaws provide that the Company may indemnify its directors, officers, employees and agents, in each case to the fullest extent permitted by the DGCL. The Company’s bylaws also provide that the Company shall, to the fullest extent permitted by the DGCL, advance expenses to any indemnified director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding.

The Company has entered into agreements to indemnify its directors, officers and other employees as determined by the Board. These agreements generally provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company’s indemnification obligations include the advancement of the expenses mentioned in the preceding sentence. The Company also maintains directors’ and officers’ liability insurance that insures its directors and officers against certain losses and insures the Company with respect to its obligations to indemnify its directors and officers.

The Merger Agreement provides that, until the sixth anniversary of the effective time of the Merger, Parent and the surviving corporation will honor and fulfill in all respects the indemnification obligations of the Company, including the advancement of expenses incurred in the defense of any action or suit, incurred prior to the effective time of the Merger. For such time, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to the indemnified parties with respect to the limitation of liabilities of directors and officers and indemnification than are set forth in the Company’s organizational documents in effect on June 30, 2012. Furthermore, until the sixth anniversary of the effective time of the Merger, the surviving corporation will maintain in effect directors’ and officers’ liability insurance with benefits and coverage levels that are no less favorable in any material respect than the Company’s existing policies in respect of acts or omissions occurring at or prior to the effective time of the Merger, provided that in satisfying such obligations, Parent and the surviving corporation will not be obligated to pay annual premiums in excess of 300% of the current annual premium paid by the Company (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed such amount, Parent and the surviving corporation will obtain the most advantageous policy available for an annual premium not exceeding the Maximum Annual Premium. In lieu of the foregoing insurance, the Company has the option, in its sole discretion, to purchase a six-year prepaid “tail” policy, for an aggregate amount not exceeding six times the Maximum Annual Premium, with benefits and coverage levels that are at least substantially equivalent to the Company’s existing policies in respect of acts or omissions occurring at or prior to the effective time of the Merger.

Intent to Vote in Favor of the Merger

As of                 , 2012, the record date for the Special Meeting, our directors and current executive officers owned, in the aggregate, shares of Company common stock, or collectively approximately     % of the outstanding shares of Company common stock.

The VS Parties have entered into a voting agreement (the “Voting Agreement”) with the Company and Parent, dated as of June 30, 2012, pursuant to which the VS Parties have agreed, subject to certain conditions, to vote all shares Company common stock of which they possess voting power (approximately 35% of the outstanding shares of Company common stock as of July 6, 2012) in favor of the adoption of the Merger Agreement unless the Voting Agreement is terminated pursuant to its terms. See “The Voting Agreement” beginning on page 83 for additional information. A copy of the Voting Agreement is attached as Annex B to this proxy statement. Furthermore, the balance of our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the adoption of the Merger Agreement because they believe that the Merger is in the best interests of the Company and its stockholders.

Dividends

Pursuant to the Merger Agreement, we are prohibited from declaring any dividends following execution of the Merger Agreement on June 30, 2012 absent the prior written consent of Parent.

Regulatory Matters

In connection with the Merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the Merger Agreement by our stockholders; and

•	complying with U.S. federal securities laws.

In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of Company common stock in the offer and the Merger. The Company and Parent filed the notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on July 11, 2012, and July 9, 2012, respectively.

Approvals or notification filings are also necessary in connection with the Merger under the applicable antitrust laws in Austria, Germany, Ireland, Norway, Canada, Colombia, Turkey and Ukraine. The Merger cannot be completed until approvals in these jurisdictions (other than Colombia) are obtained.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of required waiting periods and the receipt of any other required approvals, the Antitrust Division of the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust or competition laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture or licensing of substantial assets and businesses, including assets and businesses of the Company and/or Parent. Private parties may also seek to take legal action under the antitrust and competition laws under certain circumstances.

Material United States Federal Income Tax Consequences

The following is a general summary of material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the Merger, and to Parent and Merger Sub with respect to the Merger. This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary assumes that holders own shares of Company common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, including without limitation, holders of shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under Delaware law to object to the Merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks, tax-exempt entities, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, United States expatriates and certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” or holders that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction).

We have not sought and will not seek any opinion of counsel or any ruling from the Internal Revenue Service with respect to the matters discussed herein. We urge holders of shares of Company common stock to consult their tax advisors with respect to the specific tax consequences to them in connection with the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

As used in this discussion, a “U.S. Holder” is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions, or (b) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

A “Non-U.S. Holder” is any beneficial owner of shares of Company common stock who is not a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) or a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the Merger.

Characterization of the Merger

For U.S. federal income tax purposes, Merger Sub should be disregarded as a transitory entity, and the merger of Merger Sub with and into the Company should be treated as a taxable transaction to holders of our common stock and should not be treated as a taxable transaction to the Company.

U.S. Holders

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of Company common stock pursuant to the Merger will generally recognize gain or loss, if any, equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange of such holder’s shares of Company common stock for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. Holders of our common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the Merger.

Backup Withholding Tax and Information Reporting

Payments made with respect to shares of Company common stock exchanged for cash in the Merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Parent and Merger Sub

Neither Parent nor Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

Non-U.S. Holders

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

(a) the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty);

(b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of Company common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year; or

(c) the Company is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the shares of Company common stock or the period that the Non-U.S. holder held the shares of Company common stock and the shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the Merger occurs. The determination of whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. We intend to take the position that the Company is not and has not been a USRPHC at any time within the five-year period ending on the date of the Merger.

Backup Withholding Tax and Information Reporting

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the Merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Delisting and Deregistration of the Company’s Common Shares

If the Merger is completed, the shares of Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act and shares of Company common stock will no longer be publicly traded, and the Company will no longer be required to file reports with the SEC.

Litigation Relating to the Merger

To the Company’s knowledge, there is no pending litigation against the Merger. The following lawsuits were commenced regarding the Insight Merger Agreement.

On March 12, 2012, March 14, 2012, and March 16, 2012, putative class action complaints captioned Pontiac General Employees’ Retirement System v. Quest Software, Inc., et al., No. 30-2012-00552957-CU-BT-CXC, New Jersey Building Laborers Pension Fund v. Dirks, et al., No. 30-2012-00553945-CU-BT-CXC and Peter Koehler v. Quest Software, Inc., et al., No. 30-2012-00554755, respectively, were filed in the Superior Court of California, County of Orange, on behalf of an alleged class of the Company’s stockholders. On May 3, 2012, the court consolidated the actions under the caption In re Quest Software, Inc. Shareholder Litigation, Lead Case No. 30-2012-00552957-CU-BT-CXC (the “California Action”). Defendants filed a motion to stay the California Action in favor of a parallel action proceeding in the Court of Chancery of the State of Delaware. On May 21, 2012, the Court granted Defendants motion to stay and scheduled a further case management conference for September 18, 2012. Defendants do not anticipate further developments in the California Action until that time.

On March 27, 2012, March 28, 2012, April 2, 2012, April 11, 2012, and April 17, 2012 putative class action complaints captioned Central Laborers’ Pension Fund v. Quest Software, Inc., et al., No. 7357- VCG, Taffel v. Garn, et al., No. 7361-VCG, O’Brien v. Quest Software, Inc., et al., No. 7384-VCG, Plumbers Union Local No. 690 Metal Trades Division Pension Plan v. Quest Software, Inc., et al., No. 7416-VCG, and Plumbers Local 98 Defined Benefit Pension Fund and International Union of Pennsylvania and Delaware v. Dirks, et al., No. 7432-VCG, respectively, were filed in the Court of Chancery of the State of Delaware on behalf of an alleged class of the Company’s stockholders. On April 25, 2012, the Chancery Court consolidated the Delaware Actions into a single action captioned In re Quest Software, Inc. Shareholders Litigation, Consol. C.A. No. 7357-VCG (the “Delaware Action,” and, together with the California Action, the “Insight Actions”) and denied plaintiffs’ motion for expedited proceedings as premature. At a status conference on May 9, 2012, the Chancery Court ordered limited expedited document production, but declined to order expedited proceedings. At further status conferences on May 18, May 29, and June 21, 2012, the Chancery Court declined to order expedited proceedings or additional expedited discovery. The next status conference has not yet been scheduled.

The operative complaints name as defendants the Company, all members of the Board, Insight or certain of its affiliates, including Expedition Holding Company, Inc. and Expedition Merger Sub, Inc. In each, the plaintiffs allege that members of the Board breached their fiduciary duties to the Company’s stockholders in connection with the Insight Merger Agreement and that the Company and certain affiliates of Insight aided and abetted the directors’ breaches of fiduciary duties. Plaintiffs claim that the Insight Merger Agreement involves an unfair price, an inadequate sales process, self-dealing and unreasonable deal protection devices. Plaintiffs also allege that the Company’s disclosures regarding the proposed merger in the April 12, 2012 preliminary proxy statement were inadequate. The complaints seek injunctive relief, including to enjoin or rescind the Insight Merger Agreement, and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief.

The Insight Merger Agreement has been terminated, and neither Parent nor its affiliates are named as defendants in any of the foregoing lawsuits. We believe that the claims asserted in the Insight Actions have no merit and intend to defend vigorously against them.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting at          a.m., local time, on                     , 2012, at                     . Seating will be limited to stockholders. Admission to the Special Meeting will be on a first-come, first-served basis. If you plan to attend the Special Meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special Meeting

The Special Meeting is being held for the following purposes:

•	to adopt the Merger Agreement;

•

to consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors

The Board, after careful consideration and acting on the unanimous recommendation of the Special Committee composed entirely of independent and disinterested directors, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company and its stockholders and recommended that the Company’s stockholders adopt the Merger Agreement at the Special Meeting. The Board unanimously recommends that our stockholders vote:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business on                     , 2012, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date,                      shares of Company common stock were issued and outstanding and held by                      holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the Special Meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 5 Polaris Way, Aliso Viejo California 92656.

Shares of Company common stock represented by proxies reflecting abstentions will be counted in determining the presence of a quorum. However, broker non-votes will not be counted in determining the presence of a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposals to be considered at the Special Meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the record date are present, in person or by proxy. In the event that a quorum is not present, or if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement

The adoption of the Merger Agreement by our stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the Special Meeting.

Failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval of the Compensation Proposal

The approval of the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present and entitled to vote at the Special Meeting as of the record date, whether or not a quorum is present.

If you vote “ABSTAIN” by proxy or in person at the Special Meeting, or if you attend the Special Meeting in person and fail to vote, on the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger, your shares of Company common stock will have the same effect as a vote “AGAINST” this proposal. If you fail to submit a proxy and do not attend the Special Meeting in person, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your shares of Company common stock will have no effect on this proposal.

Approval of the Adjournment of the Special Meeting

The approval of the proposal to adjourn of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement requires the affirmative vote of the holders of at least of a majority of the shares of Company common stock present and entitled to vote at the Special Meeting as of the record date, whether or not a quorum is present.

If you vote “ABSTAIN” by proxy or in person at the Special Meeting, or if you attend the Special Meeting in person and fail to vote, on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger

Agreement, your shares of Company common stock will have the same effect as a vote “AGAINST” this proposal. If you fail to submit a proxy and do not attend the Special Meeting in person, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your shares of Company common stock will have no effect on this proposal.

Stock Ownership and Interests of Certain Persons

As of                     , 2012, the record date for the Special Meeting, our directors and current executive officers owned, in the aggregate,                      shares of Company common stock, or collectively approximately         % of the outstanding shares of Company common stock.

The VS Parties have entered into the Voting Agreement pursuant to which the VS Parties have agreed, subject to certain conditions, to vote all shares of Company common stock for which they have voting power (approximately 35% of the outstanding shares of Company common stock as of July 6, 2012) in favor of the adoption of the Merger Agreement and other proposals necessary to consummate the Merger unless the Voting Agreement is terminated by its terms. See “The Voting Agreement” beginning on page 83 for additional information. A copy of the Voting Agreement is attached as Annex B to this proxy statement. Furthermore, the balance of our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the adoption of the Merger Agreement because they believe that the Merger is in the best interests of the Company and its unaffiliated stockholders.

Certain members of our management and the Board have interests that may be different from, or in addition to, those of our stockholders generally. For more information, please read “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 51.

Voting Procedures

Ensure that your shares of Company common stock can be voted at the Special Meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the Special Meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the Special Meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the Merger Agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the Merger Agreement, the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger, and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

For additional questions about the Merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885.

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the Special Meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the Special Meeting and to vote in person. If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the Special Meeting.

You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the Special Meeting in person. If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the Special Meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” approval to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than the proposals to (i) adopt the Merger Agreement, (ii) approve the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger and (iii) approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, will be brought before the Special Meeting. If, however, other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the Special Meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the Special Meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the Special Meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the value of your shares of Company common stock determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the Per Share Merger Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement and you must NOT vote in favor of the adoption of the Merger Agreement. Voting “AGAINST” the adoption of the Merger Agreement or voting to “ABSTAIN” on that proposal is not sufficient to exercise your appraisal rights. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 88 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the Board and will be paid for by the Company. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee estimated to be approximately $            , plus the reimbursement of out-of-pocket expenses incurred on behalf of the Company.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

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THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the surviving corporation, the Company will continue to exist as a wholly owned subsidiary of Dell following the Merger.

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the Merger, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

At the effective time of the Merger, the certificate of incorporation and bylaws of the surviving corporation will be amended and restated to conform with those attached as Exhibit B and Exhibit C, respectively, of the Merger Agreement, until amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger

The Closing will take place no later than the third business day following the date on which the last of the conditions to closing (described under “—Conditions to the Merger”) have been satisfied or waived (to the extent permitted by applicable law) (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another date, time or place is agreed to in writing by Parent and the Company.

The effective time of the Merger will occur as soon as practicable on the date of the Closing upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Treatment of Common Stock, Options and Restricted Stock Units

Common Stock

At the effective time of the Merger, each share of the Company’s common stock issued and outstanding immediately prior thereto (other than excluded shares described in this subsection) will convert into the right to receive the Per Share Merger Consideration. Common stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will be cancelled without payment of consideration. Common stock owned by any of the Company’s wholly owned subsidiaries will, at the election of Parent, either convert into stock of the surviving corporation or be cancelled without payment of consideration. Common stock owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of consideration, and such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Stock Options

Immediately prior to the effective time of the Merger, each outstanding and unexercised Vested Option will be cancelled as of the effective time of the Merger and converted into the right to receive, as soon as reasonably practicable (but in any event no later than five business days following the effective time of the Merger), an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Vested Option and (ii) the Designated Consideration.

At the effective time of the Merger, each outstanding Unvested Option will be assumed by Parent and, subject to the same terms and conditions applicable to each such Unvested Option, shall be exercisable for that number of whole shares of Parent common stock equal to the product (rounded down to the nearest whole share of Parent common stock) of (i) the number of shares of Company common stock that would have been issuable upon exercise of such Unvested Option immediately prior to the effective time of the Merger and (ii) the Option Exchange Ratio. The per share exercise price of each such Unvested Option will equal the quotient (rounded up to the nearest cent) obtained by dividing (i) the exercise price per share of Company common stock applicable to such Unvested Option immediately prior to the effective time of the Merger by (ii) the Option Exchange Ratio.

Restricted Stock Units

Each Unvested RSU that is outstanding at the effective time of the Merger will be converted into the right to receive, on the same terms and conditions as were applicable to such Unvested RSU prior to the Merger, on each date in which shares of Company common stock subject to such Unvested RSU would have become vested and exercisable (subject to continued employment through such date), a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Unvested RSU that would have otherwise vested on such vesting date, without interest and less any withholding taxes. At the effective time of the Merger, the Unvested RSUs will no longer represent the right to acquire shares of Company common stock and will represent the right to receive the Per Share Merger Consideration subject to the terms described in this paragraph.

Each Vested RSU at the effective time of the Merger will be converted into the right to receive, on the same terms and conditions as were applicable to such Vested RSU prior to the Merger, a cash amount equal to the Per

Share Merger Consideration for each share of Company common stock then subject to the Vested RSU, without interest and less any required withholding taxes. Each Vested RSU, when so converted, will automatically be cancelled and the holder of such Vested RSU shall cease to have any rights with respect to such Vested RSU other than the right to receive the Per Share Merger Consideration.

Exchange and Payment Procedures

Prior to the effective time of the Merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Per Share Merger Consideration (which we refer to as the “Paying Agent”). At or prior to the effective time of the Merger, Parent will deposit, or will cause to be deposited, with the Paying Agent an amount in cash sufficient for the Paying Agent to make payment of the aggregate Per Share Merger Consideration to the holders of shares of Company common stock.

Promptly (but in any event within three business days) after the effective time of the Merger, each record holder of shares of Company common stock will be sent a letter of transmittal describing how it may exchange its shares of Company common stock for the Per Share Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Paying Agent without a letter of transmittal.

You will not be entitled to receive the Per Share Merger Consideration until you surrender your stock certificate or certificates (or submit an affidavit of loss in respect thereof as described below) along with a duly completed and executed letter of transmittal to the Paying Agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the certificate is properly endorsed and the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. No interest will be paid or accrued on the cash payable as the Per Share Merger Consideration as provided above. Parent, the surviving corporation and the Paying Agent will be entitled to deduct and withhold any applicable taxes from the Per Share Merger Consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the Merger, there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, any person presents to the surviving corporation, Parent or the Paying Agent any certificates or any transfer instructions relating to shares cancelled in the Merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the Per Share Merger Consideration deposited with the Paying Agent that remains unclaimed by former record holders of common stock for one year after the effective time of the Merger may be delivered to the surviving corporation. Record holders of common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the Per Share Merger Consideration. None of the surviving corporation, Parent, the Paying Agent or any other person will be liable to any former record holders of Company common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Per Share Merger Consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company, Parent and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

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the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s stockholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

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the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the declaration of advisability of the Merger Agreement and the Merger by the Board, and the approval of the Merger Agreement and the Merger by the Board;

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the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements as a result of the Company entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the required vote of the Company’s stockholders to adopt the Merger Agreement;

•	governmental consents and approvals;

•	the Company’s SEC filings since January 1, 2010 and the financial statements included therein;

•	the absence of indebtedness and certain undisclosed liabilities;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information provided in this proxy statement;

•	the absence of a Company “material adverse effect” (as defined below) and the absence of certain other changes or events since March 31, 2012;

•	the conduct of business in accordance with the ordinary course, consistent with past practice since March 31, 2012;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	compliance with applicable laws, licenses and permits, including the Foreign Corrupt Practices Act (FCPA);

•	affiliate transactions;

•	tax matters;

•	employee benefits plans;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	the absence of a rights agreement and the inapplicability of any anti-takeover law to the Merger;

•	real property;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	customers and suppliers;

•	insurance policies;

•	the receipt of a fairness opinion from Morgan Stanley;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgment as to absence of any other representations and warranties.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect.” For purposes of the Merger Agreement, “material adverse effect” means any effect, change, event, state of fact, development, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to (i) have a material adverse effect on the business, results of operations, or financial condition of the Company and its subsidiaries taken as a whole, or (ii) prevent or materially impair or delay beyond December 30, 2012 (the “Outside Date”) the consummation of the transactions; provided that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a “material adverse effect” has occurred or may occur:

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any effect, change, event or occurrence generally affecting (A) the industry in which the Company and its subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates (in each case, only to the extent it does not adversely and disproportionately affect the Company and its subsidiaries as compared to others in the industry or industries in which the Company and its subsidiaries operate):

•	any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to:

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changes in law or in generally accepted accounting principles or in accounting standards after the date of the Merger Agreement (in each case, only to the extent it does not adversely and disproportionately affect the Company and its subsidiaries as compared to others in the industry or industries in which the Company and its subsidiaries operate);

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the announcement or existence of the Merger Agreement or the consummation of the Merger, other than for the purposes of the representations and warranties related to noncontravention and governmental approvals;

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acts of war (whether declared or not declared), sabotage, terrorism, other hostilities or political conditions, or any escalation or worsening of any such events (in each case, only to the extent it does not adversely and disproportionately affect the Company and its subsidiaries as compared to others in the industry or industries in which the Company and its subsidiaries operate);

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earthquakes, hurricanes, tornados or other natural disasters or force majeure events (in each case, only to the extent it does not adversely and disproportionately affect the Company and its subsidiaries as compared to others in the industry or industries in which the Company and its subsidiaries operate);

•	any action taken by the Company or its subsidiaries that is expressly required by the Merger Agreement or expressly requested in writing by Parent or Merger Sub;

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any change in the market price, or change in trading volume, of the capital stock of the Company, provided that such exception does not prevent or otherwise affect a determination that the underlying cause is a “material adverse effect”;

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any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings or other financial measure in and of itself, provided that such exception does not prevent or otherwise affect a determination that the underlying cause is a “material adverse effect”;

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any legal proceedings made or brought by any of the current or former security holders of the Company (on their own behalf or on behalf of the Company) arising out of or related to any of the transactions contemplated by the Merger Agreement;

•	the announcement of any change in the Company’s current senior management; and

•	any item set forth in the disclosure letter that the Company delivered in connection with the Merger Agreement.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

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their corporate power and authority to execute and deliver, to perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

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the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	governmental consents and approvals;

•	Parent ownership of Merger Sub and the operations of Merger Sub;

•	sufficiency of funds to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of legal proceedings against Parent and Merger Sub;

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Parent and Merger Sub not having taken any action that could reasonably be expected to require the service of notice under the Worker Adjustment and Retraining Notification Act (WARN) or similar local laws prior to the Closing;

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the absence of any stockholder voting or consent requirements with respect to Parent’s approval of the Merger Agreement or the transactions contemplated therein, except for the vote or consent of Parent as the sole stockholder of Merger Sub;

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acknowledgement as to the absence of any other representations and warranties, including with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company;

•	adequacy of Parent and Merger Sub’s investigation and ability to evaluate the merits and risks of the transactions contemplated by the Merger Agreement;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion or incorporation by reference in this proxy statement;

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Parent’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with Parent’s stockholders and the absence of encumbrances on Parent’s ownership of the equity interests of its subsidiaries;

•	Parent’s SEC filings since January 1, 2010 and the financial statements included therein;

•	the absence of a Parent material adverse effect and the absence of certain other changes or events since February 3, 2012; and

•	neither Parent nor Merger Sub being considered an “interested shareholder” of the Company within the meaning of Section 203 of the DGCL for the past three years.

The representations and warranties in the Merger Agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms. Many of the Parent’s and Merger Sub’s representations and warranties are qualified as to, among other things “materiality” or “Parent material adverse effect.” For purposes of the Merger Agreement, “Parent material adverse effect” means any effect that would individually or in the aggregate, prevent, materially impair or delay beyond the Outside Date the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement and the disclosure letter delivered by the Company in connection with the Merger Agreement, between the date of the Merger Agreement and the effective time of the Merger, unless Parent gives its prior written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries will cause their businesses to be conducted in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries will use their reasonable efforts to preserve their business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees and other entities with whom they have business relationships, assets, rights and properties.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure letter the Company delivered in connection with the Merger Agreement, unless the Parent consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from, among other things:

•	issuing, selling or granting shares of capital stock or other equity or voting interests, subject to certain exceptions;

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redeeming, purchasing or otherwise acquiring any of the Company’s outstanding shares of capital stock or other equity or voting interest, or any rights, warrants or options to acquire any shares of the Company’s capital stock or other equity or voting interest, subject to certain exceptions;

•	establishing a record date for, declaring, setting aside or paying any dividend or distribution in respect of any shares of the Company’s capital stock;

•	splitting, combining, subdividing or reclassifying any shares of the Company’s capital stock or other equity or voting interest;

•	entering into or modifying any collective bargaining agreements or other agreement with a labor union, works council or similar organization;

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(x) subject to certain exceptions, incurring, issuing, modifying, renewing, syndicating or refinancing any indebtedness, (y) entering into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (z) making any loans, advances, capital contributions or advances to any person other than the Company and any of its wholly owned subsidiaries;

•	adopting or implementing any stockholder rights plan, “poison pill” or similar arrangement or plan that is applicable to the Merger;

•	selling or leasing any of the Company’s properties or assets whose value or purchase price exceeds $10 million other than in the ordinary course of business, subject to certain exceptions;

•	making or authorizing capital expenditures in excess of $2 million individually or $10 million in the aggregate, other than those in the Company’s current plan or in the ordinary course of business;

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making any acquisition of the capital stock of another entity, and except in the ordinary course of business, any acquisition of a material portion of the assets of another entity, in each case, for consideration in excess of $5 million individually or $15 million in the aggregate;

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increasing the compensation or benefits of any director or executive officer, other than as required by the terms of any current benefit plan or agreement or as required by applicable law; increasing the salary, wages and benefits of other employees who are not executive officers or directors of the Company, other than (x) as required by the terms of any Company Plan (as defined in the Merger Agreement), (y) as required by applicable law, (z) in the ordinary course of business and consistent with past practice, or (aa) as the Company deems in its reasonable discretion to be necessary in order to compensate such employee at a level consistent with market practice; entering into any severance, change-in-control, retention, employment or other agreement with any employee, director or independent contractor or grant any new right or award under any Company Plan, other than the payment of severance (other than equity acceleration) in the ordinary course of business and consistent with past practice in accordance with the terms of the Company’s existing severance arrangements and/or policy as of June 30, 2012, or severance agreements (excluding agreements with participants in the Severance Plan as of June 30, 2012) with fewer than 100 employees that are effective for no more than 12 months and that provide for payments not exceeding one year’s base salary, provide an aggregate severance benefit of no more than $20 million and condition payment of severance upon termination without cause or the resignation of such employee as a result of the reduction of such employee’s base salary; establishing, adopting, terminating or amending any benefits plan, other than as required by law; taking any action to fund the payment of compensation or benefits under any benefit plan (unless required by the terms of any benefit plan); exercising any discretion to accelerate the vesting or payment of any compensation or benefits under any benefit plan; or extending an offer of employment to, or hiring, any candidate for a senior vice president or more senior position, or any employee with an annual base salary in excess of $175,000;

•	making certain material changes to financial or tax accounting policies (except as required by GAAP or by applicable law);

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modifying, amending, terminating or waiving any rights under any material contract, entering into any new material contracts or entering into any new material contract including a change-in-control payment that would be triggered in connection with the Merger (in each case, subject to certain exceptions);

•	making changes to the organizational documents of the Company or its subsidiaries;

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failing to make any material filing, pay any fee or take any other action with respect to any material trademark or trade name or entering into any license or transfer agreement relating to such trademark or trade name that is material to the conduct of the business of the Company or any of its subsidiaries;

•	adopting a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any subsidiary;

•	granting any liens or encumbrances other than certain permitted liens and encumbrances;

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failing to use commercially reasonable efforts to maintain the existing insurance policies or replace such policies with comparable insurance policies covering the Company, it subsidiaries and their respective properties, assets and businesses;

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paying, discharging, settling or compromising any pending or threatened litigation or claim other than litigation or claims (i) for less than $5 million individually or $10 million in the aggregate, (ii) that do not involve injunctive or equitable relief, and (iii) that do not involve the issuance of capital stock;

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subject to certain exceptions, making any material change in any method of tax accounting, making, changing or rescinding any material tax election, settling or compromising any material tax liability, surrendering any right to claim for a material tax refund, filing any amended tax return with respect to any material tax, entering into any closing agreement or waiving or extending the statute of limitations in respect of any income or other material taxes; and

•	agreeing, authorizing or committing to do any of the foregoing.

No Solicitation of Takeover Proposals

The Company is required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any Takeover Proposals and request that any such person promptly return or destroy all confidential information concerning the Company and the Company’s subsidiaries. Until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and their representatives may not:

•	solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any Takeover Proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any Takeover Proposal;

•	provide any non-public information to any person in connection with or to encourage or facilitate a Takeover Proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal.

At any time prior to the time the Company’s stockholders adopt the Merger Agreement, if the Company receives an unsolicited written Takeover Proposal from any person, the Company may:

•	contact such person to clarify the terms and conditions of such proposal; and

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upon notice to Parent and Merger Sub, engage in discussions or negotiations with such person, and furnish to such third-party information (including non-public information) pursuant to an acceptable confidentiality agreement (provided that the Company promptly makes such information available to Parent and Merger Sub, if not previously made available to Parent or Merger Sub), if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal either constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal.

The Company must provide to Parent a redacted copy of such Takeover Proposal, which shall include disclosure of the identity of the person that submitted such Takeover Proposal, as well as the proposed price and material conditions. The Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal on a current basis and upon the request of Parent shall apprise Parent of the status of such Takeover Proposal.

Except as permitted by the terms of the Merger Agreement described below, the Company has agreed in the Merger Agreement that the Board will not (i) fail to recommend to its stockholders that they approve the Merger (the “Company Board Recommendation”) or fail to include the Company Board Recommendation in the proxy statement, (ii) change, qualify, withhold, withdraw or modify (or publicly propose to do so), the Company Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer other than a recommendation against such offer or a customary “stop, look and listen” communication, (iv) adopt, approve or recommend to stockholders (or publicly propose to do so) a Takeover Proposal (the actions listed in (i) through (iv) are referred to herein as an “Adverse Recommendation Change”),

(v) authorize, cause or permit the Company to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal, (vi) take any action to terminate the Merger Agreement in light of a Superior Proposal or (vii) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal.

Prior to the time the Company’s stockholders adopt the Merger Agreement, the Board may take any of the actions described in the preceding paragraph with respect to a Takeover Proposal if the Board determines in good faith, after consultation with its financial advisor and outside counsel, that failure to do so would be inconsistent with its fiduciary obligations and that such Takeover Proposal constitutes a Superior Proposal. However, prior to taking such action, the Company must comply with the following procedures:

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the Company must provide at least three business days’ prior written notice (or two business days’ prior written notice with respect to any material change to the material terms of the Superior Proposal) to Parent of its intention to take such action, which notice shall include unredacted copies of the Superior Proposal, the related transaction agreements and financing commitments;

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during such notice period, the Company must negotiate with Parent in good faith (to the extent Parent desires to negotiate) to enable Parent to propose revisions to the terms of the Merger Agreement such that it would cause the Superior Proposal to no longer constitute a Superior Proposal; and

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following the end of such notice period, the Board must have considered in good faith any proposed revisions to the Merger Agreement offered in writing by Parent, and must have determined that the Superior Proposal would still constitute a Superior Proposal if such revisions were given effect.

In addition, prior to the time the Company’s stockholders adopt the Merger Agreement, the Board may change, qualify, withhold, withdraw or modify (or publicly propose to do so), the Company Board Recommendation if the Board determines in good faith, after consultation with its outside counsel, that failure to do so would be inconsistent with its fiduciary obligations (such action is referred to herein as a “Change in Recommendation”). However, prior to taking such action, the Company must comply with the procedures described in the immediately preceding paragraph.

Nothing in the provisions of the Merger Agreement relating to Takeover Proposals prevents the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (provided that any disclosure so permitted that does not contain an express rejection of such Takeover Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed an Adverse Recommendation Change) or (ii) making any disclosure to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act required by applicable law.

In this proxy statement, we refer to any inquiry, proposal or offer from any person (other than Parent and its subsidiaries) or “group” relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable; (B) acquisition of 20% or more of the outstanding shares of common stock; (C) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the outstanding shares of common stock; (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and shares of common stock involved is 20% or more (in each case, other than the Merger) as a “Takeover Proposal.”

In this proxy statement, we refer to any bona fide written Takeover Proposal that the Board has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) as a “Superior Proposal” (provided that all references to 20% in the definition of Takeover Proposal shall be deemed to be references to 50%).

Stockholders Meeting

Unless the Merger Agreement is terminated, the Company is required to take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement for the purpose of obtaining the stockholder approval required by the Merger Agreement. The Company may adjourn or postpone, in its sole discretion, the stockholders meeting (i) after consultation with Parent, and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the stockholders meeting or (ii) if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholders meeting. Subject to the provisions of the Merger Agreement discussed above under “—No Solicitation of Takeover Proposals,” the Board will use its reasonable best efforts to obtain the stockholder approval required by the Merger Agreement.

Filings; Other Actions; Notification

The Company and Parent will (and will cause their subsidiaries to) cooperate and use their respective reasonable best efforts to (i) take all actions and assist and cooperate with the other parties in doing all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement (together, such transactions are referred to herein as the “Transactions”) in the most expeditious manner practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices and other documents; (ii) obtain as promptly as practicable all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations necessary, proper or advisable to be obtained from any third party or any governmental entity in order to consummate the Transactions; and (iii) obtain executed payoff letters, lien terminations and instruments of discharge for certain of the Company’s indebtedness and to secure the release of the encumbrances securing such indebtedness prior to or simultaneously with the Closing.

The Company and Parent have agreed, subject to certain exceptions, to:

•

each use its reasonable best efforts to (i) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to the Transactions and (ii) if the restrictions of any state takeover statute or similar law become applicable, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise lawfully minimize the effect of such law;

•

make any required filings of Notification and Report Forms pursuant to the HSR Act and make any other required filings or submissions with foreign antitrust or competition authorities with respect to the Transactions as promptly as reasonably practicable and with respect to Notification and Report Forms pursuant to the HSR Act within fifteen business days of the date of the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; and Parent agrees to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any foreign or domestic governmental authority so as to enable the Closing to occur, including agreeing to sell, license, hold separate or otherwise dispose of any of their assets or business owned as of the date of the Merger Agreement, in whole or in part, or to conduct or limit any aspect of any of their assets or business in any specified manner, provided that the impacted assets and business generated revenues for the year ended December 31, 2011 not in excess of $200 million in the aggregate; and

•

each use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority and in connection with any investigation or other inquiry by or before a governmental authority, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party; and (iii) to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective subsidiaries that appears in any filing made with any third party and/or any governmental authority.

Employee Benefit Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the Merger to:

•

from the effective time of the Merger until the one-year anniversary thereof, provide the Company’s employees and the employees of its subsidiaries with base salary and base wages and short-term cash incentive compensation opportunities that are substantially comparable, in the aggregate, to the base salary and base wages and short-term cash incentive compensation opportunities the Company provided immediately prior to the effective time of the Merger, and benefits (excluding equity-based compensation) that are substantially comparable in the aggregate to the benefits (excluding equity compensation) provided to the Company employees immediately prior to the effective time of the Merger) (provided that nothing above will prohibit the surviving corporation from terminating the employment of any Company employee);

•

cause any benefit plan in which the Company’s employees or the employees of its subsidiaries are eligible to participate in following the effective time of the Merger to credit all years of service by such employees for purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under any defined benefit plan) to the extent such years of service were credited under one of the Company’s comparable employee benefit plans, subject to certain exceptions;

•

use commercially reasonable efforts to cause any employee plan in which the Company’s employees or the employees of its subsidiaries are eligible to participate in following the effective time of the Merger to (i) waive any waiting period requirements to the extent that applicable benefits following the effective time of the Merger are replacing comparable benefits the Company offered its employees prior to the effective time of the Merger and (ii) waive any pre-existing condition exclusions or any actively-at-work requirements with respect to medical, dental, pharmaceutical and/or vision benefits to the same extent waived under the Company’s comparable plans; and

•

cause any eligible expenses paid by the Company’s employees with respect to benefit plans in effect immediately prior to the effective time of the Merger for purposes of satisfying any deductible, co-insurance or maximum out-of-pocket limitations, to be taken into account with respect to plans provided by Parent or the surviving corporation following the effective time of the Merger as if such amounts were paid in accordance with the benefit plans provided by Parent or the surviving corporation following the effective time of the Merger.

Insight Payment

Parent agreed that it would loan and loaned to the Company an amount to partially fund the termination fee or expense reimbursement that became due and payable in connection with the termination of the Insight Merger Agreement. All amounts owing under any such loan will become immediately due and payable by the Company to Parent upon any termination of the Merger Agreement.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (if permissible under applicable law) on or prior to the date of the Closing of the following conditions:

•	the stockholder approval required under the Merger Agreement shall have been obtained;

•

the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and the required approvals under the antitrust laws of Austria, Germany, Ireland, Norway, Canada, Turkey and Ukraine applicable to the Merger shall have been obtained;

•

other than the filing of a certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority shall have been filed or obtained without imposition of any condition that is material relative to the aggregate merger consideration, other than such authorizations, consents, orders or approvals, declarations or filings or expirations, the failure of which to obtain, file or occur, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by Parent (if permissible under applicable law) on or prior to the date of the Closing of the following additional conditions:

•

the representations and warranties of the Company set forth in the Merger Agreement regarding (i) the Company’s corporate power and authority to execute and deliver the Merger Agreement, the Board’s determination and recommendation regarding the Merger Agreement, the stockholder approval required to adopt the Merger Agreement, the absence of a rights agreement and the inapplicability of any anti-takeover law to the Merger, must be true and correct as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), as if made on and as of the effective time of the Merger; (ii) the Company’s capitalization (subject to immaterial exceptions of $10 million or less), without giving effect to any materiality or “material adverse effect” qualifications therein, shall be true and correct in all material respects at and as of the effective time of the Merger with the same effect as though made as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the absence of brokers’ and finders’ fees except as disclosed, without giving effect to any materiality or “material adverse effect” qualifications therein, shall be true and correct in all but de minimus respects at and as of the effective time of the Merger with the same effect as though made as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) all other matters, without giving effect to any materiality or “material adverse effect” qualifications therein, shall be true and correct as of the effective time of the Merger as if made on and as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct would not reasonably be expected to have a “material adverse effect,” and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

•

the Company has performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the effective time of the Merger, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

•	no “material adverse effect” shall have occurred, and be continuing, since the date of execution of the Merger Agreement.

The Company’s obligation to effect the Merger is subject to the satisfaction or waiver by the Company (if permissible under applicable law) at or prior to the date of the Closing of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the effective time of the Merger (except to the extent made as of an earlier date, in which case as of such earlier date) except where the failure to be true and correct would not prevent consummation of the Merger, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub to such effect; and

•

each of Parent and Merger Sub has performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the date of the Closing, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

Termination

The Company and Parent may, by mutual written consent duly authorized by each of their respective boards of directors, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by the Company’s stockholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

by either Parent or the Company, if:

•

the Merger has not been consummated by the Outside Date (but this right to terminate will not be available to a party if the failure to consummate the Merger prior to the Outside Date was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement), provided that, if on the Outside Date, all conditions to the Closing have either been fulfilled or are then capable of being fulfilled other than the receipt of certain regulatory or governmental approvals, then the Outside Date may be extended to March 30, 2013 by either party;

•

any law, injunction, judgment, or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal has become final and non-appealable (but this right to terminate will not be available to a party if the issuance of such final, non-appealable law, injunction, judgment, or ruling is primarily due to the failure of such party to perform any of its obligations under the Merger Agreement); or

•

the required stockholder approval shall not have been obtained at the stockholders meeting duly convened therefor or any adjournment thereof, provided that this termination right is not available to the Company if the failure by the Company to perform any of its obligations is the principal cause of or resulted in the failure to obtain the required stockholder approval;

by Parent, if:

•

the Company shall have materially breached or failed to perform any of its representations, warranties covenants or agreements set forth in the Merger Agreement (except the covenants and agreements described under “—No Solicitation of Takeover Proposals”), which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to Parent and Merger Sub’s obligation to effect the Merger and (ii) cannot be cured by the Company by the Outside Date, or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice from Parent of Parent’s intention to terminate (or, if earlier, the Outside Date); provided that, Parent shall not have the right to terminate if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to the Company’s obligation to effect the Merger not being satisfied;

•

the Company shall have breached in any material respect its obligations described under “—No Solicitation of Takeover Proposals,” which breach if capable of being cured by the Company, shall not have been cured within 10 days following receipt of written notice from Parent of such breach (or, if earlier, the Outside Date) provided that Parent must exercise this right to terminate prior to the receipt of the required stockholder approval; or

•

(i) the Board shall have failed to include the Company Board Recommendation in this proxy statement; (ii) the Board shall have effected an Adverse Recommendation Change or a Change in Recommendation; (iii) the Board shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Board Recommendation, in each case, within 10 business days following the public announcement of such Takeover Proposal and in any event at least two business days prior to the Special Meeting; (iv) the Company enters into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal; or (v) the Company or the Board shall have publicly announced its intention to do any of the foregoing;

by the Company, if:

•

Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties covenants or agreements contained in the Merger Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to the Company’s obligation to effect the Merger and (ii) cannot be cured by Parent or Merger Sub by the Outside Date, or if capable of being cured, shall not have been cured within 30 days following receipt by the Parent or Merger Sub of written notice from the Company of the Company’s intention to terminate (or, if earlier, the Outside Date); provided that, the Company shall not have the right to terminate if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Parent and Merger Sub’s obligation to effect the Merger not being satisfied; or

•

prior to the receipt of the stockholder approval, in order to concurrently enter into an agreement with respect to a Takeover Proposal that constitutes a Superior Proposal, if (i) the Company has complied in all material respects with the requirements described under “—No Solicitation of Takeover Proposals” above and (ii) prior to or concurrently with such termination, the Company pays the termination fee described under “—Termination Fees and Reimbursement of Expenses” below.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee if:

•

(i) a bona fide Takeover Proposal is made, proposed or communicated, has become publicly known (and not withdrawn), after June 30, 2012 and prior to the stockholders meeting (or prior to the termination of the Merger Agreement if there has been no stockholders meeting), (ii) following such occurrence, the Merger Agreement is terminated by the Company or Parent because the Merger has not been consummated by the Outside Date or because the stockholder approval was not obtained at the stockholders meeting or by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach of any of the covenants and agreements of the Company set forth in the Merger Agreement (described under “—Termination” above) and (iii) within 12 months of the date the Merger Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal or any such Takeover Proposal is consummated, (provided that for purposes of clause (iii), references to 20% in the definition of Takeover Proposal shall be deemed to be references of 50%);

•

the Merger Agreement is terminated by the Company prior to the receipt of the stockholder approval, in order to concurrently enter into an agreement with respect to a Takeover Proposal that constitutes a Superior Proposal;

•

the Merger Agreement is terminated by Parent if the Board (i) failed to include the Company Board Recommendation in the proxy statement; (ii) effected an Adverse Recommendation Change or a Change in Recommendation; or (iii) failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Board Recommendation, in each case, within 10 business days after the public announcement of such Takeover Proposal, and in any event at least two business days prior to the Special Meeting; (iv) the Company enters into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal; or (v) the Company or the Board shall have publicly announced its intention to do any of the foregoing; or

•	the Merger Agreement is terminated by the Company or Parent because stockholder approval was not obtained at the stockholders meeting.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the termination fee becomes payable as a result of the Company or Parent terminating the Merger Agreement because the required stockholder approval shall not have been obtained at the Special Meeting, the amount of the termination fee will be a cash reimbursement of up to $5.0 million for certain actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement. If the termination fee becomes payable in any other circumstance, the amount of the termination fee will be $59,205,761.

Expenses

Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses; except as described above in connection with a termination of the Merger Agreement.

Remedies

Parent’s right to receive payment from the Company of the applicable termination fee will be, subject to certain exceptions described below, the sole and exclusive remedy of Parent, Merger Sub or any of their respective affiliates against the Company and its subsidiaries and any of their respective former, current or future executive officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered in connection with the Merger Agreement or the transactions contemplated thereby, and upon payment of such amounts, no such related party will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

The parties are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

For the six-year period commencing immediately after the effective time of the Merger, Parent and the surviving corporation will indemnify and hold harmless each individual who is or was a director or officer of the Company or a subsidiary of the Company with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), arising out of (i) the fact that such person was a director or officer of the Company or a subsidiary of the Company, or (ii) acts or omissions by such person in their capacity as a director, officer, employee or agent of the Company or a subsidiary of the Company or taken at the request of the Company or a subsidiary of the Company, at or prior to the effective time of the Merger, to the fullest extent permitted under applicable law, and will assume all obligations of the Company and its subsidiaries in respect of indemnification (and advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger as provided in the Company’s organizational documents in effect as of June 30, 2012. Until six years following the effective time of the Merger, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to such persons with respect to the limitation of liabilities of directors and officers and indemnification than were set forth in the Company’s organizational documents in effect on June 30, 2012.

For the six-year period commencing immediately after the effective time of the Merger, the surviving corporation will maintain in effect the Company’s directors’ and officers’ liability insurance in effect on June 30, 2012 (or substitute policies including coverage no less favorable in any material respect) covering acts or omissions occurring at or prior to the effective time of the Merger with respect to those individuals who are covered by the Company’s directors’ and officers’ liability insurance policy in effect on June 30, 2012 (and any additional individuals who prior to the effective time of the Merger become covered) (subject to a limitation of the annual premium paid to 300% of the current annual premium). In the alternative, the Company may prior to the effective time of the Merger purchase, for an aggregate amount not to exceed six times 300% of the current aggregate annual premium, a six-year prepaid “tail policy” with substantially equivalent coverage, and the surviving corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect.

Parent or the surviving corporation have the right to assume and control the defense of any threatened or actual litigation covered by the provisions described above, unless there is a conflict of interest between Parent and the surviving corporation, on the one hand, and the indemnified parties, on the other (any threatened or actual litigation related to the Transactions contemplated by the Merger Agreement shall be deemed to involve such conflict of interest). However, Parent and surviving corporation may not settle, compromise or consent to any judgment unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability (or the indemnified party otherwise consents).

The present and former directors and officers of the Company are third party beneficiaries of the provisions of the Merger Agreement relating to their indemnification.

Access

Subject to certain exceptions, the Company will afford Parent and its authorized representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts and records, and will furnish Parent information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request.

Modification or Amendment

At any time prior to the effective time of the Merger, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of stockholder approval, by written agreement of the parties hereto, by action taken by their respective boards of directors (in the case of the Company, acting upon recommendation of the Special Committee). However, following the receipt of stockholder approval, the parties may not amend or supplement the provisions of the Merger Agreement which, by law, would require further approval by the stockholders of the Company without such approval.

THE VOTING AGREEMENT

The following is a summary of the material terms and conditions of the Voting Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Voting Agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that is important to you. We encourage you to read the Voting Agreement carefully and in its entirety.

In connection with the Merger, the VS Parties, in their capacity as stockholders of the Company, entered into the Voting Agreement pursuant to which the VS Parties agreed to, among other things and subject to certain conditions, vote their shares of Company common stock in favor of the approval of the Merger Agreement and the other proposals necessary to consummate the Merger and against (i) any Takeover Proposal (other than a Superior Proposal), (ii) any other action involving the Company or its subsidiaries which has the effect of impeding, interfering with, delaying, postponing, or impairing the ability of the Company to consummate the Merger on or prior to the Outside Date or the other transactions contemplated by the Merger Agreement or (iii) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in the Merger Agreement not being fulfilled on or prior to the Outside Date, unless the Voting Agreement is terminated pursuant to its terms.

As of                 , 2012, the record date, the VS Parties held voting power over approximately     % of the Company common stock outstanding and % of the voting power of the outstanding shares of common stock. The Voting Agreement will terminate on the earliest of (i) the effective time of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms.

GOLDEN PARACHUTE COMPENSATION

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation for each “named executive officer” of the Company that is based on or otherwise relates to the proposed Merger. The compensation described below is referred to as “golden parachute compensation.”

Name	Cash ($) (1)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (2)	Tax Reimbursement ($)	Other ($)		Total ($)
Vincent C. Smith	—	—	—	—	—	—		—
Scott J. Davidson	$637,500.24	—	—	$16,921.08	—	$100,000	(3)	$754,451.32
Douglas F. Garn	—	—	—	—	—	—		—
Steve M. Dickson	$531,250.20	—	—	$13,659.30	—	—		$544,909.50
Alan D. Fudge	$625,000.20	—	—	$8,456.40	—	—		$633,456.60

(1)	Represents the “double-trigger” payment of cash salary, payable in a lump-sum payment on the 61st day following the date of termination of employment. As described above under the heading “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Arrangements“ certain management-level employees, including Messrs. Davidson, Dickson and Fudge, are parties to the Severance Plan. The above figures assume that a qualifying termination event under the Severance Plan took place on June 28, 2012.
(2)	Represents the estimated total cash reimbursement for health and welfare payments in accordance with the Severance Plan, based on the amount of the currently applicable Company payment for active employees. Payment of the health and welfare benefits is payable under the same circumstances and conditions as the base salary payment discussed in footnote 1 above.
(3)	With the desire to encourage Mr. Davidson to continue to focus on the best interests the Company following the execution of the Insight Merger Agreement, on March 20, 2012, the Special Committee approved a one-time cash payment of $100,000 to Mr. Davidson, less applicable taxes, subject to his continued employment through, and payable following, the earlier of (i) the effective time of the merger pursuant to the Insight Merger Agreement and (ii) the date of the Company’s entry into an agreement with respect to a Superior Proposal (as defined by the Insight Merger Agreement). On June 30, 2012, in connection with the Company’s entry into the Merger Agreement, the one-time cash payment of $100,000, less applicable taxes, became payable and subsequently was paid to Mr. Davidson.

Vote Required and Board of Directors Recommendation

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek an advisory (non-binding) vote from its stockholders to approve certain golden parachute compensation that its “named executive officers” may be eligible to receive from the Company in connection with the Merger. Approval requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Quest Software, Inc. that are based on or otherwise relate to the Merger with Merger Sub, as disclosed in the section of the Proxy Statement entitled ‘Golden Parachute Compensation.’”

The Board unanimously recommends that stockholders approve the golden parachute compensation arrangements described in this proxy statement by voting “FOR” the above proposal.

Approval of this proposal is not a condition to the completion of the Merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the Merger Agreement is adopted by the stockholders and completed, our named executive officers will be eligible to receive the various golden parachute compensation that may become payable in connection with the completion of the Merger.

ADJOURNMENT OF SPECIAL MEETING

Adjournment of Special Meeting

In the event that the number of shares of Company common stock present in person and represented by proxy at the Special Meeting and voting “FOR” the Merger is insufficient to approve the Merger proposal, the Company may move to adjourn the Special Meeting in order to enable the Board to solicit additional proxies in favor of the approval of the Merger proposal. In that event, the Company will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

The approval of the proposal to adjourn the Special Meeting, if there are not sufficient votes to adopt the Merger proposal, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Special Meeting and entitled to vote thereon.

The Board has unanimously approved and authorized the Merger, and unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and, if there are not sufficient votes to adopt the Merger Agreement, unanimously recommends that you vote “FOR” the proposal to adjourn the Special Meeting.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth certain information as of July 6, 2012 with respect to the beneficial ownership of Company common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of Company common stock; (ii) each director; (iii) each executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of Company common stock issuable upon exercise of stock options that are exercisable or will become exercisable, and shares of Company common stock subject to restricted stock units that are vested or will vest, within 60 days of July 6, 2012, as indicated in the footnotes to the table below. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 84,808,525 shares of common stock outstanding on July 6, 2012 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 6, 2012. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. New York, NY 10022 40 East 52nd Street	4,938,443	(1)	5.82%
Executive Officers
Vincent C. Smith	30,577,233		35.10%
Douglas F. Garn	303,087		*
Scott J. Davidson	169,290		*
Steve M. Dickson	126,443		*
Alan D. Fudge	119,675		*
Directors
Augustine L. Nieto II	105,000		*
Kevin M. Klausmeyer	128,400		*
Paul Sallaberry	164,212		*
H. John Dirks	105,000		*
All executive officers and directors as a group (9 persons)	31,798,340		36.02%

(1)	According to a Schedule 13G/A filed with the SEC by the beneficial owner of these shares on February 8, 2012. BlackRock, Inc. has sole voting power and sole dispositive power over these shares.

APPRAISAL RIGHTS

If you do not vote for the adoption of the Merger Agreement at the Special Meeting of stockholders, make a written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of Company common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company common stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, when a Merger Agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of Company common stock and Section 262 of the DGCL is attached to this proxy statement as Annex D and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the Merger Agreement and must deliver to the Company, before the vote on the proposal to adopt the Merger Agreement, a written demand for appraisal of your shares of Company common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or the Internet, without abstaining or expressly directing that your shares of Company common stock be voted against the adoption of the Merger Agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the Merger Agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Company common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the Internet, in favor of the proposal to adopt the Merger Agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone or the Internet, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the Merger Agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of Company common stock is entitled to assert appraisal rights for such shares of Company common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, it, he or she is acting as agent for such owner or owners.

A record holder such as a broker, dealer, commercial bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to: Quest Software, Inc., Attn: Corporate Secretary 5 Polaris Way, Aliso Viejo, CA 92656, or should be delivered to the Corporate Secretary at the Special Meeting, prior to the vote on the adoption of the Merger Agreement.

Within ten days after the effective time of the Merger, we will notify each stockholder as of the effective time of the Merger who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the Merger Agreement. Within 120 days after the effective time of the Merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company common stock held either in a broker, dealer, commercial bank, trust company or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the Per Share Merger Consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the Per Share Merger Consideration payable in the Merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of Company common stock that have perfected appraisal rights, together with interest, if any by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Company common stock have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the Merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement within 60 days after the effective time of the Merger.

If you properly demand appraisal of your shares of Company common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the Per Share Merger Consideration. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the Merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for adoption of the Merger Agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock is currently publicly traded on Nasdaq under the symbol “QSFT.” The following table sets forth the high and low sales prices per common share on Nasdaq for the periods indicated.

Fiscal Year	High	Low
2010:
First Quarter	$18.73	$15.16
Second Quarter	$20.60	$15.93
Third Quarter	$25.04	$17.36
Fourth Quarter	$28.20	$23.56
2011:
First Quarter	$28.47	$23.65
Second Quarter	$26.15	$20.74
Third Quarter	$23.36	$14.61
Fourth Quarter	$20.12	$14.67
2012:
First Quarter	$24.68	$17.97
Second Quarter	$27.98	$22.69
Third Quarter (through July 11, 2012)	$27.89	$27.72

The Company has never paid dividends. Accordingly, we do not expect to declare or pay any further dividends prior to the Merger, and under the terms of the Merger Agreement, are prohibited from so doing.

On March 8, 2012, the last full trading day prior to the public announcement of the terms of the initial Insight Merger Agreement, the reported closing sales price per common share on the Nasdaq was $19.40 per common share. The $28.00 per share to be paid for each Company common share in the Merger represents a premium of approximately 44.3% to the closing price on March 8, 2012. On                 , 2012, the closing price per share was $            . You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of             , 2012, there were approximately                  record holders of shares of Company common stock.

STOCKHOLDER PROPOSALS AND NOMINATIONS

As of the date of this proxy statement, the Board knows of no other matters which may be presented for consideration at the Special Meeting. However, if any other matter is presented properly for consideration and action at the Special Meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. We intend to hold the 2012 annual meeting of stockholders only if the Merger is not consummated. If such a meeting is held, in order for a stockholder proposal to be considered for presentation at the 2012 annual meeting of stockholders, and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received by us no later than a reasonable time before we begin to print and send out the proxy materials for the 2012 annual meeting of stockholders. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. If a stockholder wants to nominate a director or make such a proposal that will not be included in the proxy statement for the 2012 annual meeting of stockholders, but instead to be presented at the 2012 annual meeting of stockholders, the proposal must be submitted in writing to the Secretary of the Company, Quest Software, Inc. at 5 Polaris Way, Aliso Viejo, California, 92656, no earlier than the close of business on the 120th calendar day prior to the 2012 annual meeting of stockholders and no later than the close of business on the later of (i) the 90th calendar day prior to the 2012 annual meeting of stockholders or (ii) the 10th day following the day on which public announcement of the date of the 2012 annual meeting of stockholders is made.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other agent) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including this proxy statement and other proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

Some brokers, banks or other agents may be householding our proxy materials, including this proxy statement. A single set of this proxy statement and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting MacKenzie Partners.

Upon written or oral request, the Company will promptly deliver a separate copy of the proxy statement and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy statement and other proxy materials, you may send a written request to Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Corporate Secretary. In addition, if you are receiving multiple copies of the proxy statement and other proxy material, you can request householding by contacting our Corporate Secretary in the same manner.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “anticipate,” “predict,” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward looking.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the Merger or on our business or operations. The forward-looking statements included in this proxy statement are not protected by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995; however, these forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Risks, uncertainties and assumptions include the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that various closing conditions for the Merger (including the stockholder approval) may not be satisfied or waived; the possibility that alternative acquisition proposals will or will not be made; the failure to obtain sufficient funds to close the Merger; the failure of the Merger to close for any other reason; the amount of fees and expenses related to the Merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees; the Merger Agreement’s contractual restrictions on the conduct of our business prior to the completion of the Merger; the possible adverse effect on our business and the price of our common stock if the Merger is not completed in a timely matter or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the Merger and other risks that are set forth in the Company’s filings with the SEC, which are available without charge at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.quest.com (the information available at our website address is not incorporated by reference into this report).

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on February 29, 2012, as amended on Form 10-K/A filed on April 30, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2012 filed on May 10, 2012;

•	our Current Report on Form 8-K filed on March 9, 2012;

•	our Current Report on Form 8-K filed on March 23, 2012;

•	our Current Report on Form 8-K filed on May 9, 2012;

•	our Current Report on Form 8-K filed on May 10, 2012;

•	our Current Report on Form 8-K filed on June 14, 2012;

•	our Current Report on Form 8-K filed on June 20, 2012;

•	our Current Report on Form 8-K filed on June 25, 2012; and

•	our Current Report on Form 8-K filed on July 2, 2012.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Corporate Secretary, and should be made at least five business days before the date of the Special Meeting in order to receive them before the Special Meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of June 30, 2012

among

Dell Inc.,

Diamond Merger Sub Inc.

and

Quest Software, Inc.

A-i

A-ii

Section 8.10	Notices	A-45
Section 8.11	Severability	A-45
Section 8.12	Definitions	A-45
Section 8.13	Fees and Expenses	A-52
Section 8.14	Interpretation	A-52

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Amended and Restated Certificate of Incorporation of Quest Software, Inc.

Exhibit C	Form of Amended and Restated Bylaws of Quest Software, Inc.

Exhibit D	Form of Promissory Note of Quest Software, Inc.

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2012 (this “Agreement”), is by and among Dell Inc., a Delaware corporation (“Parent”), Diamond Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Quest Software, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee consisting solely of independent directors (the “Special Committee”) to, among other things, consider and negotiate any proposal made by Parent, including the Merger and the other transactions contemplated by this Agreement, and to make a recommendation to the Company Board with respect thereto;

WHEREAS, the Special Committee has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) recommended that the Company Board adopt resolutions approving and declaring advisable this Agreement and the Merger and recommending that the stockholders adopt this Agreement;

WHEREAS, the Company Board has (i) determined that the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Merger, and (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company and resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the (i) Agreement and Plan of Merger, dated as of March 8, 2012, among Expedition Holding Company, Inc., Expedition Merger Sub, Inc. and the Company, as amended, restated, supplemented or otherwise modified from time to time, including Amendment No. 1 to Agreement and Plan of Merger, dated as of June 19, 2012, among such parties (“Insight Merger Agreement”); (ii) Limited Guaranty, dated as of June 19, 2012, by Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners Coinvestment Fund II, L.P., Vector Capital IV, L.P. and the Smith Investors (as defined below) (“Insight Limited Guaranty”); and (iii) Voting Agreement, dated as of March 8, 2012, among Vincent C. Smith, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2, the Vincent C. Smith Annuity Trust 2011-1 and the Teach A Man to Fish Foundation (collectively, the “Smith Investors”) and the Company, as amended, restated, supplemented or otherwise modified from time to time, including Amendment No. 1 to Voting Agreement, dated as of June 19, 2012, among such parties (“Insight Voting Agreement”) have each been terminated in accordance with their respective terms, and the Company has paid, in part with funds provided by Parent pursuant to the Parent Loan, the fees and expenses due under Section 7.3(a)(ii) of the Insight Merger Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, in order to induce Parent to enter into this Agreement, the Smith Investors, Parent and the Company are entering into a voting agreement in the form attached as Exhibit A hereto (the “Voting Agreement”) pursuant to which the Smith Investors have agreed, in certain circumstances, to vote their shares of Company Common Stock in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time), on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, unless another date, time, or place is agreed to in writing by Parent and the Company.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended and restated to conform to Exhibit B; and (ii) the bylaws of the Company shall be amended and restated to conform to Exhibit C, as in effect immediately prior to the Effective Time.

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS AND RESTRICTED STOCK UNITS

Section 2.1 Effect on Capital Stock. Subject to Section 2.3, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (i) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger or (ii) be cancelled.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to $28.00 without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”), or non-certificated shares of Company Common Stock represented by book-entry shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

Section 2.2 Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall deposit or cause to be deposited such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion or

(v) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of such investment. No such investment, and no losses thereon, shall affect the aggregate Merger Consideration payable to former holders of Company Common Stock. Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a).

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree to prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss thereof) or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares of Company Common Stock previously represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts any of them reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and properly demands appraisal of such share of Company Common Stock pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead shall be entitled to receive the fair value of such shares of Company Common Stock as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands for appraisal. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.4 Company Stock Options and Restricted Stock Units.

(a) At or prior to the Effective Time, the Company shall take all actions necessary to:

(i) cancel, as of the Effective Time, each option to purchase shares of Company Common Stock granted under any Company Stock Plan (each, an “Option”) that is outstanding and unexercised (without regard to the exercise price of such Option and whether vested or unvested) as of immediately prior to the Effective

Time (in each case, without the creation of additional liability to the Company or any of its Subsidiaries), subject, if applicable, to payment pursuant to Section 2.4(b); and

(ii) cancel, as of the Effective Time, each restricted stock unit to acquire or receive shares of Company Common Stock granted under any Company Stock Plan (each, a “Restricted Stock Unit”) that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) (in each case, without the creation of additional liability to the Company or any of its Subsidiaries), subject, as applicable, to payment pursuant to Section 2.4(e).

(b) Each Vested Option that is outstanding and unexercised as of immediately prior to the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be converted into the right to receive as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time) a cash amount equal to the Designated Consideration for each share of Company Common Stock then subject to the Vested Option (subject to applicable Tax withholding and without interest). Each Vested Option, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and the holder of such Vested Option shall cease to have any rights with respect thereto, except the right to receive the Designated Consideration. In the event that the exercise price per share of any Vested Option or Unvested Option is equal to or greater than the per share Merger Consideration, such Vested Option or Unvested Option shall be cancelled without payment therefor and have no further force or effect. For purposes of this Agreement, “Designated Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable per share of Company Common Stock issuable under such Option.

(c) Each Unvested Option that is outstanding and unexercised as of immediately prior to the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions, including vesting, applicable to each such Unvested Option immediately prior to the Effective Time. Each assumed Unvested Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent common stock, par value $0.01 (“Parent Common Stock”), equal to the product (rounded down to the nearest whole share of Parent Common Stock) of (i) the number of shares of Company Common Stock that would have been issuable upon exercise of such Unvested Option immediately prior to the Effective Time and (ii) the Option Exchange Ratio. The per share exercise price of each such Unvested Option shall equal the quotient (which shall be rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock applicable to such Unvested Option immediately prior to the Effective Time by (y) the Option Exchange Ratio. It is the intention of the parties that the assumption of the Unvested Options shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder.

(d) Each Unvested Restricted Stock Unit that is outstanding as of immediately prior to the Effective Time shall be converted into the right to receive, on the same terms and conditions (except as specifically provided in this Agreement) as were applicable to such Unvested Restricted Stock Unit, on each date (each a “RSU Vesting Event”) in which shares of Company Common Stock subject to such Unvested Restricted Stock Unit would have become vested and exercisable, and provided that the holder of such Unvested Restricted Stock Unit is still employed by the Company or the Parent on such date a cash amount equal to the Merger Consideration for each share of Company Common Stock then subject to the Unvested Restricted Stock Unit that would have otherwise vested on such RSU Vesting Event (subject to applicable Tax withholding and without interest). Each Unvested Restricted Stock Unit, when so converted, shall no longer represent the right to acquire Company Common Stock and shall represent the right to receive the cash consideration as set forth in this Section 2.4(d). Except as otherwise provided in a Company Stock Plan or an individual grant agreement related to the Unvested Restricted Stock Units, no acceleration of the vesting of the Unvested Restricted Stock Units shall take place as a result of the consummation of the transactions contemplated hereby, including the Merger.

(e) Each Vested Restricted Stock Unit that is outstanding as of immediately prior to the Effective Time shall be converted into the right to receive on the same terms and conditions as were applicable to such Vested Restricted Stock Unit and subject to compliance with Section 409A of the Code, a cash amount equal to the Merger Consideration for each share of Company Common Stock then subject to the Vested Restricted Stock Unit (subject to applicable Tax withholding and without interest). Each Vested Restricted Stock Unit, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and the holder of such Vested Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 2.5 Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as (A) set forth in such statement or in the corresponding Section of the definitive disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to each other section is reasonably apparent from the text of the disclosure made) or (B) disclosed in any Company SEC Document (as hereinafter defined) filed on or after January 1, 2011 and prior to the date hereof (the “Filed SEC Documents”), other than the exhibits and schedules to the Filed SEC Documents or disclosures in such Filed SEC Documents referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents which are forward-looking in nature.

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except where the failure to be so organized, existing and in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on May 14, 2012 (the “Capitalization Date”), (i) 84,579,658 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 14,571,573 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options and Restricted Stock Units under the Company Stock Plans and (iv) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, (i) a list of all holders of Options under the Company Stock Plans, the date of grant, the expiration date, the number of shares of Company Common Stock subject to such Option, the price per share at which such Option may be exercised and the Company Stock Plan under which such Option was issued and (ii) a list of all holders of Restricted Stock Units, the date of grant, the number of Restricted Stock Units owned by each such holder, the vesting schedule thereof and the Company Stock Plan under which such Restricted Stock Unit was issued. Each Option and Restricted Stock Unit (A) was appropriately authorized by the Company Board (or an authorized committee thereof) and granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) with respect to each Option, each Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and (C) has a grant date identical to the date on which the Company Board or a committee thereof actually awarded such Option. Other than those that have been corrected in accordance with applicable IRS guidance, no Option or Restricted Stock Unit is or has ever been “nonqualified deferred compensation” subject to Section 409A of the Code.

(c) Except as described in this Section 3.2 or in Section 3.2(b) of the Company Disclosure Letter, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind (other than the Company Stock Plans) which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligating the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. Other than as set forth in Section 3.2(c) of the Company Disclosure Letter, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earning or financial performance or any other attribute of the Company, other than pursuant to the Options or Restricted Stock Units referred to above that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(d) The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all liens, pledges, security interests and transfer restrictions (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws. Each outstanding share of capital stock of each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable (in each case, to the extent applicable) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company.

(f) As of the date of this Agreement, there was no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness identified in Section 3.2(f) of the Company Disclosure Letter. For purposes of this Section 3.2(f) only, the term “Indebtedness” shall include only those items referred to in clauses (i) and (ii) of “Indebtedness” as such term is defined in Section 8.12.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) declared advisable this Agreement, the Merger and the Transactions, (iii) approved this Agreement, the Merger and the Transactions and (iv) resolved, subject to Section 5.2, to recommend adoption of this Agreement to the holders of Company Common Stock. The Company Board has directed that this Agreement be submitted to the holders of Company Common Stock for their adoption.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, or violate or constitute a default under the terms, conditions or provisions of the Insight Merger Agreement, or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults or accelerations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is legally required to adopt this Agreement (the “Company Stockholder Approval”).

Section 3.4 Governmental Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and in compliance with other applicable requirements of, the Exchange Act, and the rules of The Nasdaq Global Select Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the Antitrust Laws and (iv) the approvals set forth in Section 3.4 of the Company Disclosure Letter, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a, individually or in the aggregate, Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2010, the Company has filed with or furnished to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no correspondence between the SEC and the Company since January 1, 2010 (other than is publicly available). To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in accordance with GAAP (except as may be indicated therein or in the notes thereto). Since January 1, 2010, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations (i) disclosed in the balance sheet of the Company and its Subsidiaries as of March 31, 2012 (the “Balance Sheet Date”) (other than in the notes thereto) included in the Filed SEC Documents (the “Company Balance Sheet”), (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions, (iv) incurred under any Material Contract (as defined below) other than liabilities or obligations due to breach thereunder, or (v) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(d) The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since January 1, 2010, has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(e) The Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made, or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.6 Absence of Certain Changes. Since March 31, 2012 through the date of this Agreement, (a) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects, in the ordinary course of business consistent with past practice, (b) there has not been any event, change or occurrence that, individually or in the aggregate has had or, would reasonably be expected to have a Material Adverse Effect, and (c) there has not occurred any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have breached any of the covenants contained in Section 5.1(a)(i) (except to the extent disclosed pursuant to Section 3.2(a)), Section 5.1(a)(v), Section 5.1(a)(ix), Section 5.1(a)(xi), Section 5.1(a)(xiii) or Section 5.1(a)(xviii) (solely to the extent applicable to Section 5.1(a)(v), Section 5.1(a)(ix), Section 5.1(a)(xi) or Section 5.1(a)(xiii)).

Section 3.7 Legal Proceedings. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, inquiry, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, decree, writ or other requirement imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, (B) to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any suit, action, or proceeding to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries, and (C) there are no injunctions, orders, judgments, rulings, decrees, awards, writs, stipulations, arbitration awards or other requirements of any kind outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

Section 3.8 Compliance With Laws; Permits; Regulations.

(a) The Company and its Subsidiaries are, and since January 1, 2010 have been, in compliance with all, and have not breached or violated any, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Authority having the effect of law (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company is not currently aware that the Company, its Subsidiaries or its employees have corruptly given, loaned, paid, promised, offered or authorized the payments, directly or indirectly through a third party, of anything of value to any “foreign official,” as defined in the Foreign Corrupt Practices Act of 1977, as amended,

(“FCPA”), to influence that official to obtain or return business or to secure some other improper advantage. The Company and its Subsidiaries make and keep books, records and accounts that accurately and fairly reflect, in all material respects, transactions and have devised and maintained a system of internal accounting controls reasonably designed to comply with the FCPA.

Section 3.9 Affiliate Transactions. Since January 1, 2010, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that were required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company SEC Documents publicly filed prior to the date hereof.

Section 3.10 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income Tax Returns and all other material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries has timely paid all Taxes owed by it that are due and payable (whether or not shown on any Tax Returns). The unpaid Taxes of the Company and its Subsidiaries as of the Balance Sheet Date did not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet (other than in the notes thereto), and the Company has not since the Balance Sheet Date incurred any liability for Taxes other than in the ordinary course of business.

(c) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened, audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens

(e) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(f) All amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Authority.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advance memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Authority with respect to or relating to the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or

(B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation (excluding customary Tax indemnification obligations in commercial contracts not primarily relating to Taxes) or otherwise.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) For purposes of this Agreement: (x) “Tax” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority responsible for the collection or enforcement of taxes, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (y) “Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority, domestic or foreign, including consolidated, combined and unitary tax returns.

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan and separately identifies each material Company Plan that is subject to the laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”). The Company has made available to Parent true, correct and complete copies of, to the extent applicable, (1) the plan document for each material Company Plan, including any amendments thereto, or, in the case of unwritten material Company Plans, written descriptions thereof, in each case other than any Foreign Company Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Laws relating to the safeguarding of data privacy and is identified as such on Section 3.11(a) of the Company Disclosure Letter, (2) the most recent annual report (Form 5500 series or local law equivalent) required to be filed with the IRS with respect to each Company Plan and the two most recent actuarial valuations or similar reports with respect to each Company Plan for which such report is available, (3) a correct and complete copy of the most recent IRS determination or opinion letter received with respect to each Company Plan, (4) the most recent summary plan description or similar document for each Company Plan subject to the laws of the United States (each, a “U.S. Company Plan”) and material Foreign Company Plan, (5) each insurance or group annuity contract or other funding vehicle relating to any U.S. Company Plan and material Foreign Company Plan, and (6) each employee handbook or other similar employee communication.

(b) Each Company Plan complies in form and has been, in all material respects, established, maintained, administered, and funded in compliance with its terms and applicable Laws, including ERISA, the Code and similar non-U.S. laws, as applicable. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to affect adversely the qualified status of any such Company Plan. All contributions to the Company Plans that were required to be made by the Company or any Subsidiary of the Company under such Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP, and with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid under the insurance policy have been paid. Neither the Company nor its Subsidiaries is or reasonably could be subject to either a material liability pursuant to

Section 502 of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. As of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened or anticipated with respect to any Company Plan.

(c) Neither the Company nor any other Person (or any of their predecessors) that would be or, in the preceding six completed calendar years, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, been required to contribute, or otherwise had any liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(d) Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vi) result in any payment that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries.

(f) Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company does not have an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company for any tax incurred by such service provider pursuant to Sections 409A or 4999 of the Code.

(g) With respect to each Foreign Company Plan, the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Company Plan which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and, to the Knowledge of the Company, has been maintained in good standing with applicable requirements of the Governmental Authorities, and if intended to qualify for special tax treatment, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Company Plans.

Section 3.12 Labor and Employment Matters.

(a) Except as disclosed in Section 3.12(a) of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union, works council or like organization; (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any labor union, works council or like organization; (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union or works council; (iv) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage affecting any employees of the Company or any of its Subsidiaries; (v) as of the date hereof, there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority; (vi) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Company or any of its Subsidiaries; and (vii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws related to employment, employment practices, wages, hours, overtime, worker classification and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate foreign, state or local laws) and other Laws in respect of any reduction in force or plant closing, including notice, information and consultation requirements.

Section 3.13 Environmental Matters. Except for those matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Environmental Permits, (B) to the Knowledge of the Company, there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any written notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (D) there are and have been no Hazardous Materials present on any real property owned or leased by the Company or any of its Subsidiaries except in compliance with applicable Environmental Laws.

Section 3.14 Intellectual Property.

(a) Section 3.14(a)(i) of the Company Disclosure Letter sets forth a complete and accurate list of the Registered Intellectual Property. To the Knowledge of the Company, no interference, opposition, reissue, reexamination, or similar proceeding is pending that could reasonably be expected to affect in any material respect the ownership, validity, enforceability, or scope of such Registered Intellectual Property. All filings, payments, and other actions required to be made or taken to maintain each item of Registered Intellectual Property in full force and effect have been made by the applicable deadline, except in regard to Registered Intellectual Property that the Company in its reasonable business judgment has determined to abandon or permit to lapse. The Company and its Subsidiaries are the sole and exclusive owners of all of the Registered Intellectual Property, and the Registered Intellectual Property is not subject to any Lien other than Permitted Liens. Except as set forth in Section 3.14(a)(i) of the Company Disclosure Letter, no claims are pending or, to the Knowledge of the Company, threatened contesting or challenging enforceability, scope, validity, ownership, or use by the Company or any Subsidiary of any Owned Intellectual Property.

(b) To the Knowledge of the Company, the Company and its Subsidiaries own, license or otherwise have, and immediately upon consummation of the Transaction will continue to have, the right to use, free and clear of all Liens except for Permitted Liens, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Letter, to the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to Intellectual Property.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, to the Knowledge of the Company, (i) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate, or infringe the Intellectual Property rights of any other Person, and (ii) there are no claims pending or threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any third party.

(e) The Company and its Subsidiaries take and, since January 1, 2010, have taken, commercially reasonable actions to maintain, preserve, and protect, in all material respects, any Owned Intellectual Property, including by (i) requiring, through signed written agreement or binding employment policy, all Persons who receive trade secret or confidential or proprietary data or information of the Company or a Subsidiary not to disclose such trade secrets, data or information to any third party, and not to use such trade secrets, data or information for any purpose other than the purposes expressed in the applicable agreement; and (ii) entering into signed written agreements with Persons who are employees or independent contractors of the Company or any of its Subsidiaries, and whose day-to-day activities as an employee or contractor involved in the creation of Intellectual Property for the Company or any of its Subsidiaries, governing the assignment and ownership of such Intellectual Property to the Company and its Subsidiaries.

(f) The Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that, if followed, ensure that the Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws. Except as set forth in Section 3.14(f) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2010, there have been (i) no material losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries; (ii) violations of any security policy regarding any such data; (iii) any unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary.

(g) The Company and its Subsidiaries possess or control the source code, object code, and internal technical documentation for all Owned Software currently offered for license by the Company and its Subsidiaries. No Person other than the Company and its Subsidiaries has any ownership right or interest in or with respect to any material Owned Software, except for unassignable moral rights and rights in copyrights that are unassignable by Law. The Company and its Subsidiaries have disclosed source code to material Owned Software only pursuant to written confidentiality terms that reasonably protect the Company or its Subsidiary’s Intellectual Property rights in such Owned Software. Except with respect to the source code escrow commitments set forth in Section 3.14(g) of the Company Disclosure Letter, no material Owned Software is subject to any obligation that would require the Company or its Subsidiaries to divulge to any Person any source code of any material Owned Software.

(h) The Company and its Subsidiaries have used commercially reasonable efforts to prevent the introduction into the Owned Software, and to the Knowledge of the Company, the Owned Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(i) Except as set forth in Section 3.14(i) of the Company Disclosure Letter, none of the Owned Software is subject to any license, commonly referred to as a “copyleft” or “open source” license, that as used, modified, or distributed by the Company or any of its Subsidiaries: (i) requires, or has as a condition of its use or distribution, the disclosure, licensing, or distribution of any Owned Software source code; or (ii) otherwise imposes an obligation on the Company or any of its Subsidiaries to distribute any Owned Software on a royalty-free basis.

(j) The execution, delivery and performance of this Agreement, and consummation of the Transactions, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Owned Intellectual Property (ii) the termination of any material license of Intellectual Property to the Company or any of its Subsidiaries; (iii) the release, disclosure, or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

Section 3.15 Rights Agreement; Anti-Takeover Provisions.

(a) As of the date of this Agreement, the Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

(b) The approval of this Agreement by the Company Board constitutes approval of this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL and no other action of the Company Board shall be required with respect to Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all necessary action so that the restrictions of any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company or similar provisions under the Company Charter Documents do not, and will not, apply to this Agreement, the Voting Agreement, the Merger or the Transactions contemplated hereby or thereby.

Section 3.16 Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of all real property owned by the Company or one of its Subsidiaries (the “Owned Real Property”) as of the date hereof. The Company has made available to Parent and Merger Sub copies of any title insurance policies (together with copies of any documents of record listed as exceptions to title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of same. The Company and its Subsidiaries have good and marketable fee simple title in all material respects to the Owned Real Property and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Encumbrances). None of the Company, any of its Subsidiaries or any Owned Real Property is in material default under any agreement evidencing any Lien or other agreement affecting the Owned Real Property.

(b) To the Knowledge of the Company, no condemnation, requisition or taking by any public authority has been threatened or contemplated, and the Company has not received any notice of any such condemnation, requisition or taking by a Governmental Authority with respect to the Owned Real Property. To the Knowledge of the Company there are no public improvements or re-zoning measures proposed or in progress that will result in special assessments against or otherwise adversely affecting any of the Owned Real Property and the Company has not received any notice of any such proposed public improvements or re-zoning measures by any Governmental Authority.

(c) Section 3.16(c) of the Company Disclosure Letter contains a true and complete list of all leases, licenses, subleases and occupancy agreements, together with any amendments thereto, with respect to all material real property leased, licensed, subleased or otherwise used or occupied by the Company and its Subsidiaries as lessee or sublessee to third parties (the “Company Leases”, and together with the Owned Real Property, the “Company Real Property”). True, complete and accurate copies of the Company Leases have been delivered to Parent and Merger Sub prior to the date hereof. None of the Owned Real Property is subject to any option, lease, license, sublease or other occupancy agreement granting to any third party any right to use, occupy or enjoy any portion of the Owned Real Property or to obtain title to any portion of the Owned Real Property.

(d) Except as does not have, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) Each of the Company Leases is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each of the Company Leases, (iii) the Company or one of its Subsidiaries has a good and valid leasehold interest in each of the Company Leases, free and clear of all Liens (other than Permitted Encumbrances), (iv) all required deposits and additional rents due to date pursuant to each Company Lease have been paid in full, (v) none of the Company or its Subsidiaries has prepaid rent or any other amounts due under a Company Lease more than thirty (30) days in advance, (vi) no party has any rights of offset against any rents, required security deposits and additional rents payable under a Company Lease, (vii) neither the Company nor any of its Subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any of the Company Leases, and (viii) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under any of the Company Leases.

(e) The Company Real Property is adequate to permit the use thereof in the manner that it is currently utilized by the Company and its Subsidiaries, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

(f) The Company or one of its Subsidiaries owns or leases all of the material personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.

Section 3.17 Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) relate to Indebtedness and having an outstanding amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than accounts receivable and payables incurred or arising in the ordinary course of business;

(iv) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person (A) for aggregate consideration under such Contract (or series of related Contracts) in excess of $5,000,000 and which were entered into on or after January 1, 2009, or (B) that contain representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its

Subsidiaries in excess of $1,000,000 per annum (in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory in the ordinary course of business);

(v) are Contracts (or a series of related Contracts) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (a) annual payments by the Company or any of its Subsidiaries of $5,000,000 or more or (b) aggregate payments by the Company or any of its Subsidiaries of $10,000,000 or more, in each case other than those that can be terminated by the Company or any of its Subsidiaries on less than 61 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vi) are sales, distribution or other similar Contracts providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provide for either (a) annual payments to the Company and its Subsidiaries of $5,000,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $10,000,000 or more, in each case other than those that can be terminated by the Company or any of its Subsidiaries on less than 61 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

(viii) are agreements entered into pursuant to which: (A) the Company or any of its Subsidiaries has granted a license to any Intellectual Property that is material to the conduct of the business of the Company or any of its Subsidiaries, including any material waiver, release, or covenant-not-to sue, with respect to Intellectual Property to any Person, other than non-exclusive licenses granted in the ordinary course of business and (B) the Company or any of its Subsidiaries has received a license to any Intellectual Property, including any such waiver, release, or covenant-not-to sue, with respect to Intellectual Property from any Person, the absence of which would reasonably be expected to cause a Material Adverse Effect;

(ix) are not terminable on less than ninety (90) days’ notice and contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any line of business or geographical area or with any Person, except to the extent such Contracts are immaterial to the conduct of the business of the Company and its Subsidiaries taken as a whole;

(x) provides for the payment, increase or vesting of any benefits or compensation in connection with the Transactions (other than a Company Plan); or

(xi) provides compensation, severance or other benefits or rights to any officer, director, employee, consultant, or other individual (other than a Company Plan).

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, either individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (v) to the Knowledge of the Company, the Company has not received any notice from any Person that such Person intends to terminate, or not renew, any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect; and (vi) the completion of the Transactions will not cause the expiration, termination or breach of any Material Contract, or the acceleration of any payment obligation or the alteration of any material terms of any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18 Suppliers. Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of (a) the ten largest customers (“Customers”) by dollar volume of the aggregate net sales to such customers from January 1, 2011 through April 30, 2012, and (b) the ten largest suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries (based on purchases from January 1, 2011 through April 30, 2012). None of the Customers or Suppliers has terminated or adversely changed, or has informed the Company that it intends to terminate or adversely change, significantly its relationship with the Company. No Supplier is a sole source of supply of any material goods, materials or services used by the Company or any Subsidiary.

Section 3.19 Insurance. (a) All material insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent in accordance with industry practices and (b) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default of any insurance policy, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of any of such insurance policies.

Section 3.20 Opinion of Financial Advisor. The Special Committee has received the opinion of Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the aggregate Merger Consideration to be received by holders of shares of Company Common Stock is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, following receipt thereof by the Company.

Section 3.21 Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC, the fees and expenses and any other compensation of which are listed on Section 3.21 of the Company Disclosure Letter and will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any Person identified in this Section 3.21 is entitled to any fees and expenses in connection with the Transactions.

Section 3.22 Insight Merger Agreement. The Company Board has determined that the terms of this Agreement constitute a Superior Proposal (as defined in the Insight Merger Agreement). The Company and the Company Board have taken all actions necessary to terminate the Insight Merger Agreement and enter into this Agreement in accordance with Section 5.2(e) and Section 7.1(d)(ii) of the Insight Merger Agreement, including the payment of $25,000,000 plus the Parent Expenses (as defined in the Insight Merger Agreement) to Expedition Holding Company, Inc. pursuant to Section 7.3(a)(ii) of the Insight Merger Agreement and any applicable costs, expenses or interest pursuant to Section 7.3(d) thereof, in part with funds provided by Parent pursuant to the Parent Loan. The Company has complied with its obligations under each of the Insight Merger Agreement (including Sections 5.1(a)(i)-(xiii) thereof from March 8, 2012 through the date of this Agreement, without giving effect to any consent or waiver thereunder), the Insight Limited Guaranty and the Insight Voting Agreement in all material respects, and each such agreement has been validly terminated and is no longer in force or effect. To the Knowledge of the Company there has been no material breach by the Company of the Insight Merger Agreement. The Confidentiality Agreement is an Acceptable Confidentiality Agreement (as defined in the Insight Merger Agreement). The Company has provided Parent with a true and complete copy of each of the Insight Merger Agreement, the Insight Limited Guaranty and the Insight Voting Agreement, including all schedules and exhibits thereto.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in such statement:

Section 4.1 Organization; Standing. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, except, in the case of clause (ii), for such violations or defaults as would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.3 Governmental Approvals. Except for (i) any filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of The Nasdaq Global Select Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) any filings required under, and in compliance with other applicable requirements of, the Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.4 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no other business activities other than those relating to the Transactions.

Section 4.5 Availability of Funds. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other Transactions. Parent and Merger Sub have, and as of the Closing will have, access to cash, in the aggregate, sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and Designated Consideration and any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transactions, including all related fees and expenses.

Section 4.6 Intentionally Omitted.

Section 4.7 Intentionally Omitted.

Section 4.8 DGCL Section 203. None of Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries) are subject to any written “agreements, arrangements or understandings,” as such terms are used in Section 203 of the DGCL, as of the date hereof that relate in any way to the Company or the Transactions.

Section 4.9 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.10 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, litigations, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent or any of its Subsidiaries, threatened against Parent or any of its Subsidiaries or their respective properties and assets, other than any such suit, litigation, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award of or by any Governmental Authority, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 WARN Act. As of the date of this Agreement, neither Parent nor Merger Sub has taken any action that could reasonably be expected to result in an involuntary termination of a number of Company Employees after the Closing that would require the service of notice under the Worker Adjustment and Retraining Notification Act, as amended, or similar local laws prior to the Closing.

Section 4.12 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following execution of the Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.13 Non-Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim, other than a claim for fraud, against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents, representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that, assuming the condition set forth in Section 6.2(a) is satisfied, none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents, representatives, nor any other Person, has made or is making any warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 4.14 Investigation; No Other Company Representations or Warranties.

(a) Each of Parent and Merger Sub has conducted its own investigation of the Company and each Subsidiary of the Company and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and each Subsidiary of the Company and the electronic data room maintained by the Company in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub and their respective Affiliates possesses such knowledge of and experience in financial and business matters relating to owning and operating businesses similar to those of the Company and the Subsidiaries of the Company that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(b) Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions, other than fraud in connection therewith.

Section 4.15 Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.16 Capitalization.

(a) The authorized capital stock of Parent consists of 7,000,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on May 14, 2012 or, in the case of clause (iii) of this Section 4.16(a), May 4, 2012 (the “Parent Capitalization Date”), (i) 3,407,751,528 shares of Parent Common Stock were issued and outstanding, (ii) 1,172,224,886 shares of Parent Common Stock were held by Parent in its treasury, (iii) 350,599,335 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Options and Parent Restricted Stock Units under the Parent Stock Plans and (iv) no shares of Parent Preferred Stock were issued or outstanding.

(b) Except as described in this Section 4.16, as of the Parent Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of Parent, being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of Parent. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Parent Capitalization Date, neither Parent nor any of its Subsidiaries has (1) issued any Parent Securities or incurred any obligation to make any payments based on the price or value of any Parent Securities or dividends paid thereon or revenues, earning or financial performance or any other attribute of Parent, other than pursuant to the Parent Options or Parent Restricted Stock Units referred to above that were outstanding as of the Parent Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(c) Parent Common Stock constitutes the only outstanding class of securities of Parent or its Subsidiaries registered under the Exchange Act.

Section 4.17 Parent SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2010, Parent has filed with or furnished to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review. None of Parent’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Parent SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in accordance with GAAP (except as may be indicated therein or in the notes thereto). Since January 1, 2010, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

Section 4.18 Absence of Certain Changes. Since February 3, 2012 through the date of this Agreement, there has not been any event, change or occurrence that, individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on Parent.

Section 4.19 Ownership of Company Common Stock. Prior to the date hereof (and without giving effect to the execution and delivery of the Voting Agreement), neither Parent nor Merger Sub, alone or together with any other Person, was at any time during the last three (3) years an “interested shareholder” within the meaning of Section 203 of the DGCL.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) Except as required by applicable Law or expressly required by this Agreement or as described in Section 5.1(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to carry on its business in all material respects in the ordinary course consistent with past practice. To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees and other Persons with whom the Company or its Subsidiaries have business relationships, assets, rights and properties. Without limiting the generality of the foregoing, and except as required by applicable Law or as expressly required by this Agreement or as described in Section 5.1(a) of the Company Disclosure Letter, during such period, the Company shall not, and shall not permit any of its

Subsidiaries to, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interest, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock or other equity or voting interest; provided that the Company may issue shares of Company Common Stock as required to be issued upon exercise or settlement of Options or other equity rights or obligations under the Company Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interest, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interest, except (x) pursuant to written commitments in effect as of the date hereof only from former employees or directors in connection with any termination of services to the Company or any of its Subsidiaries or (y) in connection with withholding to satisfy Tax obligations with respect to Options or Restricted Stock Units, acquisitions in connection with the forfeiture of equity awards under the Company Stock Plans, or acquisitions in connection with the net exercise of Options; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interest; or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interest, it being understood that nothing in this Section 5.1(a)(i) shall restrict or otherwise impact the Company’s ability to adopt a rights agreement, “poison pill” or similar agreement or plan, provided that any such agreement or plan shall not be applicable to the Merger;

(ii) enter into any collective bargaining agreement or similar agreement with a labor union or works council or modify, amend or waive any such collective bargaining or similar agreement to which the Company or any of its Subsidiaries is bound;

(iii) (A) incur, issue, modify, renew, syndicate or refinance any Indebtedness, except (x) any obligations for the deferred purchase price of property, goods or services to any Person incurred in connection with any acquisition permitted pursuant to Section 5.1(a)(vii), (y) capital contributions pursuant to any limited partnership agreements to which the Company or any Subsidiary is a party as of the date of this Agreement or as allowed to be entered into, or (z) minority investments not to exceed $2,000,000, individually, or $10,000,000, in the aggregate, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (C) make any loans, capital contributions or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company);

(iv) adopt or implement any stockholder rights plan, “poison pill” or similar arrangement or plan that is applicable to the Merger;

(v) sell or lease, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price, individually or in the aggregate, exceeds $10,000,000, except (A) dispositions of obsolete or worthless assets, (B) transfers among the Company and its Subsidiaries or (C) in the ordinary course of business;

(vi) make or authorize capital expenditures except (x) as budgeted in the Company’s current plan approved by the Company Board that was made available to Parent, (y) in the ordinary course of business consistent with past practice, or (z) such expenditures as do not exceed $2,000,000, individually, or $10,000,000, in the aggregate;

(vii) make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business, a material portion of the assets of any other Person, in each case for consideration in excess of $5,000,000, individually, or $15,000,000, in the aggregate;

(viii) (A) increase the compensation or benefits in respect of, any of its directors or executive officers, other than as required by the terms of any Company Plan or as required by applicable Law, (B) increase the salaries, wages or benefits of employees who are not executive officers or directors of the Company, other than (x) as required by the terms of any Company Plan, (y) as required by applicable Law, (z) in the ordinary course of business and consistent with past practice, or (aa) as the Company deems in its reasonable discretion to be necessary in order to compensate such employee at a level consistent with market practice, (C) enter into any severance, change-in-control, retention, employment or other agreement with any employee, director or independent contractor or grant any new right or award under any Company Plan, other than (I) the payment of severance (excluding any equity acceleration) in the ordinary course of business and consistent with past practice in accordance with the terms of the Company’s existing severance arrangements and/or policy as of the date hereof and (II) severance agreements excluding any severance agreement with any employee who, as of the date of this Agreement, is a participant in the Company’s Change in Control Severance Plan: (1) with no more than 100 employees of the Company that are effective for a period not to exceed 12 months, (2) that provide for the payment of severance benefits that do not exceed an aggregate amount equal to one year’s base salary, (3) that together provide for an aggregate severance benefit of no more than $20,000,000 assuming all beneficiaries of such agreements are paid in full and (4) that provide for the payment of severance benefits only upon the termination of such employee’s employment without cause or the resignation of such employee as a result of the reduction of such employee’s base salary, (D) establish, adopt, terminate or amend any Company Plan or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof, other than as required by Law; (E) take any action to fund the payment of compensation or benefits under any Company Plan (unless required by the terms of any Company Plan); (F) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Company Plan; or (G) extend an offer of employment to, or hire, any candidate for a senior vice president or more senior position, or any employee with an annual base salary in excess of $175,000; provided that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements (in each case in the ordinary course of business consistent with past practice) plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(ix) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by applicable Law, including without limitation a change in GAAP;

(x) (A) modify, amend, terminate or waive in a manner that is adverse to the Company any rights under any material provision of a Material Contract other than in the ordinary course of business, (B) enter into any Contract, which if entered into prior to the date hereof would have been a Material Contract, other than in the ordinary course of business or (C) enter into any new Contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby (except as set forth in Section 5.1(a)(vii));

(xi) amend the Company Charter Documents or organizational documents of any Subsidiary, other than (A) Subsidiaries acquired after the date of this Agreement or (B) in accordance with Section 5.1(a)(xiii), and it being understood that nothing in this Section 5.1(a)(xi) shall restrict or otherwise impact the Company’s ability to adopt a rights agreement, “poison pill” or similar agreement or plan, provided that any such agreement or plan shall not be applicable to the Merger;

(xii) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Intellectual Property right owned by the Company or any Subsidiary that is material to the conduct of the business of the Company or any Subsidiary, or enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use or ownership of any such Intellectual Property;

(xiii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than among wholly-owned Subsidiaries);

(xiv) grant (A) any Lien (other than Permitted Liens) in any of its material assets, or (B) any Encumbrance (other than Permitted Encumbrances) in any of the Company Real Property;

(xv) fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(xvi) pay, discharge, settle or compromise any pending or threatened Action which (A) requires payment to or by the Company or any Subsidiary of the Company (exclusive of attorney’s fees) in excess of $5,000,000 in any single instance or in excess of $10,000,000 in the aggregate, (B) involves injunctive or equitable relief or restrictions on the business activities of the Company or any of its Subsidiaries, or (C) involves the issuance of Company Securities or equity or voting interests in any Subsidiary of the Company;

(xvii) except as required by Law, (a) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; (b) make, change or rescind any material Tax election; (c) settle or compromise any material Tax liability, audit claim or assessment; (d) intentionally surrender any right to claim for a material Tax refund; (e) file any amended Tax Return (other than to correct an identified error); (f) enter into any closing agreement or (g) waive or extend the statute of limitations in respect of any income or other material Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business; or

(xviii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Section 5.2 No Solicitation; Change in Recommendation.

(a) Intentionally Omitted.

(b) The Company shall and shall cause each of its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (collectively, “Representatives”) (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and request that any such Person promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Takeover Proposal from any Person or group of Persons, which Takeover Proposal did not result from any material breach of this Section 5.2, (A) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its

Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. Prior to taking any of the actions referred to in this Section 5.2(c), the Company shall notify Parent and Merger Sub that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.2(c).

(d) The Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal on a current basis and upon the request of Parent shall apprise Parent of the status of such Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2. If the Company Board receives a Takeover Proposal, then the Company shall promptly provide to Parent a redacted copy of such Takeover Proposal, which redacted copy shall include disclosure of the identity of the Person that submitted such Takeover Proposal, as well as the proposed price and material conditions.

(e) Except as expressly permitted by this Section 5.2(e) or Section 5.2(f), the Company Board shall not (i) (A) fail to recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”) or fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or in a manner adverse to Parent modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”), (iii) take any action pursuant to Section 7.1(d)(ii), or (iv) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal. Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Takeover Proposal not solicited in a manner that constitutes a material violation of this Section 5.2, or terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver, or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal, if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that in connection with the Takeover Proposal of any bidder (w) the Company has given Parent at least three business days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any financing commitments relating thereto (other than the same type of redactions permitted by Section 4.5 of the Insight Merger Agreement)), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement and the Voting Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement and the Voting Agreement proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above and the notice period shall have recommenced, except that the notice period shall be at least two business days; and provided, further that the Company has complied in all material respects with its obligations under this Section 5.2 and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.1 and the Company pays Parent the applicable Termination Fee in accordance with Section 7.3 prior to or concurrently with such termination.

(f) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to Parent, modify, the Company Board Recommendation (“Change of Recommendation”) if the Company Board has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, prior to taking such action, (x) the Company Board has given Parent at least three business days’ prior written notice of its intention to take such action, (y) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement and the Voting Agreement in such a manner that would obviate the need for taking such action, and (z) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement and the Voting Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Except to the extent provided in Section 5.2(d) or Section 5.2(e), nothing in this Section 5.2 shall prohibit the Company Board from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Company Board has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the Company Board of its fiduciary duties under applicable Law; provided that any disclosures (other than those made pursuant to clause (ii) of this Section 5.2(g)) permitted under this Section 5.2(g) that is not an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more; in each case, other than the Transactions.

(i) As used in this Agreement, “Superior Proposal” shall mean any written Takeover Proposal that the Company Board has determined, after consulting with the Company’s outside legal counsel and independent financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.3 Preparation of the Proxy Statement; Stockholders Meeting.

(a) Subject to Section 5.3(b), the Company, acting through the Company Board, shall take all actions in accordance with applicable Law, the Company Charter Documents and the rules of The Nasdaq Global Select Market to promptly and duly call, give notice of, convene and hold, subject to the time requirements of Section 5.3(b), a meeting of its stockholders (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.2, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies giving the Company Stockholder Approval and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the Company Charter Documents, the rules of The Nasdaq Global Select Market or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) As promptly as practicable and in no event later than fifteen (15) calendar days after the execution of this Agreement, the Company shall amend the Proxy Statement and file it with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company in writing the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent shall ensure that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or respond and shall include in such document or response comments reasonably proposed by Parent. The Company shall ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) unless, with respect to any action, another standard of performance is expressly provided for herein, take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the other party’s (with respect to Parent and Merger Sub) or parties’ (with respect to the Company) conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications, title affidavits (including non-imputation affidavits) and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (in the case of each of clause (i) and (ii), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are dealt with in Section 5.4(c) below). For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Prior to the Closing, the Company shall cooperate with Parent and use its, and shall cause its Subsidiaries to use their respective, reasonable best efforts to obtain executed payoff letters, lien terminations and instruments of discharge for the Indebtedness under or in connection with the agreements listed in Section 5.4 of the Company Disclosure Letter and to secure the release of Encumbrances securing such Indebtedness prior to or simultaneously with the Closing, subject to the payment of such amounts to the lenders in accordance with the provisions of such payoff letters.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that the restrictions of any state takeover statute or similar Law are not, and do not become, applicable to any of the Transactions and (y) if the restrictions of any state takeover statute or similar Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Law on the Transactions.

(c) Each party hereto agrees to make any required filings of Notification and Report Forms pursuant to the HSR Act and to make any other required filings or submissions with foreign antitrust or competition authorities with respect to the Transactions as promptly as practicable (and with respect to Notification and Report Forms pursuant to the HSR Act within fifteen (15) business days of the date hereof) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. Further, Parent agrees to promptly take any and all steps, and to cause each Subsidiary and controlled Affiliate of Parent to promptly take any and all steps, necessary to avoid or eliminate each and every impediment, including avoiding the commencement of any action to prohibit the Transactions, and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, including agreeing to sell, license, hold separate or otherwise dispose of any of their assets or business owned as of the date hereof, in whole or in part, or to conduct or limit any aspect of any of their assets or business in any specified manner, provided that the impacted assets and business generated revenues for the year ended December 31, 2011 not in excess of $200 million in the aggregate, so as to enable the parties to close the Transactions no later than the Outside Date; provided, however, nothing in this Section 5.4 shall permit the Company to agree to sell, license, hold separate or otherwise dispose of any assets or business of the Company or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries, in whole or in part, or to conduct or limit any aspect of their respective assets or business in any specified manner, or to permit the foregoing actions without the prior written consent of Parent; provided, further, nothing in this Section 5.4 shall obligate Parent or the Company or any of their respective Subsidiaries to agree to sell, license, hold separate or otherwise dispose of any assets or business of the Company or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries, in whole or in part, or to conduct or limit any aspect of their respective assets or business in any specified manner, or to permit the foregoing actions, in each case the effectiveness or consummation of which is not conditioned on the consummation of the Merger.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Authority in connection with the Transactions, other than “4(c) and 4(d) documents” as those terms are used in the rules and regulations under the HSR Act.

Section 5.5 Required Notice/Consultation. The Company shall provide any notice to or undertake any consultation with any employee representative required under any collective bargaining agreement or other agreement with a labor union, works council or like organization or applicable Law prior to the Closing.

Section 5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant thereto, and made in accordance with Section 5.2 and Article VII, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 5.7 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, waive the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. Without limiting the generality of this Section 5.7, from the date of this Agreement until the Effective Time, the Company will furnish to the Parent promptly after becoming available, (i) monthly financial statements, including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date, as it may prepare for management’s internal use, and (ii) any update of its outlook for the quarter or the balance of the fiscal year, as it may prepare for management’s internal use. Until the Effective Time, the information provided will be subject to the terms of the letter agreement, dated as of April 5, 2012, between the Company and Parent (as it may be amended from time to time, the “Confidentiality Agreement”).

Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions or any assets of the Company or any Subsidiary that are material to the ongoing operations of the Company or such Subsidiary in the ordinary course of business.

Section 5.9 Indemnification and Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification (and advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect, and Parent shall cause the Surviving Corporation and its Subsidiaries to maintain such rights to indemnification (and advancement of expenses) and exculpation provided in the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended (whether by merger, consolidation or otherwise), repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective

Time until six years from the Effective Time, Parent shall cause the Surviving Corporation to pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.9) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.9(a). Notwithstanding anything to the contrary contained in this Section 5.9(a) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 5.9(a) unless such settlement, compromise, consent or termination includes an unconditional release of such covered person from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee or such Indemnitee otherwise consents in writing to such settlement, compromise, consent or termination.

(b) The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.9 (each, a “Claim”) with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnitee; provided, however, that neither Parent nor the Surviving Corporation (i) shall be liable for any settlement effected without Parent’s written consent or (ii) shall be liable for the fees and expenses of more than one counsel in addition to any local counsel. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy (provided that Parent may substitute therefor policies, issued by reputable and financially sound insurers, of at least the same coverage and amounts containing terms and conditions which are no less favorable in any material respect) with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time; provided, however, that Parent shall not be obligated to make aggregate annual premium payments for such insurance to the extent such premiums exceed 300% of the current aggregate annual premium (such 300% threshold, the “Maximum Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate annual premium not to exceed the Maximum Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least two (2) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase, for an aggregate amount not to exceed six times the Maximum Premium, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.9(c) and the Surviving Corporation and Parent shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of their obligations thereunder.

(d) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her successors, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be required to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to those employees of the Company and its Subsidiaries who continue to be employed by the Parent and its Subsidiaries (individually, “Company Employee” and collectively, “Company Employees”) (i) annual base salary or base wages and short-term cash incentive compensation opportunities that are substantially comparable, respectively, to the annual base salary or base wages and short-term cash incentive compensation opportunities provided to Company Employees immediately prior to the Effective Time and (ii) benefits (excluding equity-based compensation) that are substantially comparable, in the aggregate, to such benefits (excluding equity-based compensation) provided to similarly situated employees of Parent and its Subsidiaries; provided, however, that nothing in this Agreement, express or implied, is intended to confer upon any Company Employee any right to continued employment for any period or shall prohibit the Parent or its Subsidiaries from terminating the employment of any Company Employee.

(b) For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan) under the employee benefit plans of Parent and its Subsidiaries in which Company Employees first become eligible to participate after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The Company shall take (or cause to be taken) all action necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain any such 401(k) Plan by providing the Company with written notice of such election (an “Election Notice”) at least ten days before the Closing Date. Unless Parent timely provides an Election Notice to the Company, the Company shall deliver to Parent prior to the Effective Time, evidence that the Company’s board of directors has validly adopted resolutions to terminate the 401(k) Plans (the form and substance of such resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date. Parent shall cause a plan intended to qualify under Section 401(k) of the Code to accept rollovers from any 401(k) Plan.

(d) Prior to the Closing, the Parent and the Company shall cooperate in good faith to develop appropriate communications to employees of the Company and its Subsidiaries. Prior to making any written or material broad-based oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the effect upon employment, compensation or benefit matters that will result as a consequence of the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute (or be construed as) the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Person (including for the avoidance of doubt any current or former employee or any other individual associated therewith) shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

Section 5.12 Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s knowledge, on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the Transactions, and no such settlement (relating to monetary amounts or relief and/or adverse disclosure) shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.13 SEC Filings. Prior to the Effective Time, the Company shall file with or furnish to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements with the SEC.

Section 5.14 Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two days prior to the Closing Date, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked or be revoked prior to the Effective Time.

Section 5.15 Insight Payment. In the event that the Termination Fee or Parent Expenses (each as defined in the Insight Merger Agreement) or both shall become due and payable pursuant to the terms of the Insight Merger Agreement, Parent agrees that it shall make, or has made, a loan to the Company documented by a promissory note in the form attached as Exhibit D hereto (together, the “Parent Loan”). The Parent Loan shall be funded by Parent on or after the date hereof and on or prior to the date on which such Termination Fee or Parent Expenses or both shall be due and payable by the Company in accordance with the terms of the Insight Merger Agreement. Upon the consummation of the Closing under this Agreement, the Parent Loan shall be forgiven. All amounts owing under the Parent Loan shall be immediately due and payable by the Company to Parent upon any termination of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained;

(b) Antitrust. The (i) waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any required approvals thereunder shall have been obtained and (ii) required approvals applicable to the Merger under Antitrust Law in each of the jurisdictions listed on Section 6.1(b) of the Company Disclosure Letter shall have been obtained;

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the Transactions shall have been filed or been obtained, without imposition of any conditions that would be material relative to the aggregate Merger Consideration, or occurred, as of the Effective Time, other than such authorizations, consents, orders or approvals, declarations or filings or expirations the failure of which to obtain, file or occur, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect; and

(d) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 3.3(a), (b) and (d) and 3.15 shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in (A) Sections 3.2(a), (b) and (c) and (B) Section 3.22, in each case without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all material respects (it being understood that any inaccuracy or inaccuracies shall not be deemed “material” for purposes of clause (A) of this Section 6.2(a)(ii) unless greater than $10,000,000 individually or in the aggregate) at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in Section 3.21, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all but de minimus respects at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) set forth in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.2(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct at and as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred, and be continuing, since the date of the Agreement.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where such failures to be so true and correct would not prevent consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub as to the effect of the preceding sentence.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before December 30, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; provided, further, however, that, if, on the Outside Date, either of the conditions to the Closing set forth in Section 6.1(b) or Section 6.1(c) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date may be extended to March 30, 2013 by written notice of either of the Company or Parent to the other party, and such date shall become the Outside Date for purposes of this Agreement, with further extension of the Outside Date available by mutual written consent of Parent and the Company;

(ii) if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement has been the principal cause or resulted in the failure to obtain the Company Stockholder Approval; or

(c) by Parent:

(i) if: (A) the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 5.2), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Company by the Outside Date, or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination (or, if earlier, the Outside Date); provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any of the conditions to Closing set forth in Section 6.1 or Section 6.3 not being satisfied; or (B) the Company shall have breached in any material respect its obligations under Section 5.2, which breach, if curable by the Company, shall not have been fully cured by the Company within ten (10) days following receipt by the Company of written notice of such breach (or, if earlier, the Outside Date); provided, that Parent must exercise the right to terminate pursuant to clause (B) of this Section 7.1(c)(i) prior to receipt of the Company Stockholder Approval; or

(ii) if: (A) the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) the Company Board shall have effected a Change of Recommendation; (C) the Company Board shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Board Recommendation, in each case, within ten business days following the public announcement of such Takeover Proposal and in any event at least two business days prior to the Company Stockholders Meeting; (D) the Company enters into a Company Acquisition Agreement; or (E) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing; provided that, with respect to Sections 7.1(c)(ii)(A), (B) or (C), or (E) as it relates to (A) – (C), Parent must exercise the right to terminate prior to receipt of the Company Stockholder Approval;

(d) by the Company:

(i) if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by Parent or Merger Sub by the Outside Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination (or, if earlier, the Outside Date); provided, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any of the conditions to Closing set forth in Section 6.1 or 6.2 not being satisfied; or

(ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if (A) the Company has complied in all material respects with the requirements of Section 5.2 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3.

(e) Any termination of this Agreement by the Company pursuant to this Section 7.1 shall be effective only upon the repayment to Parent in full of all amounts owing under the Parent Loan by or on behalf of the Company.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3, Article VIII, the expense reimbursement and indemnification provisions of Section 5.9(b), and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except the Company may have liability as provided in Section 7.3; provided, however, that nothing herein shall relieve Parent or Merger Sub from liability for a willful or intentional breach of its covenants or agreements set forth in this Agreement prior to such termination.

Section 7.3 Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made, proposed or communicated, have become publicly known and not have been withdrawn after the date hereof and prior to the Company Stockholders Meeting (or prior to the termination of this Agreement if there has been no Company Stockholders Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to such Takeover Proposal or any such Takeover Proposal is consummated; provided that for purposes of clause (C) of this Section 7.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii)(A) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii);

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay as directed by Parent the applicable Termination Fee (as defined below), by wire transfer of same day funds (w) in the case of Section 7.3(a)(iii)(A), within two business days after such termination, (x) in the case of Section 7.3(a)(iii)(B), within two business days following the delivery by Parent of an invoice therefor, (y) simultaneously with such termination if pursuant to Section 7.1(d)(ii) or (z) in the case of only Section 7.3(a)(i), two business days after the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion (for the avoidance of doubt other than in the case of the payment of a Termination Fee payable upon termination of this Agreement pursuant to Section 7.3(a)(iii)(B), which shall not relieve the Company of a subsequent obligation to pay a Termination Fee upon consummation of a Takeover Proposal pursuant to Section 7.3(a)(i)). As used herein, “Termination Fee” shall mean a cash amount equal to $59,205,761 or, in the case of Section 7.3(a)(iii)(B), a cash amount up to $5,000,000 in documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement. In the event that Parent shall receive full payment pursuant to this Section 7.3(a), the receipt of the applicable Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company and its Subsidiaries and any of their respective former, current or future executive officers, directors, partners, stockholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(a) shall limit the rights of Parent and Merger Sub under Section 8.8.

(b) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent commences an Action which results in a judgment against the Company, the Company shall pay Parent and Merger Sub their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the other instruments referred to herein, including the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Effective Time occurs the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time; and (ii) the provisions set forth in Section 5.9 of this Agreement, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.8 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Dell Inc.
One Dell Way, RR1–33
Round Rock, Texas 78682–8033
Attention:	Janet B. Wright
Facsimile:	(512) 283-9501

with a copy (which shall not constitute notice) to:

Dell_Corporate_Legal_Notices@Dell.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention:	Kenton J. King
Facsimile:	(650) 470-4570

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Allison R. Schneirov
Facsimile:	(212) 735-2000

If to the Company, to:

Quest Software, Inc.
5 Polaris Way
Aliso Viejo, CA 92656
Attention:	General Counsel
Facsimile:	(949) 754-8799

with a copy (which shall not constitute notice) to:

Potter Anderson & Corroon LLP
1313 N. Market Street, 6th Floor
Wilmington, DE 19801
Attention:	Mark A. Morton, Esq.
Facsimile:	(302) 778-6078

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention:	Charles K. Ruck
Facsimile:	(714) 755-8290

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the submission of Takeover Proposals or amendments thereto to the Company Board or other Special Committee.

“Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, officers, directors, consultants or other service providers (whether current, former or retired) or their dependents, spouses, or beneficiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, termination, severance, retention, change in control or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plans, programs, policies, agreements or arrangements that are required by applicable Law.

“Company Stock Plans” means the Company’s 1999 Stock Incentive Plan, the Company’s 2001 Stock Incentive Plan, the Company’s 2008 Stock Incentive Plan, the Aelita Software Corporation Omnibus Stock Option Plan, the Imceda Software, Inc. 2004 Stock Plan, the Vintela, Inc. 2003 Stock Option Plan, and the VKernel Corporation 2007 Equity Incentive Plan.

“Encumbrance” means any mortgage, deed of trust, lease, license (other than a non-exclusive license regarding Intellectual Property issued in the ordinary course of business), condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature.

“Environmental Laws” means any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws for the operation of the businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries (other than trade payables incurred in the ordinary course of business), (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Company or any of its Subsidiaries.

“Intellectual Property” means all intellectual property rights of any type or nature, however denominated, including, without limitation, (i) trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, and other indicators of source or origin (collectively, “Marks”), and all goodwill associated with the foregoing; (ii) writings, drawings, mask works, computer programs, data, databases, and all copyrights and protections for the foregoing, whether registered or unregistered; (iii) trade secrets and other confidential or non-public information having independent economic value from not being generally known and not readily ascertainable by proper means, including, without limitation in technology, inventions, discoveries, know-how, formulas, and processes; (iv) patents, patent applications, provisional applications, continuations, divisional, reissues, and reexaminations; (v) Internet Web sites, domain names, and applications or registrations therefor; and (vi) all rights to prosecute and perfect the same through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation, anywhere in the world.

“Knowledge” means, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed in Section 8.12 of the Company Disclosure Letter.

“Liens” means any pledges, claims, liens, licenses (other than any non-exclusive license regarding Intellectual Property issued in the ordinary course of business), charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means any effect, change, event, state of fact, development, circumstance or occurrence (whether or not constituting a breach of a representation, warranty, covenant or agreement set forth in this Agreement) that, individually or in the aggregate with all other effects, changes, events, circumstances, states of facts or developments, would or would reasonably be expected to (i) have a material adverse effect on the business, results of operations, or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) prevent or materially impair or delay, beyond the Outside Date the consummation of the Transactions, other than, in the case of clause (i), any effect, change, event, state of facts, development, circumstance or occurrence (A) generally affecting (1) the industry or industries in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes after the date of this Agreement in Law or in generally accepted accounting principles or in accounting standards, (2) the announcement or existence of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.3(c) and 3.4), (3) acts of war (whether declared or not declared), sabotage, terrorism, other hostilities or political conditions, or any escalation or worsening of any such events, (4) earthquakes, hurricanes, tornados or other natural disasters or force majeure events, (5) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement or expressly requested in writing by Parent or Merger Sub, (6) any change in the market price, or change in trading volume, of the capital stock of the Company, (7) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings or other financial measure in and of itself (for the avoidance of doubt, the exceptions in clauses (6) and (7) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure is a Material Adverse Effect), (8) any legal proceedings made or brought by any of the current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the Transactions (each as defined herein and as defined in the Insight Merger Agreement), (9) the announcement of any change in the Company’s current senior management, and (10) any item set forth in the Company Disclosure Letter; provided, however, that any effect, change, event, circumstance or occurrence referred to in clauses (A) or (B)(1), (3) or (4) shall be taken into account in determining whether or not there has been a Material Adverse Effect only to the extent that such effect, change, event, circumstance, state of fact or development does not adversely and disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry or industries in which the Company and its Subsidiaries operate (taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to the other participants in the industry or industries in which the Company and its Subsidiaries conduct their business and such participants’ affected businesses).

“Option Exchange Ratio” means an amount equal to the quotient obtained by dividing (i) the Merger Consideration by (ii) the Parent Common Stock Price.

“Owned Intellectual Property” means, (i) in the case of Software, all Owned Software, and (ii) in the case of all other Intellectual Property, all Intellectual Property owned by the Company or any of its Subsidiaries.

“Owned Software” means all Software for which rights to source code and related documentation are owned by the Company or any of its Subsidiaries.

“Parent Common Stock Price” means the average of the closing sales prices for a share of Parent Common Stock on The Nasdaq Global Select Market for the five consecutive trading days ending on and including the trading day that is the trading day prior to the Closing Date.

“Parent Stock Plans” means Parent’s Amended and Restated 2002 Long-Term Incentive Plan and any other equity plan sponsored or maintained by Parent pursuant to which Parent equity may be awarded or acquired.

“Parent Material Adverse Effect” means any effect that would individually or in the aggregate, prevent, materially impair or delay beyond the Outside Date the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Permitted Encumbrances” means, with respect to any parcel of real property, (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Company Real Property and (B) do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, which are not violated by the current use and operation of such real property.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, and (c) such other Liens, encumbrances or imperfections which arise in the ordinary course of business that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Registered Intellectual Property” means all Owned Intellectual Property registered, filed, or issued under the authority of, with, or by any Governmental Authority or domain name registrar, including all patents, utility models, industrial designs, registered copyrights, registered Marks, registered domain names, and all applications for any of the foregoing.

“Software” means computer software or firmware programs, modules, libraries, code, or other components, and documentation for the foregoing.

“Subsidiary” when used with respect to any party, means, other than any entity listed in Section 8.12 of the Company Disclosure Letter, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Unvested Option” means each Option outstanding and unexercised as of immediately prior to the Effective Time that is unvested and may not be exercised by the holder thereof prior to the Closing Date or on account of the Closing.

“Unvested Restricted Stock Unit” means each Restricted Stock Unit outstanding as of immediately prior to the Effective Time that is unvested and does not become vested on account of the Closing.

“Vested Option” means (i) each Option outstanding and unexercised as of immediately prior to the Effective Time that is vested and may be exercised by the holder thereof prior to the Closing Date or becomes vested on account of the Closing, and (ii) each Option outstanding and unexercised as of immediately prior to the Effective Time that is held by a non-employee director of the Company, whether or not vested at such time.

“Vested Restricted Stock Unit” means each Restricted Stock Unit outstanding as of immediately prior to the Effective Time that is vested prior to the Closing Date or becomes vested on account of the Closing.

The following terms are defined in the Section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
401(k) Plans	Section 5.11(c)
Action	Section 3.7
Agreement	Preamble
Antitrust Laws	Section 5.4(a)
Balance Sheet Date	Section 3.5(c)
Book-Entry Shares	Section 2.1(c)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(c)
Certificate of Merger	Section 1.3
Change of Recommendation	Section 5.2(f)
Claim	Section 5.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Preamble
Company Acquisition Agreement	Section 5.2(e)
Company Adverse Recommendation Change	Section 5.2(e)
Company Balance Sheet	Section 3.5(c)
Company Board	Recitals
Company Board Recommendation	Section 5.2(e)

Company Common Stock	Section 2.1
Company Disclosure Letter	Article III
Company Employee	Section 5.11(a)
Company Employees	Section 5.11(a)
Company Leases	Section 3.16(c)
Company Preferred Stock	Section 3.2(a)
Company Real Property	Section 3.16(c)
Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(c)
Company Stockholder Approval	Section 3.3(d)
Company Stockholders Meeting	Section 5.3(a)
Confidentiality Agreement	Section 5.7
Contract	Section 3.3(c)
Customers	Section 3.18
Designated Consideration	Section 2.4(b)
DGCL	Section 1.1
Dissenting Shares	Section 2.3
Dissenting Stockholders	Section 2.3
Effective Time	Section 1.3
Election Notice	Section 5.11(c)
Exchange Act	Section 3.2(d)
FCPA	Section 3.8(c)
Filed SEC Documents	Article III
Foreign Company Plan	Section 3.11(a)
Indemnitee	Section 5.9(a)
Indemnitees	Section 5.9(a)
Insight Limited Guaranty	Recitals
Insight Merger Agreement	Recitals
Insight Voting Agreement	Recitals
Laws	Section 3.8(a)
Material Contract	Section 3.17(a)
Maximum Premium	Section 5.9(c)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
New Plans	Section 5.11(b)
Old Plans	Section 5.11(b)
Option	Section 2.4(a)(i)
Outside Date	Section 7.1(b)(i)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Capitalization Date	Section 4.16(a)
Parent Common Stock	Section 2.4(c)
Parent Loan	Section 5.15
Parent Preferred Stock	Section 4.16(a)
Parent SEC Documents	Section 4.17(a)
Parent Securities	Section 4.16(b)
Paying Agent	Section 2.2(a)
Permits	Section 3.8(b)
Proxy Statement	Section 3.4
Representatives	Section 5.2(b)

Restraints	Section 6.1(d)
Restricted Stock Unit	Section 2.4(a)(ii)
RSU Vesting Event	Section 2.4(d)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 3.4
Securities Act	Section 3.2(e)
Smith Investors	Recitals
Special Committee	Recitals
Superior Proposal	Section 5.2(i)
Suppliers	Section 3.18
Surviving Corporation	Section 1.1
Takeover Proposal	Section 5.2(h)
Tax	Section 3.10(k)
Tax Returns	Section 3.10(k)
Termination Fee	Section 7.3(a)
Transactions	Recitals
U.S. Company Plan	Section 3.11(a)
Voting Agreement	Recitals

Section 8.13 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DELL INC.

By:	/s/ Christopher Kleiman
Name: Christopher Kleiman
Title: Vice President Corporate Development

DIAMOND MERGER SUB INC.

By:	/s/ Janet B. Wright
Name: Janet B. Wright
Title: VP and Assistant Secretary

QUEST SOFTWARE, INC.

By:	/s/ David Cramer
Name: David Cramer
Title: VP, General Counsel, Secretary

EXHIBIT A

FORM OF VOTING AGREEMENT

Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 2, 2012.

EXHIBIT B

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QUEST SOFTWARE, INC.

* * * * * * * *

ARTICLE I

The name of the corporation (the “Corporation”) is:

Quest Software, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, in the county of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company, in the county of New Castle.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”). Each holder of Common Stock shall be entitled to one vote for each share held. Common Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Common Stock.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors.

ARTICLE VI

Elections of directors need not be by written ballot.

ARTICLE VII

Section 7.1 The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 7.2 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

Section 7.3 Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII.

Section 7.4 The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

Section 7.5 Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

Section 7.6 No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) under Section 174 of the General Corporation Law of the State of Delaware; or

(d) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation as of the date first written above

EXHIBIT C

FORM OF AMENDED AND RESTATED BYLAWS

OF

QUEST SOFTWARE, INC.

* * * * * * * *

ARTICLE I

OFFICES.

The registered office of Quest Software, Inc., a Delaware corporation (the “Corporation”), shall be located in the State of Delaware and shall be at such address as shall be set forth in the Certificate of Incorporation (as the same may be amended from time to time, the “Certificate of Incorporation”). The registered agent of the Corporation at such address shall be as set forth in the Certificate of Incorporation. The Corporation may also have such other offices at such other places, within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time designate or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS.

Section 2.1 Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of any other business shall be held on such date and at such time and in such place, either within or without the State of Delaware, as may be designated by the Board of Directors, and set forth in the notice of such meeting. At the annual meeting any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by statute or the Certificate of Incorporation.

Section 2.2 Special Meetings. Special meetings of the stockholders for any purpose may be called at any time by the Board of Directors or the President, and shall be called by the President at the request of the holders of a majority of the outstanding shares of capital stock entitled to vote. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors and stated in the notice of such meeting. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 2.3 Notice of Meetings. Written notice of the time and place of any stockholders’ meeting, whether annual or special, shall be given to each stockholder entitled to vote thereat, by personal delivery, by electronic transmission in accordance with Section 232 of the Delaware General Corporation Law (the “DGCL”) or by mailing the same to him at his address as the same appears upon the records of the Corporation at least ten (10) days but not more than sixty (60) days before the day of the meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment. Such further notice, if any, shall be given as may be required by law.

Section 2.4 Quorum. Any number of stockholders, together holding at least a majority of the capital stock of the Corporation issued and outstanding and entitled to vote, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws.

Section 2.5 Adjournment of Meetings. If less than a quorum shall attend at the time for which a meeting shall have been called, the meeting may adjourn from time to time, by a majority vote of the stockholders present or represented by proxy and entitled to vote, without notice other than by announcement at the meeting until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned in like manner and for such time or upon such call as may be determined by a majority vote of the stockholders present or represented by proxy and entitled to vote. At any adjourned meeting at which a quorum shall be present, any business may be transacted and any corporate action may be taken which might have been transacted at the meeting as originally called.

Section 2.6 Voting List. The Secretary shall prepare and make, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote, arranged in alphabetical order and showing the address of each stockholder and the number of shares of each stockholder. Such list shall be open at the place where the election is to be held for said ten (10) days, for the examination by any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 2.7 Voting. Each stockholder entitled to vote at any meeting may vote either in person or by proxy, but no proxy shall be voted on or after three (3) years from its date, unless said proxy provides for a longer period. Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote shall at every meeting of the stockholders be entitled to one (1) vote for each share of stock registered in his name on the record of stockholders. Except as may provided by law, the Certificate of Incorporation, these Bylaws or any stock exchange or regulatory body applicable to the Corporation, each matter brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the votes of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter. Voting at meetings of stockholders need not be by written ballot.

Section 2.8 Record Date of Stockholders. The Board of Directors is authorized to fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purposes, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed as aforesaid.

Section 2.9 Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. An electronic transmission by a shareholder consenting to an action to be taken is considered to be written, signed, and dated for the purposes of this section if the transmission sets forth or is delivered with information from which the Corporation can determine that the transmission was transmitted by the shareholder and the date on which the shareholder transmitted the transmission. The date of transmission is the date on which the consent was signed. Consent given by electronic transmission may not be considered delivered until the consent is reproduced in paper form and the paper form is delivered to the Corporation at its registered office in this state or its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of shareholder meetings are recorded. Notwithstanding the foregoing limitations on delivery, consent given by electronic transmission may be delivered to the principal place of business of the

Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of shareholder meetings are recorded to the extent and in the manner provided by resolution of the Board of Directors of the Corporation. Any photographic, photostatic, facsimile, or similarly reliable reproduction of a consent in writing signed by a shareholder may be substituted or used instead of the original writing for any purpose for which the original writing could be used, if the reproduction is a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 2.10 Conduct of Meetings. The Chairman of the Board of Directors, or if there be none or if the Chairman is absent, the President shall preside at all regular or special meetings of stockholders. To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to stockholders to speak, governing all aspects of the conduct of such meetings.

ARTICLE III

DIRECTORS.

Section 3.1 Number and Qualifications. The Board of Directors shall consist initially of such number of directors as is set forth in the Statement of the Sole Incorporator, and thereafter shall consist of such number as may be fixed from time to time by resolution of the Board of Directors. The directors need not be stockholders.

Section 3.2 Election of Directors. The directors shall be elected by the stockholders at the annual meeting of stockholders.

Section 3.3 Duration of Office. The directors chosen at any annual meeting shall, except as hereinafter provided, hold office until the next annual election and until their successors are elected and qualify.

Section 3.4 Removal and Resignation of Directors. Except as set forth in the Certificate of Incorporation, any director may be removed from the Board of Directors, with or without cause, by the holders of a majority of the shares of capital stock entitled to vote, either by written consent or consents or at any special meeting of the stockholders called for that purpose, and the office of such director shall forthwith become vacant.

Any director may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President, any Vice President or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

Section 3.5 Filling of Vacancies. Except as otherwise set forth in the Certificate of Incorporation, any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, though less than a quorum; provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal; and provided, further, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase. Any person elected to fill a vacancy shall hold office, subject to the right of removal as hereinbefore provided, until the next annual election and until his successor is elected and qualifies.

Section 3.6 Regular Meetings. The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the annual meeting of the stockholders, provided a quorum of directors is present. Other regular meetings may be held at such times as may be determined from time to time by resolution of the Board of Directors.

Section 3.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, or by a majority of directors.

Section 3.8 Notice and Place of Meetings. Meetings of the Board of Directors may be held at the principal office of the Corporation, or at such other place as shall be stated in the notice of such meeting. Notice of any special meeting and, except as the Board of Directors may otherwise determine by resolution, notice of any regular meeting also, shall be mailed to each director addressed to him at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph, cable or other means of electronic transmission, or delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting of the stockholders and if a quorum is present.

Section 3.9 Business Transacted at Meetings, etc. Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

Section 3.10 Quorum. A majority of the Board of Directors at any time in office shall constitute a quorum. At any meeting at which a quorum is present, the vote of a majority of the members present shall be the act of the Board of Directors unless the act of a greater number is specifically required by law, the Certificate of Incorporation or these Bylaws. The members of the Board of Directors shall act only as the Board of Directors and the individual members thereof shall not have any powers as such.

Section 3.11 Compensation. Members of the Board of Directors shall not receive any stated salary for their services as directors, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

Section 3.12 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.13 Meetings Through Use of Communications Equipment. Members of the Board of Directors, or any committee designated by the Board of Directors, shall, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, have the power to participate in a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

ARTICLE IV

COMMITTEES.

Section 4.1 Committees. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers and perform such duties as shall be determined and specified by the Board of Directors in the resolution of appointment. Subject to the Certificate of Incorporation, any member of such a committee may be removed at any time, with or without cause, by the Board of Directors. Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors.

Section 4.2 Resignation. Any member of a committee may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President, any Vice President or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

Section 4.3 Quorum. A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.

Section 4.4 Record of Proceedings, etc. Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 4.5 Organization, Meetings, Notices, etc. A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agree upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise ordered by the Executive Committee, any notice of a meeting of such committee may be given by the Secretary of the Corporation or by the chairman of the committee and shall be sufficiently given if mailed to each member at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph, cable or other means of electronic transmission, or delivered personally or by telephone, not later than twenty-four (24) hours before the time at which the meeting is to be held.

Section 4.6 Compensation. The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE V

OFFICERS.

Section 5.1 Number. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may be appointed in accordance with the provisions of this Article V. The Board of Directors in its discretion may also elect a Chairman of the Board of Directors.

Section 5.2 Election, Term of Office and Qualifications. The officers, except as provided in Section 5.3, shall be chosen annually by the Board of Directors. Each such officer shall, except as herein otherwise provided, hold office until his successor shall have been chosen and shall qualify. The Chairman of the Board of Directors, if any, shall be a director of the Corporation, and should he cease to be a director, he shall ipso facto cease to be such officer. Except as otherwise provided by law, any number of offices may be held by the same person.

Section 5.3 Other Officers. Other officers, including a Chief Financial Officer, or one or more Vice Presidents, Assistant Secretaries, Treasurers or Assistant Treasurers, may from time to time be appointed by the Board of Directors, which other officers shall have such powers and perform such duties as may be assigned to them by the Board of Directors or the officer or committee appointing them.

Section 5.4 Removal of Officers. Any officer of the Corporation may be removed from office, with or without cause, by a vote of a majority of the Board of Directors.

Section 5.5 Resignation. Any officer of the Corporation may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or any Vice President or Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

Section 5.6 Filling of Vacancies. A vacancy in any office shall be filled by the Board of Directors or by the authority appointing the predecessor in such office.

Section 5.7 Compensation. The compensation of the officers shall be fixed by the Board of Directors, or by any committee upon which power in that regard may be conferred by the Board of Directors.

Section 5.8 Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, shall be a director and shall preside at all meetings of the stockholders and the Board of Directors, and shall have such power and perform such duties as may from time to time be assigned to him by the Board of Directors.

Section 5.9 President. In the absence of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders. The President shall have the power to call special meetings of the stockholders at any time. He shall be the Chief Executive Officer of the Corporation, and shall have the general direction of the business, affairs and property of the Corporation, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of President.

Section 5.10 Vice Presidents. The Vice President, or Vice Presidents if there is more than one, shall, subject to the direction of the Board of Directors, at the request of the President, or in his absence or in case of his inability to perform his duties from any cause, perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. The Vice Presidents shall also perform such other duties as may be assigned to them by the Board of Directors, and the Board of Directors may determine the order of priority among them.

Section 5.11 Secretary. The Secretary shall perform such duties as are incident to the office of Secretary, or as may from time to time be assigned to him by the Board of Directors, or as are prescribed by these Bylaws.

Section 5.12 Treasurer. The Treasurer shall perform such duties and have powers as are usually incident to the office of Treasurer, or which may be assigned to him by the Board of Directors, or as are prescribed by these Bylaws.

ARTICLE VI

CAPITAL STOCK.

Section 6.1 Issue of Certificates of Stock. Certificates of capital stock shall be in such form as shall be approved by the Board of Directors. They shall be numbered in the order of their issue and shall be signed by the Chairman of the Board of Directors, the President or one of the Vice Presidents, and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and the seal of the Corporation or a facsimile thereof shall be impressed or affixed or reproduced thereon; provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman of the Board of Directors, President, Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer may be a facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, have not ceased to be such officer or officers of the Corporation.

Section 6.2 Registration and Transfer of Shares. The name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him, the numbers of the certificates covering such shares and the dates of issue of such certificates. The shares of stock of the Corporation shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. A record shall be made of each transfer.

For purposes of clarification, the shares of the Corporation’s capital stock and any warrants, options, rights and other instruments or securities convertible into or giving the holder thereof the right to purchase or receive shares of capital stock of the Corporation shall be issued in registered form and not in bearer form.

The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates for stock and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

Section 6.3 Lost, Destroyed and Mutilated Certificates. The holder of any stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his legal representatives, to give the Corporation a bond, in such sum not exceeding double the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it by reason of the issue of such new certificate and against all other liability in the premises, or may remit such owner to such remedy or remedies as he may have under the laws of the State of Delaware.

ARTICLE VII

DIVIDENDS, SURPLUS, ETC.

Section 7.1 General Discretion of Directors. The Board of Directors shall have power to fix and vary the amount to be set aside or reserved as working capital of the Corporation, or as reserves, or for other proper purposes of the Corporation, and, subject to the requirements of the Certificate of Incorporation, to determine whether any part of the surplus or net profits of the Corporation, if any, shall be declared as dividends and paid to the stockholders, and to fix the date or dates for the payment of dividends.

ARTICLE VIII

MISCELLANEOUS PROVISIONS.

Section 8.1 Fiscal Year. The fiscal year of the Corporation shall begin on January 1st of each year and end on December 31st of that year, or such other period as the Board of Directors may fix by resolution.

Section 8.2 Corporate Seal. The corporate seal shall be in such form as approved by the Board of Directors and may be altered by the Board of Directors as necessary. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 8.3 Notices. Except as otherwise expressly provided, any notice required by these Bylaws to be given shall be sufficient if given by depositing the same in a post office or letter box in a sealed postpaid wrapper addressed to the person entitled thereto at his address, as the same appears upon the books of the Corporation, or by sending such notice via facsimile, telegraphing, cabling or other means of electronic transmission in accordance with Section 232 of the DGCL, the same to such person at such addresses; and such notice shall be deemed to be given at the time it is mailed, sent via facsimile, telegraphed, cabled or electronically transmitted.

Section 8.4 Waiver of Notice. Any stockholder or director may at any time (whether after or before the meeting or other event requiring the notice), by writing or by facsimile, telegraph, cable or other means of electronic transmission, waive any notice required to be given under these Bylaws, and if any stockholder or director shall be present at any meeting his presence shall constitute a waiver of such notice. Any waiver signed, or given by facsimile, telegraph, cable or other means of electronic transmission, by stockholders or directors constituting a quorum for the business to be transacted shall be binding on all stockholders or directors, as applicable.

Section 8.5 Use of Electronic Transmission. The Corporation is authorized to use “electronic transmissions” as defined in the DGCL to the full extent allowed by the DGCL, including, but not limited to, for purposes of notices, proxies, waivers, resignations, and any other purpose for which electronic transmissions are permitted

Section 8.6 Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall from time to time be designated by resolution of the Board of Directors.

Section 8.7 Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such bank or banks, trust companies or other depositories as the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, warrants and other orders for the payment of money that are payable to the order of the Corporation, may be endorsed for deposit, assigned and delivered by any officer of the Corporation, or by such agents of the Corporation as the Board of Directors, the President or any Vice President may authorize for that purpose.

Section 8.8 Voting Stock of Other Corporations. Except as otherwise ordered by the Board of Directors or the Executive Committee, the President or any Vice President or the Treasurer shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the stockholders of any corporation of which the Corporation is a stockholder and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting the President or any Vice President or the Treasurer or the holder of any such proxy, as the case may be, shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Corporation might have possessed and exercised if present. The Board of Directors or the Executive Committee may from time to time confer like powers upon any other person or persons.

Section 8.9 Indemnification of Officers and Directors. Without limiting the rights of any and all directors or officers of the Corporation (including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of this Corporation) pursuant to any contractual arrangement with the Corporation or otherwise, the Corporation shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of this Corporation, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.

ARTICLE IX

AMENDMENTS.

The Board of Directors shall have the power to make, rescind, alter, amend and repeal these Bylaws; provided, however, that the stockholders shall have power to rescind, alter, amend or repeal any bylaws made by the Board of Directors, and to enact bylaws which if so expressed shall not be rescinded, altered, amended or repealed by the Board of Directors. No change of the time or place for the annual meeting of the stockholders for the election of directors shall be made except in accordance with the laws of the State of Delaware.

EXHIBIT D

FORM OF PROMISSORY NOTE

Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 2, 2012.

Annex B

Execution Version

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 30, 2012 (this “Agreement”), among Quest Software, Inc., a Delaware corporation (the “Company”), Dell Inc., a Delaware corporation (“Parent”) and Vincent Smith (the “Executive”), the Vincent C. Smith Annuity Trust 2010–1, the Vincent C. Smith Annuity Trust 2010–2, the Vincent C. Smith Annuity Trust 2011–1 and the Teach A Man to Fish Foundation (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, the Company, Parent and Diamond Merger Sub Inc., a Delaware corporation (“Merger Sub”) propose to enter into an Agreement and Plan of Merger dated as of the date hereof in the form attached hereto (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof) providing for the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Voting Agreement, dated as of March 8, 2012, among the Stockholders and the Company, as amended, restated, supplemented or otherwise modified from time to time, including Amendment No. 1 to Voting Agreement, dated as of June 19, 2012, among such parties (the “Insight Voting Agreement”) has been terminated in accordance with its terms;

WHEREAS, as of the date hereof, the Stockholders are the record and/or beneficial owner of the number of shares of the Company common stock set forth on Schedule A attached hereto and have the voting and dispositive power in connection with the Merger with respect to such shares as set forth on Schedule A attached hereto (with respect to the Stockholders, such Stockholders’ “Existing Shares” and, together with any shares of the Company common stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholders’ “Shares”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and the Company have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

AGREEMENT

1. Agreement to Vote; Standstill; Etc.

(a) Agreement to Vote. Subject to the terms and conditions hereof, each Stockholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the Termination Date, at any meeting of the holders of Company common stock, however called, or in connection with any written consent of the holders of Company common stock, such Stockholder shall (x) appear at such meeting or otherwise cause all of such Stockholder’s Shares to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Company or Parent for written consent, if any, and (y) to the extent such Stockholder has the ability to do so as set forth on Schedule A attached hereto, vote (or cause to be voted) such Stockholder’s Shares (i) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and (ii) except as otherwise agreed to in writing in advance by the Company and Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Takeover Proposal (other than a Superior Proposal); (B) any other action involving the Company or its subsidiaries which has the effect of impeding, interfering with, delaying, postponing, or impairing (I) the ability of the Company to consummate the Merger on or prior to the Outside Date or (II) the Transactions or (C) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled on or prior to the Outside Date. Each such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote in any manner inconsistent herewith. Except as set forth in this Section 1, such Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

(b) Proxies. Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder’s Shares. By entering into this Agreement, subject to the last sentence of this Section 1(b), each Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a proxy appointing Lawrence P. Tu and Janet B. Wright collectively, but each with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present, vote, express consent or dissent with respect to such Stockholder’s Shares solely for the purposes set forth in Section 1(a) as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by each Stockholder pursuant to this Section 1(b) is, subject to the last sentence of this Section 1(b), irrevocable and is coupled with an interest, in accordance with Section 212(e) of the Delaware General Corporation Law, and is granted in order to secure such Stockholder’s performance under this Agreement and also in consideration of Parent entering into this Agreement and the Merger Agreement; provided, that each of the parties hereto acknowledges that the proxy granted by each Stockholder pursuant to this Section 1(b) relates to Existing Shares which are subject to liens, claims, security interests or other charges or encumbrances, arising with respect to the financing agreements secured in part by pledges of shares of Company common stock owned by the Stockholders, each of which shall be released no later than substantially contemporaneously with the consummation of the Merger following consultation with and in a manner reasonably acceptable to Parent. If, subject to the foregoing, any Stockholder fails for any reason to be counted as present, consent or vote such Stockholder’s Shares in accordance with the requirements of Section 1(a) (or anticipatorily breaches such section), then Parent shall have the right to cause to be present, consent or vote such Stockholder’s Shares in accordance with the provisions of Section 1(a). The proxy granted by Stockholder shall be automatically revoked upon the termination of this Agreement in accordance with its terms.

(c) Certain Permitted Actions. Notwithstanding anything to the contrary in this Agreement, (i) none of the provisions of this Agreement shall restrict the Executive from taking, or refraining from taking, any action solely in his capacity as director or officer of the Company; (ii) the obligations of the Stockholders set forth in Section 1(a) (other than clause (ii) of the first sentence thereof) and Section 1(b) shall not apply to any Takeover Proposal other than the Transactions as described in the Merger Agreement, whether or not such Takeover Proposal is deemed to be a Superior Proposal and (iii) the obligations of the Stockholders set forth herein are subject to the condition that the Merger Agreement not be amended, modified or waived by the parties thereto in any manner that could reasonably be expected to materially adversely impact the Stockholders, without the prior written consent of the Stockholders with respect to such amendment, modification or waiver.

(d) Standstill. Each Stockholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the Termination Date, such Stockholder shall not, and shall cause its respective affiliates or representatives acting on behalf of such Stockholder in taking such actions not to, in any manner, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or announce any intention to effect, cause, participate in or in any way assist, facilitate or encourage any other person (other than the other Stockholders, Parent or Merger Sub in connection with the Transactions) to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any acquisition of any securities (or beneficial ownership thereof) or rights or options to acquire any securities (or beneficial ownership thereof) of the Company other than engaging in (i) any disposition or transfer of the Shares by any Stockholder to any other Stockholder, to any member of the Executive’s immediate family (including his current or former spouse and their respective immediate families), to any entity, trust or foundation controlled by the Executive or for estate planning purposes or, in which case each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, (ii) any acquisition or exercise of options or other equity based compensation awarded to any Stockholder, pursuant to any option or equity based compensation adopted by the Board of Directors, in accordance with their respective terms and subject to applicable securities laws or (iii) actions no later than substantially contemporaneously with the consummation of the Merger to release the liens, claims, security interests or other charges or encumbrances, arising with respect to the financing agreements secured in part by pledges of shares of Company common stock owned by the Stockholders, following consultation with and in a manner reasonably acceptable to Parent. Each Stockholder shall immediately terminate, and shall cause its respective affiliates and representatives acting on behalf of such Stockholder to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any person with respect to a Takeover Proposal (other than the Merger and the transactions contemplated by the Merger Agreement).

(e) Appraisal and Dissenters’ Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal and dissenters’ rights relating to the Merger that such Stockholder may directly or indirectly have by virtue of the ownership of any shares of Company common stock.

(f) Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company, Parent, none of the Persons identified in Section 1(b) or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and neither the Company, Parent, the Persons identified in Section 1(b) nor or any other Person shall have any authority to direct the Stockholders in the voting or disposition of any of the Shares, except as otherwise provided in this Agreement.

(g) Encumbered Shares. Each Stockholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the Termination Date, it shall use its reasonable best efforts to obtain or maintain, as the case may be, the (i) right to vote, or cause to be voted, such Stockholder’s Shares in accordance with the provisions of Section 1(a) and (ii) right to grant or have granted, or to cause the applicable record holder to grant or have granted, the proxy granted pursuant to Section 1(b) so that the proxy holders thereunder shall have the right to cause to be present, consent or vote such Stockholder’s Shares in accordance with the provisions of Section 1(a), which efforts shall include obtaining confirmation from the financial institutions which entered into the financing agreements secured in part by pledges of shares of Company common stock owned by the Stockholders that such shares of Company common stock would not be loaned to any third parties or otherwise disposed of in any manner which would preclude any Stockholder from complying with its obligations under Section 1(a) or Section 1(b).

2. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company and Parent, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company and Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Shares. Such Stockholder’s Existing Shares are owned beneficially and/or of record by such Stockholder, as set forth on Schedule A attached hereto. Such Stockholder’s Existing Shares constitute all of the shares of Company common stock owned of record or beneficially by such Stockholder, and, except for such Stockholder’s Existing Shares, such Stockholder does not beneficially own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any securities convertible into Shares (other than pursuant to any option, stock award or similar compensation plan adopted by the Company). Such Stockholder has the voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement with respect to each of such Stockholder’s Existing Shares as set forth on Schedule A attached hereto, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement and the Merger Agreement (other than such liens, claims, security interests or other charges or encumbrances, arising with respect to the financing agreements secured in part by pledges of shares of Company common stock owned by the Stockholders, each of each which shall be released no later than substantially contemporaneously with the consummation of the Merger following consultation with and in a manner reasonably acceptable to Parent). As to the Existing Shares held of record by such Stockholder, such Stockholder has good and valid title to such Existing Shares, free and clear of all liens, claims, security interests or other charges or encumbrances (other than such liens, claims, security interests or other charges or encumbrances, arising with respect to the financing agreements secured in part by pledges of shares of Company common stock owned by the Stockholders, each of each which shall be released no later than substantially contemporaneously with the consummation of the Merger following consultation with and in a manner reasonably acceptable to Parent).

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Corporate Authorization; Validity of Agreement; Necessary Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders and Parent, constitutes valid and binding obligations of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Corporate Authorization; Validity of Agreement; Necessary Action. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate action or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement, and the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders and the Company, constitutes valid and binding obligations of Parent, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5. Further Assurances. From time to time, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier of the (a) Effective Time and (b) termination of the Merger Agreement in accordance with its terms (any such date shall be referred to herein as the “Termination Date”). Nothing in this Section 6 shall relieve any party of liability for breach of this Agreement prior to the termination of this Agreement pursuant to its terms.

7. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

8. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement executed and delivered by each of the respective parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 6.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to the Company:

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Attn: General Counsel

Fax: (949) 754–8799

with a copy to:

Potter Anderson & Corroon LLP

1313 N. Market Street, 6th Floor

Wilmington, DE 19801

Attn: Mark A. Morton

Fax: (302) 778–6078

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attn: Charles K. Ruck

Fax: (714) 755–8290

(ii)	If to any Stockholder, to:

Vincent C. Smith

5 Polaris Way

Aliso Viejo, CA 9265

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attn: R. Ronald Hopkinson

Fax: (212) 504–6666

(iii)	If to Parent, to:

Dell Inc.
One Dell Way, RR1–33
Round Rock, Texas 78682–8033
Attention:	Janet B. Wright
Facsimile:	(512) 283–0544

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:	Kenton J. King
Facsimile:	(650) 470-4570

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Allison R. Schneirov
Facsimile:	(212) 735-2000

10. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

11. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

12. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including that certain Voting Agreement dated June 1, 2009 by and between the Company and Vincent Smith and the Insight Voting Agreement, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement is intended to create a contractual relationship between each Stockholder, Parent and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among any of the parties hereto. Without limiting the generality of the foregoing, none of the Stockholders or Parent, by entering into this Agreement, intends to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with Parent or any shareholder of the Company.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14. Specific Performance; Remedies Cumulative. (a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

(b) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

16. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

17. Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto:

(i) consents to submit itself to the personal jurisdiction of the Chancery Courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement;

(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 9 or at such other address of which a party shall have been notified pursuant thereto;

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(vi) agrees to appoint an agent for service of process in Delaware.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

18. Negotiated Terms. The provisions of this Agreement are the result of negotiations between the parties. Accordingly, this Agreement shall not be construed in favor of or against any party by reason of the extent to which the party or any of his or its professional advisors participated in its preparation.

19. Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder’s capacity as the record and/or beneficial owner of the Shares and nothing in this Agreement restricts or limits any action taken by the Executive in his capacity as a director or officer of the Company, or any of his controlled affiliates (but not on his own behalf as a Stockholder) and the taking of any actions (or failure to act) in his capacity as an officer or director of the Company, or any of his controlled affiliates will not be deemed to constitute a breach of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Parent and each of the Stockholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

QUEST SOFTWARE, INC.

By:	/s/ David Cramer
	Name:	David Cramer
	Title:	VP, General Counsel & Secretary

IN WITNESS WHEREOF, the Company, Parent and each of the Stockholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

STOCKHOLDER

/s/ Vincent Smith
Vincent Smith

Vincent C. Smith Annuity Trust 2010-1

By:	/s/ Vincent Smith
	Name:	Vincent Smith
	Title:	Trustee

Vincent C. Smith Annuity Trust 2010-2

By:	/s/ Vincent Smith
	Name:	Vincent Smith
	Title:	Trustee

Vincent C. Smith Annuity Trust 2011-1

By:	/s/ Vincent Smith
	Name:	Vincent Smith
	Title:	Trustee

Teach a Man to Fish Foundation

By:	/s/ Vincent Smith
	Name:	Vincent Smith
	Title:	President

DELL INC.

By:	/s/ Christopher Kleiman
	Name:	Christopher Kleiman
	Title:	Vice President Corporate Development

SCHEDULE A

Common Stock
Holder	Number of Shares
Vincent C. Smith	24,942,346	*
Vincent C. Smith Annuity Trust 2010-1	355,749
Vincent C. Smith Annuity Trust 2010-2	266,811
Vincent C. Smith Annuity Trust 2011-1	1,275,000
Teach A Man To Fish Foundation	1,422,140

*	Includes 153,440 shares owned by Vincent C. Smith’s minor children and certain shares currently held in the name of Land Meets the Sea LLC, an entity owned by Vincent C. Smith which has been dissolved.

Annex C

June 29, 2012

Special Committee of the

Board of Directors

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Members of the Special Committee of the Board:

We understand that Quest Software, Inc. (“Quest” or the “Company”), Dell Inc. (the “Buyer”) and Diamond Merger Sub Inc., a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 21, 2012 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than shares owned by the Company as treasury stock or held by the Buyer, the Merger Sub or any direct or indirect wholly-owned subsidiary of the Buyer or the Company or as to which dissenters’ rights have been demanded in accordance with applicable law, will be converted into the right to receive $28.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law, provided that if required by applicable law, any description of or reference to Morgan Stanley or its opinion in such filing is reasonably acceptable to Morgan Stanley and its counsel. Our opinion does not address the underlying business decision of the Company to engage in the transaction contemplated by the Merger Agreement, or the relative merits of such transaction as compared to any strategic alternatives that may be available to the Company. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Michael F. Wyatt
Michael F. Wyatt Managing Director

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints                  and                 , or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Quest Software, Inc. (the “Company”) held of record by the undersigned on                 , 2012, at the Special Meeting of stockholders to be held at          a.m., local time, on                 , 2012, at                  or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF YOU PROPERLY TRANSMIT YOUR PROXY, BUT DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Electronic Voting Instructions:

Proxies submitted by the Internet or telephone must be received by                 , on                 , 2012.

Submit a proxy by Internet:	Submit a proxy by telephone:

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

The Board of Directors, acting on the unanimous recommendation of the Special Committee composed entirely of independent directors, unanimously recommends a vote “FOR” the adoption of the merger agreement, a vote “FOR” the non-binding compensation proposal and a vote “FOR” the adjournment of the Special Meeting, if necessary or appropriate.

1.	To adopt the Agreement and Plan of Merger (the “Merger Agreement”) with Dell Inc., a Delaware corporation (“Parent”) and Diamond Merger Sub Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.	☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:                 , 2012

Signature

Signature

Title(s)

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.